UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No.3)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 12, 2011

KRANEM CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-53563	02-0585306
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

560 S. Winchester Blvd., Suite 500
San Jose, CA 95128
(Address of principal executive offices)

(650) 319-6743
(Registrant's telephone number, including area code)

1840 Gateway Drive, Suite 200
 San Mateo, CA 94404
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[     ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 16, 2011, Kranem Corporation, or the Company, filed a Current Report on Form 8-K, or the Original Filing, with the Securities and Exchange Commission, or SEC, disclosing the consummation, on May 13, 2011, of a share exchange transaction with Xalted Holding Corporation, or Xalted Holding, a Delaware corporation, pursuant to which the Company acquired the wholly-owned subsidiary of Xalted Holding, Xalted Networks, Inc., a Delaware corporation, in exchange for the issuance to Xalted Holding of 2,326,844 newly issued shares of the Company’s common stock, and the cancellation of three convertible promissory notes issued by Xalted Holding in exchange for the issuance of shares of the Company’s common stock, to Imprenord ME, Empire Capital Partners, L.P. and Peter Richards, the holders of such notes.

The Company is filing this Current Report on Form 8-K/A: to amend the Original Filing in response to comments by the staff of the SEC in connection with its review of the Original Filing.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

In addition to historical information, this report contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF CERTAIN DEFINED TERMS

Except where the context otherwise requires and for the purposes of this report only, references to:

  the “Company,” “we,” “us,” and “our” are to the combined business of Kranem Corporation, a Colorado corporation, and its consolidated subsidiaries, Xalted Networks and Xalted Information;

  “Xalted Holding” are to Xalted Holding Corporation, a Delaware corporation, formerly known as Xalted Networks, Inc., which changed its name to Xalted Holding Corporation on March 14, 2011;

  “Xalted” is the combination of Xalted Networks and Xalted Information;

  “Xalted Networks” are to Xalted Networks, Inc., a Delaware corporation, incorporated on March 14, 2011;

  “Xalted Information” are to Xalted Information Systems (Pvt.) Ltd., an Indian company;

  “India” are to the Republic of India;

  “SEC” are to the Securities and Exchange Commission;

  “Securities Act” are to the Securities Act of 1933, as amended;

  “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Rupees” and “Rs.” are to the legal currency of India; and

   “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

MARKET DATA AND FORECAST

Unless otherwise indicated, information in this current report on Form 8-K concerning economic conditions and our industry is based on information from independent industry analysts and publications, as well as our estimates. Except where otherwise noted, our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and are based on such data and knowledge of our industry, which we believe to be reasonable.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 12-13, 2011, we entered into a Share Exchange Agreement and related agreements pursuant to which we agreed to acquire Xalted Networks, a Delaware holding company, and its operating subsidiary in India, Xalted Information, in exchange for the issuance of 35% of our outstanding stock to Xalted Holding, the parent corporation of Xalted Networks, the issuance of 45% of our outstanding stock to three investors who were convertible note holders of Xalted Holding, the forgiveness of $2,500,000 of Xalted Holding convertible debt which we acquired from the note holders, and the cancellation of 2,937,500 outstanding shares of our common stock held by three individuals. These transactions resulted in a change of control of Kranem Corporation.

We originally accounted for these transactions using the purchase method of accounting. On October 4, 2011, after consultation with our independent auditor, De Joya Griffith & Co. LLC, or De Joya, and other financial and legal advisors, our board adopted resolutions to reclassify these transactions as a reverse recapitalization. Reverse recapitalizations are often referred to as “reverse acquisitions,” which in substance are capital transactions, rather than acquisition transactions, under the business combination rules of accounting. The accounting for a reverse recapitalization is equivalent to the issuance of stock by a private company for the net monetary assets of a non-operating public company accompanied by a recapitalization. The historical financial statements disclosed in any filing with the SEC are those of the private company, which is treated as the continuing reporting entity.

We describe these transactions, or the Transactions, immediately below.

Our Acquisition and Cancellation of $2,500,000 in Xalted Holding Debt Represented by the Notes

A part of the Transactions was our acquisition and subsequent cancellation of convertible notes issued by Xalted Holding. Those notes, or the Notes, were issued by Xalted Holding to three of its existing investors in November 2010. The total principal amount of the Notes was $2,500,000. The investors purchasing the Notes were Imprenord ME (principal amount $1,750,000), Empire Capital Partners, L.P. ($500,000), and Peter J. Richards ($250,000). Imprenord ME is a private equity fund organized in Dubai and was at the time of the issuance of the Notes, and still is, a 10.3% shareholder of Xalted Holding. Its investment decisions are made by Jeetendra Chauhan, the treasurer of Imprenord ME. Empire Capital Partners, L.P., or Empire Capital, is a limited partnership organized in Delaware and was at the time of the issuance of the Notes, and still is, a 15.7% shareholder of Xalted Holding. According to the Schedule 13G filed on July 1, 2011 by Empire Capital and its Affiliates, voting and investment authority with regard to the shares held by Empire Capital Partners, LP may be considered to be held by Empire Capital and its affiliates, including: Empire GP, LLC, or Empire GP, a Delaware limited liability company, which serves as the General Partner to Empire Capital and Empire Capital Management, LLC, or Empire LLC, a Delaware limited liability company, which serves as Investment Manager to Empire Capital as retained by Empire GP. Scott A. Fine and Peter J. Richards are the only Managing Members of Empire LLC and the only Managing Partners of Empire GP. As such, Mr. Fine and Mr. Richards may be considered as the persons having voting and dispositive powers over the other Empire entities, and thus, the shares held by Empire Capital.

Each of the Notes accrued interest at the lowest legal annual rate of interest, matured on March 31, 2011, and was convertible at the option of all the Note holders collectively into shares of Xalted Holding representing 40% of that company’s equity capital on a fully diluted basis. By Assignment of Note Agreements dated in April 2011, in anticipation of a closing of the Transactions, the Note holders agreed to assign their Notes to us in exchange for shares of the common stock to be issued to them in the Transactions, at the consummation of which the Notes would be cancelled. The May 6, 2011 termination date under the Assignment of Note Agreements was extended until the effective date of the Share Exchange Agreement entered into as a part of the Transactions by an Extension of Assignment of Note Agreements signed by the parties effective as of May 6, 2011.

The Assignment of Note Agreements provided the Notes would be transferred to us in exchange for a number of our shares to be set forth in the Share Exchange Agreement we were then negotiating with Xalted Holding, and that the Notes would be cancelled immediately upon issuance of the shares. The effect of this agreement was to relieve Xalted Holding of $2,500,000 of debt as partial consideration for our acquisition of its wholly owned subsidiary, Xalted Network. For their part, the Note holders were willing to exchange their right to demand cash payment of the Notes, or convert their Notes into equity in Xalted Holding, for an aggregate 45% interest in Kranem.

The Share Exchange Agreement

On May 12, 2011, we entered into a Share Exchange Agreement with Xalted Holding and Xalted Networks pursuant to which we agreed to acquire Xalted Networks from Xalted Holding in exchange for the issuance to Xalted Holding of 2,326,844 newly issued shares of our common stock representing 35% of our issued and outstanding common stock after the completion of the Transactions; the issuance of 2,99,656 newly issued shares of our common stock to the three Note holders, in proportion to the principal amounts of their Notes; the cancellation of the Xalted Holding debt represented by those Notes; and the repurchase and cancellation of a total of 2,937,500 shares of our common stock held by three individuals. Under the Share Exchange Agreement, the shares we agreed to issue to the Note holders were allocated as follows: 2,094,159 shares to Imprenord ME, 598,331 shares to Empire Capital, and 299,166 shares to Peter Richards. These shares would represent 31.4%, 9.0%, and 4.5%, respectively, of our issued and outstanding stock after the completion of the Transactions. The number of shares to be issued to the Note holders was arrived at, after negotiations, to result in an aggregate shareholding by the Note holders of 45% of our issued and outstanding stock immediately after the closing of the Transactions.

Our Repurchase and Cancellation of 2,937,500 Shares of Our Common Stock

On May 13, 2011, as further contemplated by the Share Exchange Agreement, we entered into separate agreements to repurchase and cancel a total of 2,937,500 shares of our common stock, 2,205,000 shares of which were held by Stephen K. Smith, then our President, sole director and controlling shareholder; 180,000 shares of which were held by Michael Grove, then our Secretary, Treasurer and Principal Financial Officer; and 552,500 shares of which were held by Andrea Brady, who had no relationship with us other than as a shareholder, in each case in consideration for the payment of $10 in cash. The number of shares to be repurchased and cancelled was agreed upon by the parties, after negotiations, to arrive at the final ownership percentages for Xalted Holding and the Note holders after the closing of the Transactions without repurchasing or cancelling shares held by members of the public.

Change of Control and Resulting Capital Structure

After the closing of the Transactions, our issued and outstanding shares would be held 35% by Xalted Holding, 31.5% by Imprenord ME, 18.5% by unaffiliated public shareholders, 9% by Empire Capital, 4.5% by Peter Richards, and less than 1% each by Stephen K. Smith, Michael Grove and Andrea Brady.

Changes to Our Board of Directors and Management

As a part of the Transactions, the parties agreed Michael Grove would resign from all positions held with us effective as of the closing of the transaction; Stephen K. Smith would resign from his position as our President effective as of the closing of the transaction, and as a member of our board of directors effective upon the tenth day following the mailing of a 14f-1 Notice to our shareholders, or June 4, 2011; Ajay Batheja would be appointed to our board of directors effective as of the closing; other individuals as might be designated by Xalted Holding would be appointed to our board effective upon the tenth day following the mailing of a 14f-1 Notice to our shareholders, or June 4, 2011; Ajay Batheja would be appointed as our Chief Executive officer effective as of the closing; and Edward Miller would be appointed as our Chief Financial Officer effective as of the closing. Ajay Batheja was then, and still is, a member of the board of directors and the CEO of Xalted Holding, and the CEO of Xalted Information. Edward Miller had no position with us, Xalted Holding or any affiliate of either prior to the closing. Since the closing, Luigi Caramico and V.R. Ranganath, both of whom are directors of Xalted Holding, have been appointed to our board of directors, effective as of the tenth day following the mailing of a 14f-1 Notice to our shareholders, or June 4, 2011. The security ownership of certain beneficial owners and management is set out below under Security Ownership of Certain Beneficial Owners and Management.

The foregoing description of the terms of the Share Exchange Agreement, Assignment of Note Agreements and Extension of Assignment of Note Agreement is qualified in its entirety by reference to the provisions of those Agreements, which are filed as Exhibits 2.1, 10.1 and 10.2, respectively, hereto.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On May 13, 2011, we completed the acquisition of the Notes and of Xalted Networks described in Item 1.01 above. These transactions resulted in a change of control of Kranem Corporation, which prior to the closing of the transactions was controlled by Stephen K. Smith. After the closing of the transactions, the holders of the Notes held directly 45% of our issued and outstanding stock and a further 9.1% indirectly through their combined shareholding of Xalted Holding, for total direct and indirect ownership interest of 54.1% . Xalted Holding held directly 35% of our issued and outstanding common stock. The remaining 20% was held by the shareholders of Kranem Corporation of record immediately before the closing of the transactions.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, we acquired Xalted Networks on May 13, 2011. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as we were immediately before the acquisition transaction disclosed under Item 2.01, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after the acquisition of Xalted Networks, except that information relating to periods prior to the date of the acquisition only relate to Xalted Networks unless otherwise specifically indicated.

DESCRIPTION OF BUSINESS

Business Overview

Xalted provides advanced software solutions that enable companies and public organizations, including governments and law enforcement agencies, to capture, manage and analyze structured and unstructured data to enhance business and operational performance and address security threats. The two principal markets that our software solutions address are the telecom security market and the homeland security market. Xalted includes law enforcement as part of the homeland security market. Our current and past geographic focus is on India and the surrounding countries in Asia, Africa, and the Middle East.

Our software products are developed internally. In some cases we incorporate software licensed from Oracle Corporation, BMC Corporation or other third-party suppliers specified by our customers. Our software is licensed to our customers and is not integrated with hardware products at the time of sale.

In the telecom security market, we provide four software modules that address different aspects of the telecom security market: revenue maximization, revenue assurance, fraud management and OSS/BSS (short for operations support systems and business support systems). The revenue maximization module allows a telecom service provider to identify trends in the usage of various services provided, so that it can tailor its service offering to maximize revenue. Revenue assurance locates potential users that are trying to use portions of the telecom service provider’s system capabilities without being a valid user of those services. The software module identifies illegal users, allowing the telecom service provider to take appropriate measures, generally comprised of locking the user out of a specific service or service package within the service network. The fraud management system module, or FMS, identifies a larger scale attempted use of the telecom service provider’s network by an individual or individuals who are not valid network users. The operations support systems, or OSS, and business support systems, or BSS, are business management tools that allow a telecom service provider to develop and deploy a new service offering more rapidly. The module automatically accounts for potential equipment limitations in the roll-out of a new service offering. The term OSS is commonly used to describe network systems dealing with the telecom network itself, as well as supporting processes such as maintaining network inventory, provisioning services, configuring network components and managing faults.

Our telecom security customers include major telecom companies and organizations in India, such as Bharat Sanchar Nigam Ltd., or BSNL, Mahanagar Telephone Nigam Limited, or MTNL, and the Centre for Development of Telematics, or CDOT, the telecom technology development center of the Government of India. BSNL is India’s oldest and largest communications service provider and one of its largest cellular service providers. It has footprints throughout India, except for the metropolitan cities of Mumbai and New Delhi, which are managed by MTNL. Telecom customers outside of India include Mozambique Cellular, or Mcel, Nepal Telecom, Nepal Satellite Telecom, Telecom Italia and Hutchison 3G.

In the homeland security market, our security solutions are used by governments and law enforcement agencies in their efforts to protect people and property and combat terrorism and crime. Our homeland security customers include the national Government of India and local and regional law enforcement agencies and bodies in India, such as the Anti-Terrorist Squads in Mumbai, Maharashtra and Goa, the STF or special task force in Uttarakand, and the Cyber Crime division of the Thane District Police.

Our sales consist of licenses of software, as well as, in some cases, service fees for installation, commissioning, testing, training and/or ongoing technical support for our software modules. The terms of our licenses with our customers vary widely, but typically include progress payments based on performance benchmarks and a final payment after commissioning, testing and acceptance by the customer.

Our corporate headquarters are located in San Jose, CA. We also have two operational centers in India. The telecom security operations group is located in Bangaluru, India. The homeland security operations are located in Mumbai, India. The Company’s sales offices are located in Delhi, India.

Our Corporate History and Background

Background and History of Kranem Corporation

We were incorporated in the State of Colorado on April 18, 2002 under the name Kranem Corporation. We previously offered high-quality office and office supply products to businesses, educational institutions, government agencies and individuals through our website, www.learningwire.com. We operated our business under our “Learningwire” trade name, which is registered with the Colorado Secretary of State. However, we ceased our online operations in January 2006 and from that time until the acquisition of Xalted Networks described below, we did not engage in any active operations, other than our search for a privately owned corporation to merge with or acquire.

Background and History of Xalted Networks and Xalted Information

Xalted Holding was originally established in Delaware in 1999 under the name “Xalted Networks, Inc.” On October 1, 2004, that company acquired 100% of Xalted Information pursuant to a Share Exchange and Restricted Stock Purchase Agreement executed with the owners of Xalted Information, Rajendra Manikonda and Pratap (Bob) Kondamoori. The Share Exchange and Restricted Stock Purchase Agreement is attached hereto as Exhibit 10.4 and incorporated into this current report on Form 8-K by reference. In 2004, Rajendra Manikonda was a director of Xalted Information and the managing director of that company. As of July 7, 2011, he no longer held any position with Xalted Information. In 2004, Pratap (Bob) Kondamoori was a board member of Xalted Information, a position he still holds.

In 2006, we were advised by our major customer that they favored dealing with companies majority-owned by Indian citizens. As such, Xalted Networks, now known as Xalted Holding, and Xalted Information determined that it would be advantageous for purposes of bidding on Indian government contracts if Xalted Information were owned of record at least in part by Indian citizens. Accordingly, the 2004 Share Exchange and Restricted Stock Purchase Agreement was amended effective as of February 16, 2006, to rescind the transfer of 30% of that equity, so that Xalted Networks, now known as Xalted Holding, would hold 70% of Xalted Information directly and of record, and the remaining equity would be held of record 7.53% by Rajendra Manikonda and 22.47% by Pratap (Bob) Kondamoori, both of whom are Indian citizens. We refer to the 30% of the equity of Xalted Information which was the subject of the 2006 amendment as the Rescinded Stock. The amendment gave Xalted Networks, now known as Xalted Holding, an option to purchase the Rescinded Stock from its holders, or the Holders, for a total price of US$1.00 when the parties agree in good faith that the relevant restrictions are no longer applicable; allowed the Holders to sell the Rescinded Stock only to Xalted Networks, now known as Xalted Holding when the parties agree in good faith that the relevant restrictions are no longer applicable; required the Holders to transfer to Xalted Networks, now known as Xalted Holding, any dividends or other distributions of any kind, including any liquidation proceeds, received by them from Xalted Information; and gave to Xalted Networks, now known as Xalted Holding, all voting rights associated with the Rescinded Stock. The voting and other rights of Xalted Networks, now known as Xalted Holding, with regard to the equity of Xalted Information are exercised by Xalted Networks, now known as Xalted Holding, acting through its board of directors and authorized executive officers. The amendment is attached hereto as Exhibit 10.5 and incorporated into this current report by reference.  As of the date hereof, to our knowledge, the relevant restrictions are still applicable and we are not aware of any indication that such restrictions will be removed anytime soon.

In 2006, pursuant to a Stock Purchase Agreement dated February 15, 2006, additional equity of Xalted Information, was issued to Rajendra Manikonda and Pratap (Bob) Kondamoori and made subject to the same terms as the Rescinded Stock. As a result, the equity owned by each of Rajendra Manikonda and Pratap (Bob) Kondamoori increased to 13.55% and 40.58% respectively and Xalted Network's equity decreased to 45.87% . This change was made to decrease the percentage ownership of Xalted Information in order to comply with record ownership requirements imposed by a major customer which was an agency of the government of India. The 2006 Stock Purchase Agreement is attached hereto as Exhibit 10.6 and incorporated into this current report by reference.

Xalted Networks, Inc. changed its name to “Xalted Holding Corporation” on March 14, 2011 and on March 16, 2011 transferred its 45.87% record ownership of Xalted Information, the beneficial ownership of the remaining 54.13%, and all of its rights on the equity in Xalted information to a new wholly-owned subsidiary, to which it had given its former name, Xalted Networks, Inc. This transfer is evidenced by a Transfer Agreement dated March 16, 2011, a copy of which is attached hereto as Exhibit 10.7 and incorporated into this current report by reference.

Thus, as of the date our acquisition of Xalted Networks, the entity that acquired its name from the entity now known as Xalted Holding, on May 12, 2011, Xalted Networks held 45.87% of Xalted Information directly and of record; the remaining equity was held 13.55% by Rajendra Manikonda and 40.58% by Pratap (Bob) Kondamoori for the benefit of Xalted Networks; and Xalted Networks had 100% voting control as well as other rights over the equity of Xalted Information.

The foregoing description of the term of the above agreements is qualified in its entirety by reference to the provision of these agreements which are filed as exhibits 10.4, 10.5, 10.6, and 10.7 respectively hereto.

Acquisition of Xalted Networks

On May 13, 2011, we executed agreements to acquire three convertible promissory notes issued by Xalted Holding, or the Notes, in exchange for the issuance of 2,094,159 newly issued shares of our common stock to Imprenord ME, the holder of a Note in the principal amount of $1,750,000; 598,331 newly issued shares of our common stock to Empire Capital Partners, L.P., the holder of a Note in the principal amount of $500,000; and 299,166 newly issued shares of our common stock to Peter Richards, the holder of a Note in the principal amount of $250,000. On May 13, 2011, we acquired the wholly-owned subsidiary of Xalted Holding, Xalted Networks, in exchange for the issuance to Xalted Holding of 2,326,844 newly issued shares of our common stock and the cancellation of the Notes. On the same date, we entered into agreements to repurchase and cancel 2,205,000 shares of our common stock held by Stephen K. Smith, 180,000 shares of our common stock held by Michael Grove, and 552,500 shares of our common stock held by Andrea Brady, in each case in consideration for a nominal payment in cash. The cancellation of these shares was agreed upon by the parties to arrive at the final ownership percentages for Xalted Holding and the Note holders without repurchasing or cancelling shares held by members of the public. The shares issued Xalted Holding and to the holders of the Notes constituted 35% (Xalted Holding), 31.5% (Imprenord ME), 9% (Empire Capital Partners, L.P.) and 4.5% (Peter Richards), of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

Upon the closing of the acquisition of Xalted Networks on May 13, 2011, Stephen K. Smith resigned from his position as our President, and as a member of our board of directors effective on June 4, 2011. Michael Grove resigned from all positions held with us effective as of the closing of the transaction. Ajay Batheja, a director and the CEO of Xalted Holding, and the CEO of Xalted Information, was appointed to our board of directors and as our Chief Executive Officer, and Edward Miller was appointed as our Chief Financial Officer, effective as of the closing. Luigi Caramico and V.R. Ranganath, both of whom are directors of Xalted Holding, were appointed to our board of directors effective as of June 4, 2011.

We now own all of the issued and outstanding capital stock of Xalted Networks. Xalted Networks is an investment holding company with no operations or liabilities, and together with its nominees, Pratap S. Kondamoori and Rajendra Manikonda, is the 100% owner of Xalted Information. As a result of the acquisition, we have assumed the business and operations of Xalted Networks and Xalted Information and we plan to change our name to “Xalted” to more accurately reflect our new business operations. See “Our Corporate Structure” below.

Our Corporate Structure

Immediately following the acquisition of Xalted Networks, all of our business operations were conducted through Xalted Information, which is wholly owned by Xalted Networks and its nominees, Pratap (Bob) Kondamoori and Rajendra Manikonda. The chart below presents our current corporate structure as of the closing of the acquisition of Xalted Networks:

As discussed in more details under “Recent Developments”, we have acquired the 100% equity in Alfa Sistemi Telemedia Srl and Adora ICT Srl, both of which are companies incorporated in Italy, effective in November 2011. As a result of such acquisitions, we also started to conduct business operations in Italy. The chart below presents our current corporate structure as of the closing of the acquisition of these Italian entities:

Our Industry

Telecom Security Solutions Market and Trends

We believe that the key trends driving demand for our telecom security solutions are:

Increasing revenue generation. Increasing the company’s revenue stream is the single greatest challenge in the telecom industry today. The telecom industry can improve most of its operating metrics by simply increasing revenue while controlling costs. The fastest method to increasing revenue is through its service and package offering to its users. The best possible revenue solution for the industry is to revise its service offering in such a manner, so that it requires minimal changes in the network but provides increased revenue generation. Inherently implied in this trend is that the existing revenue cannot be compromised, which is to say eliminate the potential for fraudulent use of the service providers network. To address this trend, Xalted has developed the two modules revenue maximization and revenue assurance.

Increased focus on productivity, operational performance and profitability. In today’s economy, companies are increasingly focused on improving productivity and increasing profitability by creating better-quality customer experiences and through achieving higher efficiencies across the enterprise. These objectives require organizations to better manage their customer, partner and employee relationships, analyze critical customer data, maximize the value of customer interactions and execute customer-focused business processes. Considering the high cost of acquiring new customers and the maturation of many industries, it is increasingly important to maximize revenue from the retention and continued satisfaction of current customers. Similarly, due to the high cost of upgrading the telecom network with new equipment and technologies is very expensive. Accordingly, the telecom industry would prefer to minimize capital costs while improving the overall performance of its network. The solution is have a system that can integrate new technologies and capabilities on top of the existing equipment and network capabilities or at a minimum replace the least amount of equipment possible for a new capability. To address the industry’s needs Xalted has developed its OSS/BSS software module. Within the OSS portion of the module exists tools that will allow the user to assess the networks capabilities in modifying legacy systems and equipment.

Heightened regulatory and compliance requirements and the need for dispute resolution. Compliance and regulatory pressures have increased for corporations and public organizations worldwide. These include both internal and external regulations, such as compliance and regulations that may be driven by accounting scandals (e.g., the Sarbanes-Oxley Act), security concerns (e.g., anti-money laundering legislation) and recent events in the financial industry (e.g., the increase in fraud attempts related to wire transfers). In addition, it is important to be able to eliminate and/or resolve communication disputes, such as between counterparties in a securities trade, in an efficient and definitive manner. Existing business intelligence and other IT solutions have addressed these growing challenges to some degree. However, institutions require improved solutions that not only provide better compliance and surveillance, but also more current, real-time information with increased operational visibility. Advanced FMS and OSS/BSS enable the reduction of the costs associated with ongoing compliance, improved customer service, while creating the required audit trail for regulatory purposes.

Homeland Security Solutions Market and Trends

We believe that terrorism and organized crime, which includes drug trafficking, and other security threats, combined with an expanding range of communication and information media, are driving demand for innovative security solutions that collect, integrate, and analyze information from voice, video, and data communications, as well as from other sources, such as private and public databases. We believe that the key trends driving demand for our homeland security solutions are:

Increasing complexity of communications networks and growing network traffic. Law enforcement and certain other government agencies are typically given the authority to intercept communication transmissions to and from specified targets for the purpose of generating evidence. National security and intelligence agencies intercept communications, often in massive volumes, for the purpose of generating intelligence and supporting investigations. We believe that these agencies are seeking technically advanced solutions to help them to keep pace with increasingly complex communications networks and the growing amount of network traffic.

Improved ease of use, processing capabilities and reduced size of handheld communication devices. The advent of advanced handheld technology devices such as the iPhone and Blackberry have increased the communication capabilities of both terrorists and organized crime organizations. These new devices can send and receive telephone calls, text messages, emails, data files, pictures, and videos. These devices can browse the Internet, store data and provide GPS information. These handheld devices have only increased the complexities for the law enforcement community, intelligence and national security agencies. These organizations are looking for solutions to be able to track terrorists/criminals and their communication devices. Counter terrorist agencies and law enforcement organizations are looking for solutions that allow them to monitor multiple communication mediums, store and process the complexity of information that has been obtained into a useable source of information for fact based decision making.

Growing demand for advanced intelligence and investigative solutions. Investigations related to criminal and terrorist networks, drugs, financial crimes, and other illegal activities are highly complex and often involve collecting and analyzing information from multiple sources. We believe that law enforcement, national security, intelligence, and other government agencies are seeking advanced solutions that enable them to integrate and analyze information from multiple sources and collaborate more efficiently with various other agencies in order to unearth suspicious activity, optimize investigative workflows, and make investigations more effective.

Emerging needs for holistic situational awareness and event management. The number and variety of physical security sensors is growing substantially, with public and private organizations deploying security systems, such as surveillance cameras and access control and intrusion detection sensors. Organizations, municipalities and governmental entities are struggling to eliminate the number of information silos created by deployment of redundant security systems. These silos limit the control room operators’ ability to gain a cohesive and unified picture of situations. The lack of unified solutions undermines the ability to take decisive actions; furthermore, the lack of adequate tools for sharing information in real time between the various field security personnel, emergency forces and law enforcement agencies, among others, can substantially prolong response time and reduce the probability of successful event mitigation.

Increased urbanization raises rates of crime and risks of terror attacks. Increased urbanization in both developed and developing countries results in higher rates of various types of crime (such as robbery, theft, murder and other assaults) and greater fears of terror attacks in city centers and other metropolitan areas and systems (such as mass transit). These growing concerns are driving large-scale security projects in these areas, aiming at improving the security of the citizens. These large-scale projects include installation and implementation of wide-scale security systems, which better synchronize and correlate multimedia data sources in order to assist law enforcement officials to detect and prevent crimes and terror attacks and investigate quickly in order to apprehend the suspects.

Our Competitive Strengths

We anticipate that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the telecom and homeland information security industries:

  We have established business relationships. We have established relationships with national and lower-level governments and law enforcement agencies, as well as major telecom companies. We have been working with the Government of India since 2006 to create homeland security solutions. As a result this collaboration, our InteliANALYZER solution was deployed in four metro areas in India. We also have established relationships with local and regional law enforcement agencies and bodies in India, such as the Anti-Terrorist Squads in Mumbai, Maharashtra and Goa, a special law enforcement task force in Uttarakand, and the Cyber Crime Division of Thane District Police. We have been able to build upon our established relationships in both the government and telecom sectors by obtaining introductions to potentially new customers/users of our products. In the government sector, as we roll-out our products to the state and local law enforcement agencies; we are opening new opportunities for additional product sales. In the telecom security sector, we have been providing OSS/BSS services to MTNL since 2004 and to BSNL since 2005. Other customers include Mcel, Nepal Telecom, Nepal Satellite Telecom, Telecom Italia and Hutchison 3G.

  We have developed highly scalable advanced solutions. We believe that the data capture, retention, and retrieval system that we have developed is one of the fastest, most secure, and scalable systems in the world. This system was initially developed to track the demanding requirements of wireless telecom operators, including Telecom Italia, Fastweb and Albacom (British telecom) for their billing systems. Because it was built with linear scalability in mind, with high retrieval rates, it turned out to be the perfect platform to supply the increasingly complex needs of Government clients, whose data needs are demanding.

  We have a broad portfolio of information security solutions. We have worked closely with our customers over the past three years and developed twenty-eight proprietary, configurable modules that deliver “out of the box” value for customers. Our solutions can be deployed stand-alone or collectively as part of a large-scale system to address the needs of our clients that require advanced, comprehensive solutions. Our homeland security solutions are designed to handle massive amounts of unstructured and structured information from different sources (including fixed and mobile networks, IP networks, and the Internet), can quickly make sense of complex scenarios and generate evidence and intelligence. These highly specialized, unique, domain expertise-filled modules have helped our clients foil or mitigate over ten terrorist plans in last two years.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  We plan to continue our penetration of the homeland information security market in India. We believe that our current penetration of the homeland information security market in India is less than 1% of its total market opportunity. Given our established business relationships, advanced product offerings and proven track record, we expect sustained growth in this market. We are currently negotiating an incremental $30 million agreement with the Government that we expect to close in the second half of 2011.

  We plan to continue to expand our market presence outside of India. We intend to continue expanding our existing relationships outside of India while creating new ones. We are currently in discussions with key agencies and governments in Nigeria, Sri Lanka, Nepal, and Oman to expand our homeland security business. We also plan to leverage our current relationships in other areas such as Italy and the Middle East to develop significant customer relationships over time.

  We plan to augment our organic grown with strategic acquisitions. We examine acquisition opportunities regularly as a means to add technology, increase our geographic presence or expand into adjacent markets. We hope to complete one such acquisition in the second half of 2011. Among our potential acquisition targets are a company with a complementary code base, which we believe will immediately add functionality to our platform and provide us with new customers and new channel partners. We are also looking at three other potential acquisition candidates that could provide the Company with both new products as well as new customers. All these potential acquisition targets are in the early stages of discussions.

Our Products

Telecom Information Security Solutions

We provide integrated, end to end, flexible and multi-purpose OSS/BSS solutions to telecom companies, which accelerate the order to bill cycle, reduce integration costs and minimize error rates. Our solutions automate all processes from order to cash for any service, on any technology. They are designed to support multiple services and technologies, both existing and evolving, and also support new content-based service components.

Following is a summary of our telecom security solutions:

Product	Purpose
Revenue Maximization

Revenue Maximization is an software solution that addresses the challenges faced by Communication Service Providers (“CSP”) at various stages in the development of their revenue-generation value proposition. Revenue Maximization empowers CSPs with real-time dynamic market information while designing new services and products, it also enables them with tools like market simulator and scenario modeling to predict and control the revenue outcome.

Revenue Assurance

Revenue Assurance is a flexible Revenue Assurance System, that allows traffic to be monitored, highlighting “anomalies”, which could indicate an incorrect use of service(s), providing a flexible environment for the control of suspicious events, and allowing an automatic interruption of specific services to be implemented, should a particular set of conditions arise.

Fraud Management

Fraud Management delivers a suite of fraud management solutions that empowers telcos to identify, capture and prevent fraudulent activities across their manifold of service offerings. Xalted’s fraud detection solutions are proven and benefiting our customers with powerful controls that ensure real-time monitoring, customer profiling and a comprehensive analysis across an extensive range of environments.

OSS/BSS	OSS/BSS software solutions reduce the time-to-market for new services while helping service providers control development and deployment costs. Xalted offers a complete suite of OSS/BSS solutions for managing complex networks ranging from Legacy systems to today’s next-generation services.

For the fiscal years ended December 31, 2010 and 2009, approximately 69.9% and 53.7%, respectively, of our revenues were generated from sales of our telecom security solutions.

Homeland Information Security Solutions

In the homeland security sector, we have developed our Actionable Intelligence System, or InteliCENTER. InteliCENTER is a sophisticated data analytics and monitoring platform for intelligence agencies that acquires, correlates and analyzes large volumes of structured and unstructured data received from varied information sources (such as telecommunications service providers, internet service providers, government agencies and other information systems) and provides actionable intelligence to proactively counter criminal activities. Unstructured data includes cross-channel analysis of phone calls, internet sessions, email, chat, instant messaging, video captured by closed circuit cameras and radio communications.

InteliCENTER empowers intelligence agencies with strategic, operational and tactical information to bring out unforeseen intelligence, which can lead to proactive measures to thwart any criminal activity endangering public safety. It helps intelligence agencies to gain insight into data by analyzing the data patterns, uncovering the links within the data, discern relationships, monitor target movements, etc. InteliCENTER can be customized to a significant extent to cater to the requirements of clients.

InteliCENTER was the Company’s first product to address the homeland security market needs. Since the development of InteliCENTER, we have developed three additional modules based upon the request of our customers.

Product	Purpose
InteliCENTER

InteliCENTER provides Law Enforcement and Intelligence Agencies with proactive monitoring of communication, transaction and events across domains, and draws intelligence from the information allowing authorities the ability to act in a timely manner. They also need to put proper strategies and processes in place to predict and prevent these criminal activities. InteliCENTER provides both the strategic and operational information required through real-time tactical analysis; thereby, empowering decision-makers with key data points to allow them to intelligently formulate their strategy to a given threat.

InteliCURATOR

InteliCURATOR acquires and analyzes a variety of disparate data sources. The data sources handled by the system come from a diverse spectrum such as communication detail records, government information systems (passport, visa, driving license, permits, ID cards etc.), law enforcement systems, public and private sensors and surveillance records, and various transaction records (banking, financial, medical, and travel, etc.). The data is gathered, processed, sorted, and stored per identity, so that a profile can be built on a suspect.

InteliANALYZER

InteliANALYZER conducts analysis of curated digital data and provides Law Enforcement and Intelligence Agencies with proactive intelligence. It allows the investigating agency and personnel to locate the hidden links to piece the puzzle together completing the picture of a planned criminal activity or terrorist threat. It offers focused investigative techniques for specific criminal activities and conducts real-time and historical analysis.

InteliSTRATEGIZER

InteliSTRATEGIZER produces configurable periodic reports for automatic pattern identification and recognition, social network analysis, trend analysis, dashboard monitoring, alarms and alerts to Law Enforcement Agencies. This software provides the data equipping Law Enforcement with the necessary information to detect suspicious activities in their early stages, allowing strategies to be developed based upon comprehensive situational awareness and knowledge driven insights to execute appropriate and timely tactical actions to avert the potential threat.

For the fiscal years ended December 31, 2010 and 2009, approximately 30.1% and 46.3%, respectively, of our revenues were generated from sales of our homeland security solutions.

Customer Service and Support

We offer a range of customer services, including implementation, training, consulting and maintenance to help our customers maximize their return on investment in our solutions. For the fiscal years ended December 31, 2010 and 2009, the fees that the Company received were less than 1% of total revenues. While we did double our customer service and support fees from 2009 to 2010; the fees are well below that of our competition and an area that we would like to significantly improve the revenue generation going forward.

Our solutions are implemented and installed by business units within our Indian subsidiary, which we sometimes refer to as our service organizations. Our implementation services include project management, system installation, and commissioning, including integrating our applications with our customers’ environments and third-party solutions. In some cases, we have agreements with third parties, such as IBM and Mahindra Satyam, a major Indian technology company, to act as suppliers or subcontractors on projects in which they are a prime or superior contractor. On occasion we certify their personnel to sell, install and support the software we provide. Customer training is provided at the customer site, at our training centers, or remotely through webinars. Our consulting services are designed to enable our customers to maximize the value of our solutions in their own environments.

We offer a range of customer maintenance support programs to our customers and resellers, including phone, Web, and email access to technical personnel up to 24 hours a day, 7 days a week. Our support programs are designed to ensure long-term, successful use of our solutions. We believe that customer support is critical to retaining and expanding our customer base. Our solutions are sold with a warranty of generally one year for hardware and 90 days for software. In addition, customers are typically provided the option to purchase maintenance plans that provide a range of services, such as telephone support, advanced replacement, upgrades when and if available, and on-site repair or replacement.

Our Customers

We sell our products In India and internationally. Historically, a small number of customers have accounted for a substantial portion of our revenue. Due to nondisclosure agreements with certain key customers, we cannot disclose the exact percentages that their sales would impact the Company As we target new markets, we expect that our customer composition as well as the identity and concentration of our top customers will change from period to period.

In the years ended December 31, 2010 and 2009, we derived approximately 67.7% and 75.2% of our revenue, respectively, from Indian customers, and approximately 32.3% and 24.8% of our revenue, respectively, from international customers.

For the year ended December 31, 2010, approximately 30% of our business was generated from contracts with various governments, including national, state, and lower-level government agencies. Some of the customer engagements on which we work require us to have the necessary security credentials or to participate in the project through an approved legal entity. In addition, because of the unique nature of the terms and conditions associated with government contracts generally, our government contracts may be subject to renegotiation or termination at the election of the government customer.

In 2010, our Indian subsidiary reported $2,260,000 in sales from the US market, which represented an intercompany receipt from its parent, Xalted Holding (then known as Xalted Networks, Inc.). The parent company had a similar amount of revenue from its customer, a company located in Sweden. The parent company’s financials were not presented in our report on Form 8-K. The work under the contract has been substantially completed. The resulting “loss” of this revenue in 2011 is not due to any corporate reorganization but rather to the completion of work under the contract. We do not anticipate any material impact on our future financial results since we anticipate new contracts to replace those under which work has been completed. This is reflected in the financial statements of Xalted Information, which in footnote 24 identify the sales from the US market; and in footnote 26 identify the same amount as relating to transactions with “holding company.”

The Company’s material customer contracts are with Ericsson, Satyam and an agency of the government of India being our end customers. The Company is not permitted to disclose its contract with an agency of the government of India based on Indian national security concerns.

  The material terms of the Ericsson agreement are: Xalted Information provides hardware, spare parts, software and support materials to Ericsson and provide maintenance services in exchange for service fees calculated based on the actual delivery of products, which totaled $853,000 and $2,564,000 in 2009 and 2010, respectively. The term of the agreement is until May 31, 2016.

  The material terms of the Satyam agreement are: Xalted Information provides supply of software and testing and integration services to Xalted Networks (which later became Xalted Holdings) through an inter-company arrangement with Xalted Networks, which would supply such products and services to Satyam, in exchange for service fees calculated based on actual delivery of products, which totaled $374, 000 and $337,000 in 2009 and 2010, respectively. The agreement with Satyam expires at the completion of services and becomes terminable upon material breach of a party. The foregoing description of the terms of the agreement with Satyam is qualified in its entirety by reference to the provisions of the Renewal Amendment No. 3 to the Agreement between Xalted Networks and Satyam, whose redacted copy is filed as Exhibits 10.8 hereto.

  The material terms of the agreement with the government of India are: On June 7, 2006 Xalted Information and government of India signed a seven year agreement to develop install and implement software for the government of India. The total value of the contract is approximately U.S. $10 million, which will be invoiced in approximately 25% increments based upon the attainment of certain thresholds. Through the fiscal year of 2010, approximately 50% of the contract had been fulfilled.

The first phase of the Company’s work for Ericsson has been completed, and the Company anticipates that the second phase of its work for this customer – ongoing support activities – will generate revenue of less than $1 million in 2011. The contract has not been terminated. The percent of our revenues for the interim period presented which were derived from this contract was 37.7% .

For a more detailed discussion of the risks associated with our government customers, see “Risk Factors—Risks Related to Our Business—We are dependent on contracts with governments for a significant portion of our revenue and these contracts also expose us to additional business risks and compliance obligations” and “—Indian and foreign governments could refuse to buy our homeland security solutions or could deactivate our security clearances in their countries thereby restricting or eliminating our ability to sell these solutions in those countries and perhaps influence other countries by such a decision.”

Sales and Marketing

We sell our software and services primarily through our direct sales teams and a small portion through our indirect channel, consisting mostly of resellers.

Each of our solutions is sold by trained, dedicated, regionally organized direct and indirect sales teams. Our direct sales teams are focused on large and mid-sized customers and, in many cases, co-sell with our sales agents. Our indirect sales teams are focused on developing and supporting relationships with our indirect channels, which provide us with broader market coverage, including access to their customer base, integration services, and presence in certain geographies and vertical markets. Our sales teams are supported by our internal implementation and installation specialists, who, during the sales process, determine customer requirements and develop technical responses to those requirements. While we sell directly and indirectly in both of our segments, sales of our telecom security solutions are primarily direct, and sales of our homeland security solutions is exclusively direct.

Research and Development

We continue to enhance the features and performance of our existing software solutions and to introduce new solutions through extensive software development activities, including the development of new software modules and features, as well as enhancements and customer requests to the Company’s existing software offering. We also offer consulting services, which allows us to evaluate and determine our customers’ needs and customize our software to meet those needs. In some instances, our customers will identify particular requirements that they have and we will customize our products to meet the particular requirements of our customers. We believe that our future success depends on a number of factors, which include our ability to:

  identify and respond to emerging technological trends in our target markets;

  develop and maintain competitive solutions that meet our customers’ changing needs and requirements;

  enhance our existing products by adding features and functionality to meet specific customer needs or differentiate our products from those of our competitors;

  constantly evaluate external opportunities to accelerate our product offering through key acquisitions of businesses, business units and technology licenses; and

  attract, recruit, and retain highly skilled and experienced employees.

To support these efforts, we make significant investments in research and development every year. In the years ended December 31, 2010 and 2009, we spent $1,002,980 and $999,050, respectively, on research and development. The cost of this research and development was built into the fees we charged our customers and to that extent was borne directly by our customers. We allocate our research and development resources in response to market research and customer demand for additional features and solutions. Our development strategy involves rolling out initial releases of our products and adding features over time. We incorporate product feedback received from our customers into our product development process. While our products are developed internally, in some cases, we also acquire or license technologies, products, and applications from third parties based on timing and cost considerations, and incorporate those in our products. We are not materially dependent on any such third party products or applications.

The Bidding Process for Government Contracts

The bidding process for our contracts is a multi-step process that generally requires months to complete due to various reviews and approvals occurring during the bidding process.

In over 50% of the contracts, the initial step is the purchaser will issue an RFI (Request for Information), which is simply to see if the potential vendors meet the basic requirements of capabilities and the availability of products or services to fulfill the contract. The second step is the purchaser issues a tender (a document) detailing the product or service requirements for the project and a list of specific information to be supplied by the potential vendors. The third step in the process is to pay the tender fee (generally a nominal amount of money), which allows the vendor to download a complete copy of the tender and so that the vendors can decide whether they wish to bid on the contract. Step four of the process, requires the vendor to review the tender and decide whether to participate or not. An additional challenge in step four is that most tenders now require a two-bid system where the vendor will have to submit both a Technical Bid and a Commercial Bid in separate envelopes or files. Step five, the vendor prepares and files the Technical Bid, which will require an “Earnest” money deposit, show you’re your company can fulfill the eligibility criteria. This generally requires furnishing all specified required information and documentation in the specified method as indicated in the tender. Only after the vendor has proven that they meet the Technical Bid requirements will their Commercial Bid be considered. Step six, the vendor prepares the Commercial Bid, which requires the vendor to quote a price for each item that the vendor has bid on in the tender. Step seven, the vendor submits the Bid within the deadline specified in the tender. Step eight is the Technical Bid evaluation, in which the purchaser opens the Technical Bids of all the submitting vendors at a predetermined time and evaluate each Technical Bid meets the requirements or not. Step nine is a product demonstration, which occurs approximately 50% of the time and is up to the purchaser whether it will be required or not. If step nine is required, the Purchaser will ask all qualified vendors to demonstrate their products' capability. Step ten the qualified Commercial Bids are opened and evaluated. The vendors are evaluated on the basis of both their technical capabilities and pricing. Step eleven, the purchaser will select a vendor and start the process to raise the purchase order for the products or services that it wants to order. If the tender requires multiple bids for several different products, the purchaser may select different vendors for different products and raise multiple purchase orders. In some instances, the purchaser may require a contract and a purchase order to be raised.

Intellectual Property

Our success depends, in part, on our ability to maintain and protect our proprietary technology and to conduct our business without infringing on the proprietary rights of others. We rely primarily on a combination of proprietary technology and trade secrets, as well as employee and third-party confidentiality agreements, to safeguard our intellectual property. Some of the software modules which we develop internally and license to our customers incorporate third-party software licensed from Oracle Corporation and BMC Software for that purpose. We are not materially dependent on the software from either vendor. If our customer prefers an alternative vendor, or if we were to determine for any reason to use the software of another vendor, we could do so without a material impact on our business.

We license certain software, technology, and related rights for use in the marketing of our software. We believe that our rights under such licenses and other agreements are sufficient for the marketing of our products and, in the case of licenses, extend for periods at least equal to the estimated useful lives of the related technology and know-how.

Our licenses are designed to prohibit unauthorized use, copying, and disclosure of our software technology. When we license our software to customers, we require license agreements containing restrictions and confidentiality terms customary in the industry in order to protect our proprietary rights in the software. These agreements generally warrant that the software and propriety hardware will materially comply with written documentation and assert that we own or have sufficient rights in the software we distribute and have not violated the intellectual property rights of others. We license our products in a format that does not permit users to change the software code.

We protect our trade secrets through confidentiality provisions of the employment contracts we enter into with our employees. In addition, our software engineers and programmers are generally divided into different project groups, each of which generally handles only a portion of the project software. As a result, no one software engineer or programmer generally has access to the entire design process and documentation for a particular product.

We cannot give any assurance that the protection afforded for our intellectual property will be adequate. It may be possible for third parties to obtain and use, without our consent, intellectual property that we own or are licensed to use. Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business. We may also be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. See “Risk Factors—Risks Related to Our Business—Our intellectual property may not be adequately protected,” “—Our products may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer” and —Reliance on or loss of third-party licensing agreements could materially adversely affect our business, financial condition, and results of operations.”

Our Competition

We face strong competition in all of our markets, and we expect that competition will persist and intensify. Our primary competitors are i2 Limited (U.K.), Narus, Inc., Verint Systems Inc., NICE Systems Ltd. (Israel), Septier Communication Ltd. (Israel), SS8 Networks, Inc., Visual Analytics Inc., and many smaller companies, which can vary across regions. Some of our competitors have superior brand recognition and greater financial resources than we do, which may enable them to increase their market share at our expense. Furthermore, we expect that competition will increase as other established and emerging companies enter markets and as new products, services, and technologies are introduced.

We believe that we compete principally on the basis of:

  product performance and functionality;

  product quality and reliability;

  breadth of product portfolio and interoperability;

  high-quality customer service and support;

  specific industry knowledge, vision, and experience; and

  price.

We believe that our success depends primarily on our ability to provide technologically advanced and cost-effective solutions and services. We expect that competition will increase as other established and emerging companies enter our market and as new products, services, and technologies are introduced. In recent years, there has also been significant consolidation among our competitors, which has improved the competitive position of several of these companies and enabled new competitors to emerge in all of our markets. See “Risk Factors—Risks Related to Our Business—Intense competition in our markets and competitors with greater resources than us may limit our market share, profitability, and growth” for a more detailed discussion of the competitive risks we face.

Employees

As of May 12, 2011, we had 151 employees, all of whom were full-time employees. The following table sets forth our employees by function.

Function	Number of Employees
Senior Management	5
Research and Development	116
Sales and Marketing	9
Human Resource & Administration	19
Accounting	3
TOTAL	151

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Regulation

Because most of our operations are in India, we are subject to national and local laws in India. This section summarizes the major regulations relating to our business.

Employment, Health and Safety Laws

We are subject to various labor, health and safety laws which govern the terms of employment of the our employees, their working conditions, the benefits available to them and the general relationship between our management and such employees. These include:

Industrial Disputes Act, 1947 (“IDA”)

The IDA seeks to preempt industrial tensions in an establishment and provide the mechanics of dispute resolution, collective bargaining and the investigation and settlement of industrial disputes between unions and companies. While the IDA provides for the voluntary reference of disputes to arbitration, it also empowers the appropriate government agency to refer disputes for compulsory adjudication and prohibit strikes and lock-outs during the pendency of conciliation proceedings before a board of conciliation or adjudication proceedings before a labor court.

Contract Labor (Regulation and Abolition) Act, 1970 (“CLRA”)

The CLRA was enacted to regulate the employment of contract labor. The CLRA applies to every establishment in which 20 or more persons are employed or were employed on any day of the preceding 12 months as contract labor. The CLRA vests the responsibility on the principal employer of an establishment to register as an establishment that engages contract labor. Likewise, every contractor to whom the CLRA applies must obtain a license and may not undertake or execute any work through contract laborers except in accordance with the license issued.

To ensure the welfare and health of contract labor, the CLRA imposes certain obligations on the contractor in relation to establishment of canteens, rest rooms, drinking water, washing facilities, first aid and other facilities and payment of wages. However, in the event the contractor fails to provide these amenities, the principal employer is under an obligation to provide these facilities within a prescribed time period.

Employee State Insurance Act, 1948 (“ESIA”)

The ESIA requires the provision of certain benefits to employees or their beneficiaries in the event of sickness, maternity, disability or employment injury. Every factory or establishment to which the ESIA applies is required to be registered in the manner prescribed under the ESIA. Every employee, including casual and temporary employees, whether employed directly or through a contractor, who is in receipt of wages up to Rs. 6,500 per month, is entitled to be insured under the ESIA. The ESIA contemplates the payment of a contribution by the principal employer and each employee to the Employee State Insurance Corporation.

Payment of Wages Act, 1936 (“PWA”)

The PWA regulates the payment of wages to certain classes of employed persons and makes every employer responsible for the payment of wages to persons employed by such employer. No deductions are permitted from, nor is any fine permitted to be levied on, wages earned by a person employed except as provided under the PWA.

Minimum Wages Act, 1948 (“MWA”)

The MWA provides for a minimum wage payable by employers to employees. Under the MWA, every employer is required to pay the minimum wage to all employees, whether for skilled, unskilled, manual or clerical work, in accordance with the minimum rates of wages that have been fixed and revised under the MWA. Workers are to be paid for overtime at overtime rates stipulated by the appropriate government. Contravention of the provisions of this legislation may result in imprisonment up to six months, a fine up to Rs. 500 or both.

Workmen’s Compensation Act, 1923 (“WCA”)

The WCA makes every employer liable to pay compensation if injury, disability or death is caused to a workman (including those employed through a contractor) due to an accident arising out of or in the course of his employment. If the employer fails to pay the compensation due under the WCA within one month from the date it falls due, the commissioner may direct the employer to pay the compensation amount along with interest and impose a penalty for non-payment.

Payment of Gratuity Act, 1972 (“PGA”)

Under the PGA, an employee who has been in continuous service for a period of five years is eligible for gratuity upon retirement or resignation. The entitlement to gratuity in the event of superannuation or death or disablement due to accident or disease, will not be contingent on an employee having completed five years of continuous service. The maximum amount of gratuity payable must not exceed Rs. 350,000.

An employee is said to be in “continuous service” for a certain period notwithstanding that his service has been interrupted during that period by sickness, accident, leave, absence without leave, lay-off, strike, lock-out or cessation of work not due to the fault to of the employee. The employee is also deemed to be in continuous service if the employee has worked (in an establishment that works for at least six days in a week) for at least 240 days in a period of 12 months or 120 days in a period of six months immediately preceding the date of reckoning.

Payment of Bonus Act, 1965 (“PBA”)

The PBA provides for the payment of a minimum annual bonus to all employees regardless of whether the employer has made a profit or a loss in the accounting year in which the bonus is payable. Under the PBA, every employer is bound to pay to every employee, in respect of the relevant accounting year, a minimum bonus equal to 8.33% of the salary or wage earned by the employee during the accounting year or Rs. 100, whichever is higher. If the allocable surplus, as defined in the PBA, available to an employer in any accounting year exceeds the aggregate amount of minimum bonus payable to the employees, the employer is bound to pay bonuses at a higher rate which is in proportion to the salary or wage earned by the employee and the allocable surplus during the accounting year, subject to a maximum of 20% of such salary or wage. Contravention of the provisions of the PBA by a company will be punishable by imprisonment for up to six months or a fine of up to Rs. 1,000, or both, against persons in charge of, and responsible to the company for, the conduct of the business of the company at the time of contravention.

Employees’ Provident Funds and Miscellaneous Provisions Act, 1952 (“EPFA”)

The EPFA creates provident funds for the benefit of employees in factories and other establishments. Contributions are required to be made by employers and employees to a provident fund and pension fund established and maintained by the Government of India. The employer is responsible for deducting employees’ contributions from the wages of employees and remitting the employees’ as well as its own contributions to the relevant fund. The EPFA empowers the Government of India to frame various funds such as the “Employees Provident Fund Scheme,” the “Employees Deposit-linked Insurance Scheme” and the “Employees Family Pension Scheme.”

Other Regulations

Land Acquisition Act, 1894 (“Land Acquisition Act”)

As per the provisions of the Land Acquisition Act, the central government or appropriate state government is empowered to acquire any land from private persons for ‘public purpose’ subject to payment of compensation to the persons from whom the land is so acquired. The Land Acquisition Act further prescribes the manner in which such acquisition may be made by the central government or the appropriate state government. Additionally, any person having an interest in such land has the right to object to such proposed acquisition.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

RISKS RELATED TO OUR BUSINESS

Our business is impacted by changes in general economic conditions and information technology spending in particular.

Our business is subject to risks arising from adverse changes in India and global economic conditions. Slowdowns or recessions around the world may cause companies and governments to delay, reduce, or even cancel planned spending. Customers who are facing business challenges or liquidity issues are also more likely to delay purchase decisions or cancel orders, as well as to delay or default on payments. If customers significantly reduce their spending with us or significantly delay or fail to make payments to us, our business, results of operations, and financial condition would be materially adversely affected. Moreover, as a result of recent economic conditions, like many companies, we engaged in significant cost-saving measures over the last two years. We cannot assure you that these measures will not negatively impact our ability to execute on our objectives and grow in the future, particularly if we are not able to invest in our business as a result of a protracted economic downturn.

If the pace of spending by the governments and security organizations is slower than anticipated, our homeland security business will likely be adversely affected.

The market for our homeland security solutions is highly dependent on the spending cycle and spending scope of the Government of India, as well as local, state and municipal governments and security organizations in international markets. We cannot be sure that the spending cycle will materialize as we expect and that we will be positioned to benefit from the potential opportunities, especially in light of the current unfavorable economic and market conditions.

Intense competition in our markets and competitors with greater resources than us may limit our market share, profitability, and growth.

We face aggressive competition from numerous and varied competitors in all of our markets, making it difficult to maintain market share, remain profitable, and grow. Even if we are able to maintain or increase our market share for a particular product, revenue or profitability could decline due to pricing pressures, increased competition from other types of products, or because the product is in a maturing industry.

Our competitors may be able to more quickly develop or adapt to new or emerging technologies, better respond to changes in customer requirements or preferences, or devote greater resources to the development, promotion, and sale of their products. Some of our competitors have, in relation to us, longer operating histories, larger customer bases, longer standing relationships with customers, greater name recognition, and significantly greater financial, technical, marketing, customer service, public relations, distribution, or other resources. Some of our competitors are also significantly larger than us and some of these companies have increased their presence in our markets in recent years through internal development, partnerships, and acquisitions. There has also been significant consolidation among our competitors, which has improved the competitive position of several of these companies and enabled new competitors to emerge in all of our markets. In addition, we may face competition from solutions developed internally by our customers. To the extent we cannot compete effectively, our market share and, therefore, results of operations, could be materially adversely affected.

Because price and related terms are key considerations for many of our customers, we may have to accept less-favorable payment terms, lower the prices of our products and services, and/or reduce our cost structure, including reducing headcount or investment in research and development, in order to remain competitive. Certain of our competitors have become increasingly aggressive in their pricing strategy, particularly in markets where they are trying to establish a foothold. If we are forced to take these kinds of actions to maintain market share, our revenue and profitability may suffer or we may adversely impact our longer-term ability to execute or compete.

In order to grow at the pace expected by management, we will require additional capital to support our long-term business plan. If we are unable to obtain additional capital in future years, we may be unable to proceed with our long-term business plan, and we may be forced to curtail or cease our operations.

We will require additional working capital to support our long-term business plan, which includes identifying suitable targets for horizontal or vertical mergers or acquisitions, so as to enhance the overall productivity and benefit from economies of scale. We expect to pursue acquisitions of, or investments in, businesses and assets in new markets, either within or outside the telecom security industry, that complement or expand our existing business. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers. We may not be able to obtain adequate levels of additional financing, whether through equity financing, debt financing or other sources. Additional financings could result in significant dilution to our earnings per share or the issuance of securities with rights superior to our current outstanding securities. In addition, we may grant registration rights to investors purchasing our equity or debt securities in the future. If we are unable to raise additional financing, we may be unable to implement our long-term business plan, develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures on a timely basis, if at all. In addition, a lack of additional financing could force us to substantially curtail or cease operations.

Our liquidity may be materially adversely affected by continuing constraints in the capital markets.

We must have sufficient sources of liquidity to fund our working capital requirements, service our outstanding indebtedness and finance investment opportunities. Without sufficient liquidity, we could be forced to curtail our operations or we may not be able to pursue promising business opportunities. The principal sources of our liquidity are funds generated from operating activities, available cash and cash equivalents, and borrowings under credit facilities and other debt financings. For the past several quarters, global financial markets have experienced diminished liquidity, constrained credit availability and volatility in securities prices. If our sources of liquidity do not satisfy our requirements, we may have to seek additional financing. The future availability of financing will depend on a variety of factors, such as economic and market conditions, the availability of credit and our credit ratings, as well as the possibility that lenders could develop a negative perception of us or the retail industry generally. If required, we may not be able to obtain additional financing, on favorable terms, or at all.

Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, we may not succeed in making additional acquisitions or be effective in integrating such acquisitions.

As part of our growth strategy, we have made and expect to continue to make acquisitions. We frequently evaluate the tactical or strategic opportunities available related to complementary businesses, products or technologies. The process of integrating an acquired company’s business into our operations and/or of investing in new technologies, may result in unforeseen operating difficulties and large expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business, and which may result in the loss of key customers and/or personnel and expose us to unanticipated liabilities.

Other risks commonly encountered with acquisitions include the effect of the acquisition on our financial and strategic position and reputation, the failure of the acquired business to further our strategies, the inability to successfully integrate or commercialize acquired technologies and achieve expected synergies or economies of scale on a timely basis, and the potential impairment of acquired assets. Further, we may not be able to retain the key employees that may be necessary to operate the business we acquire, and, we may not be able to timely attract new skilled employees and management to replace them. From time to time, we may also need to acquire complementary technologies, whether to execute our strategies or in order to comply with customer needs. There are no assurances that we will be able to acquire or successfully integrate an acquired company, business or technology, or successfully leverage such complementary technology in the market.

Moreover, there can be no assurance that the anticipated benefits of any acquisition or investment will be realized. Future acquisitions or investments could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to intangible assets, any of which could have a material adverse effect on our operating results and financial condition. There can be no assurance that we will be successful in making additional acquisitions or effective in integrating such acquisitions into our existing business. We may also compete with others to acquire companies, and such competition may result in decreased availability of, or increased prices for, suitable acquisition candidates. In addition, for possible commercial and economic considerations, we may not be able to consummate acquisitions that we have identified as crucial to the implementation of our strategy. We may not be able to obtain the necessary regulatory approvals, including those of competition authorities and foreign investment authorities, in countries where we seek to consummate acquisitions. For those and other reasons, we may ultimately fail to consummate an acquisition, even if we announce that we plan to acquire a company.

The industry in which we operate is characterized by rapid technological changes and evolving industry standards, and if we cannot anticipate and react to such changes our results may suffer.

The markets for our products are characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can exert pricing pressure on existing products and/or can render our existing products obsolete and unmarketable. It is critical to our success that, in all of our markets, we are able to:

  anticipate and respond to changes in technology and industry standards;

  successfully develop and introduce new, enhanced, and competitive products which meet our customers’ changing needs; and

  deliver these new and enhanced products on a timely basis while adhering to our high quality standards.

We may not be able to successfully develop new products or introduce new applications for existing products. In addition, new products and applications that we introduce may not achieve market acceptance. If we are unable to introduce new products that address the needs of our customers or that achieve market acceptance, there may be a material adverse impact on our revenue and on our financial results.

Because many of our solutions are sophisticated, we must invest greater resources in sales and installation processes with greater risk of loss if we are not successful.

In many cases, it is necessary for us to educate our potential customers about the benefits and value of our solutions because many of our solutions are not simple, mass-market items with which customers are already familiar. In addition, many of our solutions are sophisticated and may not be readily usable by customers without our assistance in training, system integration, and configuration. The greater need to work with and educate customers as part of the sales process and, after completion of a sale, during the installation process for many of our products, increases the time and difficulty of completing transactions, makes it more difficult to efficiently deploy limited resources, and creates risk that we will have invested in an opportunity that ultimately does not come to fruition. If we are unable to demonstrate the benefits and value of our solutions to customers and efficiently convert our sales leads into successful sales and installations, our results may be adversely affected.

Many of our sales are made by competitive bid, which often requires us to expend significant resources, which we may not recoup.

Many of our sales, particularly in larger installations, are made by competitive bid. Successfully competing in competitive bidding situations subjects us to risks associated with the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties and cost overruns, as well as making substantial investments of time and money in research and development and marketing activities for contracts that may not be awarded to us. If we do not ultimately win a bid, we may obtain little or no benefit from these expenditures and may not be able to recoup these costs on future projects.

Even where we are not involved in a competitive bidding process, due to the intense competition in our markets and increasing customer demand for shorter delivery periods, we must in some cases begin the implementation of a project before the corresponding order has been finalized, increasing the risk that we will have to write off expenses associated with potential orders that do not come to fruition.

The nature of our business and our varying business models may impact and make it difficult for us to predict our operating results.

It is difficult for us to forecast the timing of revenue from product sales because customers often need a significant amount of time to evaluate our products before a purchase, and sales are dependent on budgetary and, in the case of government customers, other bureaucratic processes. The period between initial customer contact and a purchase by a customer may vary from as little as a few weeks to more than a year. During the evaluation period, customers may defer or scale down proposed orders for various reasons, including:

  changes in budgets and purchasing priorities;

  reductions in need to upgrade existing systems;

  deferrals in anticipation of enhanced or new products;

  introduction of new products by our competitors; or

  lower prices offered by our competitors.

In addition, we have historically derived a significant portion of our revenue from contracts for large system installations with major customers and we continue to emphasize sales to larger customers in our product development and marketing strategies. The timing and scope of these opportunities are difficult to forecast, and the pricing and margins may vary substantially from transaction to transaction. As a result, our future operating results may be volatile and vary significantly from period to period.

Contracts for large installations are often with government agencies, state-owned companies and large industrial concerns and are awarded after published requests for proposals, or tenders, and the submission of written bids. The requests for proposals generally set out qualifications which must be satisfied by all bidders, determined on the basis of technical qualification submissions. If a bidder is determined to be qualified, then a subsequent bid is submitted including price and other terms of performance. Competing bids are examined and evaluated by the prospective customer and a winning bidder is chosen. The time required for this process varies but can take several months and even years on larger projects. Once work is commenced, the customer generally is invoiced according to contractual milestones, with the final payment due after commissioning, testing and acceptance by the customer.

All of our contracts with government customers are fully funded. While we have no single customer that is material to our total revenue, we do have many significant customers. The deferral or loss of one or more significant orders or customers or a delay in an expected implementation of such an order could materially adversely affect our segment operating results.

Under applicable accounting standards and guidance, revenue for some of our software and hardware transactions is recognized at the time of delivery, while revenue from other software and hardware transactions is required to be deferred over a period of years. To a large extent, this depends on the terms we offer to customers and resellers, including terms relating to pricing, future deliverables, and post-contract customer support . As a result, it is difficult for us to accurately predict at the outset of a given period how much of our future revenue will be recognized within that period and how much will be required to be deferred over a longer period.

We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are, to a large extent, fixed. As a result, we may not be able to sufficiently reduce our operating costs in any period to compensate for an unexpected near-term shortfall in revenue.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in the past two years as demonstrated by our growth in sales revenue from approximately $5.3 million in 2009 to $7.9 million in 2010. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

Our products may contain undetected defects which could impair their market acceptance and may result in customer claims for substantial damages if our products fail to perform properly.

Our products are complex and involve sophisticated technology that performs critical functions to highly demanding standards. Our existing and future products may develop operational problems. In addition, new products or new versions of existing products may contain undetected defects or errors. If we do not discover such defects, errors, or other operational problems until after a product has been released and used by the customer, we may incur significant costs to correct such defects, errors, or other operational problems, including product liability claims or other contract liabilities to customers. In addition, defects or errors in our products may result in claims for substantial damages and questions regarding the integrity of the products, which could cause adverse publicity and impair their market acceptance.

If the regulatory environment does not evolve as expected or does not favor our products, our results may suffer.

The regulatory environment relating to our solutions is still evolving and, in the homeland security market in particular, has been driven to a significant extent by legislative and regulatory actions, such as standards established by ETSI in Europe, as well as initiatives to strengthen security for critical infrastructure, such as airports. These actions and initiatives are evolving and are at all times subject to change based on factors beyond our control, such as political climate, budgets, and even current events. While we attempt to anticipate these actions and initiatives through our product offerings and refinements thereto, we cannot assure you that we will be successful in these efforts, that our competitors will not do so more successfully than us, or that changes in these actions or initiatives or the underlying factors which affect them will not occur which will reduce or eliminate this demand. If any of the foregoing should occur, or if our markets do not grow as anticipated for any other reason, our results may suffer. In addition, changes to these actions or initiatives, including changes to technical requirements, may require us to modify or redesign our products in order to maintain compliance, which may subject us to significant additional expense.

Conversely, as the telecommunications industry continues to evolve, state, federal, and foreign governments (including supranational government organizations such as the European Union) and industry associations may increasingly regulate the monitoring of telecommunications and telephone or internet monitoring and recording products such as ours. We believe that increases in regulation could come in a number of forms, including increased regulations regarding privacy or protection of personal information such as social security numbers, credit card information, and employment records. The adoption of these types of regulations or changes to existing regulations could cause a decline in the use of our solutions or could result in increased expense for us if we must modify our solutions to comply with these regulations. Moreover, these types of regulations could subject our customers or us to liability. Whether or not these kinds of regulations are adopted, if we do not adequately address the privacy concerns of consumers, companies may be hesitant to use our solutions. If any of these events occur, our business could be materially adversely affected.

Because we have significant foreign operations, we are subject to geopolitical and other risks that could materially adversely affect our business.

We have significant operations in foreign countries. The countries in which we have our most significant foreign operations include India, Nepal and Mozambique, and we intend to continue to expand our operations internationally. We believe our business may suffer if we are unable to successfully expand into new regions, as well as maintain and expand existing foreign operations. Our foreign operations are, and any future foreign expansion will be, subject to a variety of risks, many of which are beyond our control, including risks associated with:

  foreign currency fluctuations;

  political, security, and economic instability in foreign countries;

  changes in and compliance with local laws and regulations, including export control laws, tax laws, labor laws, employee benefits, customs requirements, currency restrictions, and other requirements;

  differences in tax regimes and potentially adverse tax consequences of operating in foreign countries;

  customizing products for foreign countries;

  legal uncertainties regarding liability and intellectual property rights;

  hiring and retaining qualified foreign employees; and

  difficulty in accounts receivable collection and extended collection periods.

Any or all of these factors could materially affect our business or results of operations.

We are dependent on contracts with governments for a significant portion of our revenue and these contracts also expose us to additional business risks and compliance obligations.

For the year ended December 31, 2010, approximately 30.4% of our business was generated from contracts with various governments, including federal, state, and lower-level government agencies. We expect that government contracts will continue to be a significant source of our revenue for the foreseeable future. Our business generated from government contracts may be materially adversely affected if:

  our reputation or relationship with government agencies is impaired;

  we are suspended or otherwise prohibited from contracting with the Indian or foreign government or any significant law enforcement agency;

  levels of government expenditures and authorizations for law enforcement and security related programs decrease or shift to programs in areas where we do not provide products and services;

  we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations, including those related to procurement;

  we are not granted security clearances that are required to sell our products to Indian or foreign governments or such security clearances are deactivated;

  there is a change in government procurement procedures; or

  there is a change in political climate that adversely affects our existing or prospective relationships or there is a change in strategy and all software is to be developed internally by government personnel.

In addition, we must comply with Indian and foreign laws and regulations relating to the formation, administration, and performance of government contracts. These laws and regulations affect how we do business with government agencies and may impose added costs on our business. Our government contracts may contain, or under applicable law may be deemed to contain, provisions not typically found in private commercial contracts, including provisions enabling the government party to:

  terminate or cancel existing contracts for convenience;

  suspend us from doing business with a foreign government or prevent us from selling our products in certain countries;

  audit and object to our contract-related costs and expenses, including allocated indirect costs; and

  unilaterally change contract terms and conditions, including warranty provisions, schedule, quantities, and scope of work, in advance of our agreement on corresponding pricing adjustments.

The effect of these provisions may significantly increase our cost to perform the contract or defer our ability to recognize revenue from such contracts. In some cases, this may mean that we must begin recording expenses on a contract in advance of being able to recognize the corresponding revenue. If a government customer terminates a contract with us for convenience, we may not recover our incurred or committed costs, receive any settlement of expenses, or earn a profit on work completed prior to the termination. If a government customer terminates a contract for default, we may not recover these amounts, and, in addition, we may be liable for any costs incurred by the government customer in procuring undelivered items and services from another source. Further, an agency within a government may share information regarding our termination with other agencies. As a result, our ongoing or prospective relationships with other government agencies could be impaired.

If our subcontractors fail to perform their contractual obligations, our ability to provide services and products to our customers, as well as our ability to obtain future business, may be harmed.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by those subcontractors. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations to our customers, could expose us to liability and could have a material adverse effect on our ability to compete for future contracts and orders.

We rely on a limited number of suppliers and manufacturers, and if these relationships are interrupted, we may not be able to obtain substitute suppliers or manufacturers on favorable terms or at all.

We rely on non-affiliated suppliers for certain components which may be critical to our products, including both hardware and software, and on manufacturers of assemblies that are incorporated into our products. While we endeavor to use larger, more established suppliers and manufacturers wherever possible, in some cases, these providers may be smaller, more early-stage companies, particularly with respect to suppliers of new technologies we may incorporate into our products that we have not developed internally. Although we do have agreements in place with most of these providers, which include appropriate protections such as source code escrows where needed, these agreements are generally not long-term and these contractual protections offer limited practical benefits to us in the event our relationship with a key provider is interrupted. If these suppliers or manufacturers experience financial, operational, manufacturing capacity, or quality assurance difficulties, or cease production and sale of the products we buy from them entirely, or there is any other disruption in our relationships with these suppliers or manufacturers, we will be required to locate alternative sources of supply or  manufacturing, to internally develop the applicable technologies, to redesign our products to accommodate an alternative technology, or to remove certain features from our products. This could increase the costs of, and create delays in, delivering our products or reduce the functionality of our products, which could adversely affect our business and financial results.

Our results of operations could materially deteriorate if we fail to attract, develop and retain qualified employees.

Our performance is dependent on attracting and retaining qualified employees who are able to meet the wants and needs of our customers. We believe our competitive advantage is providing unique solutions for each individual customer, which requires us to have highly trained and engaged employees. Our success depends in part upon our ability to attract, develop and retain a sufficient number of qualified employees, including sales, service and administrative personnel. There is often intense competition to recruit highly skilled employees in the technology industry and the turnover rate is high. An inability to attract and retain highly qualified employees may have an adverse effect on our ability to develop new products and enhancements for existing products and to successfully market such products. Further, if we are unable to attract and retain qualified employees, on reasonable economic and other terms or at all, our ability to grow could be impaired, our ability to timely report our financial results could be adversely affected, and our operations and financial results could be materially adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior executives and other key employees. In particular, we rely on the expertise, experience, and business contacts of Ajay Batheja, Chairman, Chief Executive Officer and President; A.C. Narang, Vice President Government Strategy of Xalted Information; Luigi Caramico, Vice President Corporate Strategy; and Kamini Rupani, Vice President Marketing of Xalted Information. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating the replacements into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers and key employees.

We may not be able to receive or retain the necessary licenses or authorizations required for us to export some of our products that we develop or manufacture in specific countries.

We are required to obtain export licenses or qualify for other authorizations from India to export some of the products that we develop in the country and, in any event, are required to comply with applicable export control laws of each country generally. There can be no assurance that we will be successful in obtaining or maintaining the licenses and other authorizations required to export our products from applicable government authorities. In addition, export laws and regulations are revised from time to time and can be extremely complex in their application; if we are found not to have complied with applicable export control laws, we may be fined or penalized by, among other things, having our ability to obtain export licenses curtailed or eliminated, possibly for an extended period of time. Our failure to receive or maintain any required export licenses or authorizations or our penalization for failure to comply with applicable export control laws would hinder our ability to sell our products and could materially adversely affect our business, financial condition, and results of operations.

Indian and foreign governments could refuse to buy our homeland security solutions or could deactivate our security clearances in their countries thereby restricting or eliminating our ability to sell these solutions in those countries and perhaps influenced other countries by such a decision.

We maintain security clearances in India and other countries in connection with the development, marketing, sale, and support of our homeland security solutions. These clearances are reviewed from time to time by the applicable government agencies in these countries and, following these reviews, our security clearances are either maintained or deactivated. Our security clearances can be deactivated for many reasons, including that the clearing agencies in some countries may object to the fact that we do business in certain other countries. In the event that our security clearances are deactivated in any particular country, we would lose the ability to sell our homeland security solutions in that country for projects that require security clearances. Additionally, any inability to obtain or maintain security clearances in a particular country may affect our ability to sell our homeland security solutions in that country generally (even for non-secure projects). Any inability to obtain or maintain clearances can materially adversely affect our results of operations.

Whether or not we are able to maintain our security clearances, law enforcement and intelligence agencies in certain countries may decline to purchase homeland security solutions if they were not developed or manufactured in that country. As a result, because our homeland security solutions are developed or manufactured in whole or in part in India, there may be certain countries where some or all of the law enforcement and intelligence agencies are unwilling to purchase our homeland security solutions. If we are unable to sell our homeland security solutions in certain countries for this reason, our results of operations could be materially adversely affected.

The mishandling or even the perception of mishandling of sensitive information could harm our business.

Our products are in some cases used by customers to compile and analyze highly sensitive or confidential information and data, including in some cases, information or data used in intelligence gathering or law enforcement activities. Customers are also increasingly focused on the security of our products. While our customers’ use of our products in no way affords us access to the customer’s sensitive or confidential information or data, we may come into contact with such information or data when we perform services or support functions for our customers. We have implemented policies and procedures to help ensure the proper handling of such information and data, including background screening of services personnel, non-disclosure agreements, access rules, and controls on our information technology systems. We also work to ensure the security of our products, including through the use of encryption, access rights, and other customary security features. However, these measures are designed to mitigate the risks associated with handling or processing sensitive data and cannot safeguard against all risks at all times. The improper handling of sensitive data, or even the perception of such mishandling or other security lapses or risks by us or our products, whether or not valid, could reduce demand for our products or otherwise expose us to financial or reputational harm.

Our intellectual property may not be adequately protected.

We have not filed any patent applications on our technology, and there can be no assurance that we will file any patent, trademark, or copyright applications, that any future applications will be approved, that any existing or future patents, trademarks or copyrights will adequately protect our intellectual property or that any existing or future patents, trademarks, or copyrights will not be challenged by third parties. Our intellectual property rights may not be successfully asserted in the future or may be invalidated, designed around, or challenged.

In order to safeguard our unpatented proprietary know-how, source code, trade secrets, and technology, we rely primarily upon trade secret protection and non-disclosure provisions in agreements with employees and other third parties having access to our confidential information. There can be no assurance that these measures will adequately protect us from improper disclosure or misappropriation of our proprietary information.

Preventing unauthorized use or infringement of our intellectual property rights is difficult. The laws of certain countries do not protect our proprietary rights to the same extent as the laws of India. Therefore, in certain jurisdictions we may be unable to protect our intellectual property adequately against unauthorized third-party use or infringement, which could adversely affect our competitive position.

Our products may infringe or may be alleged to infringe on the intellectual property rights of others, which could lead to costly disputes or disruptions for us and may require us to indemnify our customers and resellers for any damages they suffer.

The technology industry is characterized by frequent allegations of intellectual property infringement. Any allegation of infringement against us could be time consuming and expensive to defend or resolve, result in substantial diversion of management resources, cause product shipment delays, or force us to enter into royalty or license agreements. If patent holders or other holders of intellectual property initiate legal proceedings against us, we may be forced into protracted and costly litigation, regardless of the merits of these claims. We may not be successful in defending such litigation, in part due to the complex technical issues and inherent uncertainties in intellectual property litigation, and may not be able to procure any required royalty or license agreements on terms acceptable to us, or at all. Third parties may also assert infringement claims against our customers. Subject to certain limitations, we generally indemnify our customers and resellers with respect to infringement by our products of the proprietary rights of third parties. These claims may require us to initiate or defend protracted and costly litigation, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages, be required to obtain licenses for the products our customers use, or incur significant expenses in developing non-infringing alternatives. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using or, in the case of resellers, stop selling our products.

Reliance on or loss of third-party licensing agreements could materially adversely affect our business, financial condition, and results of operations.

While most of our products are developed internally, we also purchase technology, license intellectual property rights, and oversee third-party development and localization of certain products or components. If we lose or are unable to maintain licenses or distribution rights, we could incur additional costs or experience unexpected delays until an alternative solution can be internally developed or licensed from another third party and integrated into our products or we may be forced to redesign our products or remove certain features from our products. We rely on a limited number of suppliers and manufacturers, and if these relationships are interrupted, we may not be able to obtain substitute suppliers or manufacturers on favorable terms or at all” above for additional information. Additionally, when purchasing or licensing products and services from third parties, we endeavor to negotiate appropriate warranties, indemnities, and other protections. We cannot assure you, however, that all such third-party contracts contain adequate protections or that all such third parties will be able to provide the protections we have negotiated. To the extent we are not able to negotiate adequate protections from these third parties or these third parties are unwilling or unable to provide the protections we have negotiated, our business, financial condition, and results of operations could be materially adversely affected.

Use of free or open source software could expose our products to unintended restrictions and could materially adversely affect our business, financial condition, and results of operations.

Some of our products contain free or open source software and we anticipate making use of open source software in the future. Open source software is generally covered by license agreements that permit the user to use, copy, modify, and distribute the software without cost, provided that the users and modifiers abide by certain licensing requirements. The original developers of the open source software generally provide no warranties on such software or protections in the event the open source software infringes a third party’s intellectual property rights. Although we endeavor to monitor the use of open source software in our product development, we cannot assure you that past, present, or future products will not contain open source software elements that impose unfavorable licensing restrictions or other requirements on our products. In addition, the terms of many open source software licenses have not yet been interpreted by Indian or foreign courts and as a result there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on products that use such software. The introduction of certain kinds of open source software into our products or a court decision construing an open source software license in an unexpected way could require us to seek licenses from third parties in order to continue offering affected products, to re-engineer affected products, to discontinue sales of affected products, or to release all or portions of the source code of affected products under the terms of the applicable open source software licenses. Any of these developments could materially adversely affect our business, financial condition, and results of operations.

We have no insurance coverage in India, and any business disruption or litigation we experience may result in our incurring substantial costs and the diversion of resources.

Insurance companies in India offer limited business interruption and liability insurance. While business interruption insurance is available to a limited extent in India, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms had made it economically impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in India. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors. If we are unable to receive a positive attestation from our independent auditors with respect to our internal controls when we are required under applicable laws, investors and others may lose confidence in the reliability of our financial statements which could affect the trading price of our common stock.

Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports. In addition, the independent registered public accounting firm auditing the financial statements of a company that is not a non-accelerated filer or smaller reporting company under Rule 12b-2 of the Exchange Act must also attest to the operating effectiveness of the company’s internal controls. Since we just completed the acquisition of Xalted Networks on May 13, 2011, we have not evaluated Xalted Networks and its consolidated subsidiaries’ internal control systems in order to allow our management to report on our internal controls on a consolidated basis as required by these requirements of SOX 404. Under current law, we will be required to complete such evaluation and include the report of management in our annual report for the fiscal year ending December 31, 2012.

We can provide no assurance that our management will conclude that our internal controls over financial reporting are effective, or that our independent registered public accounting firm will issue a positive opinion on our internal controls over financial reporting when we are required under applicable laws. In particular, we may have potential material weaknesses or significant deficiencies in our internal controls over financial reporting due to our accounting staff’s relative lack of experience and knowledge of U.S. GAAP. Our accounting staffs have limited experience in preparing financial statements in accordance with U.S. GAAP and will require additional training and assistance in U.S. GAAP. We may also need to hire additional personnel who are experienced in U.S. GAAP.

Failure to achieve and maintain an effective internal control environment could result in our not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect the price of our stock price.

Xalted Information is involved in a litigation in India which, if successful, could result in a material adverse effect on our business, operations and prospects.

In April 2010, a petition was filed against Xalted Information in the High Court of Karnataka at Bangalore by Arasor Corporation, or Arasor, a Delaware company. The High Court is the principal court of original jurisdiction in the Indian state of Karnataka, sitting in the city of Bangalore. The petition sought an order under Sections 433 and 434 of the Companies Act of 1956 for the winding up of Xalted Information, based on allegations that Xalted Information did not pay for communications equipment sold and shipped by Arasor. We maintain the Company never received the equipment which is alleged to have been shipped to us. This type of claim, and the type of relief sought, is not unusual in India.

The petition was heard by a single judge, sometimes also called a “Single Bench Judge,” in the High Court in Karnataka. Any judicial panel comprised of two judges in a given court is referred to in India as a “Division Bench.” The Single-Bench Judge found sufficient evidence to hold a hearing on Arasor’s complaint to “wind-up” Xalted Information on November 10, 2010. On December 14, 2010, Xalted Information filed an appeal of that decision before a Division Bench of the same High Court. On January 19, 2011, the two-judge Division Bench stayed the November 10, 2010 order of the Single Bench Judge and all further proceedings in the action filed by Arasor, pending the appeal.

After submission of written arguments, a hearing on the appeal was conducted in March 2011, a further hearing was set for June 9, 2011, and the earlier stay was continued during the pendency of the appeal. In June 2011, Xalted Information filed an additional application with the two-judge Division Bench to request dismissal of the claims against it on the basis that Arasor’s corporate status was “void” in Delaware and “forfeited” in California, and that Arasor therefore was without corporate power and authority to maintain or prosecute the action. On October 15, 2011, the Division Bench heard the appeal filed by Xalted Information and set aside the order of admission of the petition. The Division Bench Court determined that the order passed by the Single Judge Court did not fully take into consideration the defenses presented by Xalted Information and remanded the matter back to the Single Bench Judge to hear the evidence of both parties again, as to whether there was sufficient evidence to admit the petition for trial. The Divisional Bench Court also ruled that Xalted Information is permitted to raise all defenses, including the defense of the non-existence of Arasor Corporation.

The Company's India counsel has informed us they believe Xalted Information has a reasonably strong legal position and a good chance of success in of persuading the Single Bench Judge to refuse to admit the winding-up petition. If Xalted Information is not successful in that effort, it may appeal the admission of the petition to the Division Bench and, if necessary, to the Supreme Court. Should those appeals fail, the petition would be finally admitted and the matter would proceed to trial before the Single Bench Judge. Again, Xalted Information would have the opportunity to contest the claims made by Arasor. In the event of an adverse decision, Xalted Information would be entitled to appeal that decision to the Division Bench and, if necessary, to the Supreme Court. If all appeals were to fail, Xalted Information would be subject to judicial liquidation in India if it is unable to pay the amount of the judgment. If liquidation of the company were to be carried out, we would lose most of our operating assets, which would have a material adverse effect on our business.

Xalted Information is involved in a litigation in California which, if successful, could result in a material adverse effect on our business, operations and prospects.

In November 2011, a civil lawsuit was filed against Xalted Networks, in the Superior Court of California, Santa Clara County, by Empirix, Inc., a Delaware company, in the amount of $316,625.01. The lawsuit alleges that Xalted Networks purchased monitoring surveillance and analysis technology and products from Mutina Technology S.R.L., an Italian company, that is 100% owned by Empirix, Inc. We maintain that Xalted Networks, which was formed on March 14, 2011, could not have entered into a contractual relationship with Mutina Technology S.R.L. on August 17, 2009, as the Company did not exist. The Company's California counsel has informed us they believe Xalted Networks has a strong legal position to have the lawsuit dismissed. If Xalted Networks is not successful in that effort, it may appeal the lawsuit to the California Courts of Appeal and the California Supreme Court. Should those appeals fail, Xalted Networks would be subject to a court action and would have to pay the amount of $316,625.01 and it could have a material adverse effect on our business.

RISKS RELATED TO DOING BUSINESS IN INDIA

A substantial portion of our assets and operations are located in India, and we are subject to regulatory, economic and political uncertainties in India.

Our principal operating subsidiary is incorporated in India, and a majority of our assets and our professionals are located in India. In the early 1990s, India experienced significant inflation, low growth in gross domestic product and shortages of foreign currency reserves. The Indian government, however, has exercised and continues to exercise significant influence over many aspects of the Indian economy. India’s government has provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage investment in specified sectors of the economy, including the telecom and homeland information security industries. Certain of those programs, which have benefited us, include tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. We cannot assure you that liberalization policies will continue. Various factors, such as changes in the current government, could trigger significant changes in India’s economic liberalization and deregulation policies and disrupt business and economic conditions in India generally and our business in particular.

In addition, the Government of India is considering introducing a reservation policy to the private sector in India, pursuant to which all private sector companies operating in India, including our subsidiary, would be required to reserve a certain percentage of jobs for the economically underprivileged population in the states where such companies are incorporated. If this policy is adopted, our ability to hire employees of our choice may be affected due to restrictions on our pool of potential employees and competition for these professionals.

Our financial performance may be adversely affected by general economic conditions and economic and fiscal policy in India, including changes in exchange rates and controls, interest rates and taxation policies, as well as social stability and political, economic or diplomatic developments affecting India in the future. In particular, India has experienced significant economic growth over the last several years, but faces major challenges in sustaining that growth in the years ahead. These challenges include the need for substantial infrastructure development and improving access to healthcare and education. Our ability to recruit, train and retain qualified employees, develop and operate our operations centers, and attract and retain clients could be adversely affected if India does not successfully meet these challenges.

Currency fluctuations among the Indian Rupee and the U.S. dollar could have a material adverse effect on our results of operations.

A substantial portion of our revenues are denominated in Rupees. We report our financial results in U.S. dollars. The exchange rates among the Rupee and the U.S. dollar have changed substantially in recent years and may fluctuate substantially in the future. The average Rupee/US. Dollar exchange rate in 2010 was approximately 45.7159 (based on the Bloomberg Composite Rate), representing depreciation of the Rupee of 5.48% compared to the average exchange rate in 2009. We do not currently engage in any formal currency hedging of our Rupee/US. Dollar foreign currency exposures, and our results of operations may be adversely affected if the Rupee fluctuates significantly against the U.S. dollar. We are subject to legal restrictions on hedging activities as well as the convertibility of currencies in India. This could limit our ability to use cash generated in one country in another country.

Our financial condition could be negatively affected if the Government of India reduces or withdraws tax benefits and other incentives currently provided to companies within our industry, or if the same are not available for other reasons.

Under the Income-Tax Act, 1961 of India, we have benefited from holidays from Indian corporate income taxes. We applied for and received tax holidays covering our telecom security business and our homeland security business. Both tax holidays were approved by the Government and run for a period of 10 years. The company also has a 10 year tax holiday for starting a new company in India in 2001. As a result, our service operations have to date been subject to relatively lower tax liabilities. We incurred minimal income tax expense in 2010 as a result of the tax holidays, compared to approximately $480,000 that we would have additionally incurred if the tax holidays had not been available for that period (without accounting for double taxation treaty set-offs). Our current tax holidays expire in 2011, 2015 and 2019. Consequently, our tax expense will materially increase in 2012 with the first tax holiday expiring and our after-tax profitability will be materially reduced.

In May 2007, the Government of India adopted the Indian Finance Act, 2007, with effect from April 1, 2007, that imposed a minimum alternative tax, or MAT, on Indian companies that have book profits but no tax profit which could be for various reasons, including tax holidays, tax deductions or significant depreciation. Any MAT paid by us can be carried forward for a maximum period of ten years and can be used as a credit against corporate income taxes payable by us after expiration of the tax holiday, subject to the satisfaction of certain conditions.

If more stringent labor laws or other industry standards in India become applicable to us, our profitability may be adversely affected.

India has stringent labor legislation that protects the interests of workers, including legislation that sets forth detailed procedures for dispute resolution and employee removal and legislation that imposes financial obligations on employers upon retrenchment. In addition, we are subject to certain industry standards regarding our employees, particularly with regard to overtime and transportation of employees. Our employees may also in the future form unions. If these labor laws or industry standards become more stringent or are more strictly enforced, or if our employees unionize, it may become difficult for us to maintain flexible human resource policies, discharge employees or downsize, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The Government of India has recently focused on the occupational health and safety concerns experienced by workers in the outsourcing industry. The introduction of legislation imposing restrictions on working hours or conditions of professionals in the outsourcing industry could have an adverse effect on our business, results of operations and financial condition.

Investors may have difficulty effecting service of process or enforcing judgments obtained in the United States against our subsidiary in India or our executive officers.

Our primary operating subsidiary and the majority of our operating assets are located in India. As a result, you may be unable to effect service of process upon our affiliates who reside in India outside their jurisdiction of residence. In addition, you may be unable to enforce against these persons outside the jurisdiction of their residence judgments obtained in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States.

Sections 44A and Section 13 of the Indian Civil Procedure Code, 1908, or the Civil Code, govern recognition and enforcement of foreign judgments. Section 44A of the Civil Code provides for recognition and enforcement of a foreign judgment without having to file an original suit in India, provided such judgments have been rendered by courts in a country or territory outside India which the Government of India has declared to be a reciprocating territory. We have been advised by our Indian counsel that the United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than certain arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not it is predicated upon the federal securities laws of the United States, would not be enforceable in India as such.

However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in India based on a final judgment that has been obtained in the United States, Section 13 of the Civil Code provides that the foreign judgment will be conclusive as to certain matters. The suit must be brought in India within three years of the date of the foreign judgment. It is unlikely, however, that a court in India would award damages on the same basis as a court in the United States if an action is brought in India. It is also unlikely that an Indian court would enforce judgments obtained in the United States if it viewed the amount of damages awarded as excessive or inconsistent with Indian practice.

Terrorist attacks and other acts of violence involving India could adversely affect the financial markets, result in a loss of client confidence and adversely affect our business, results of operations and financial condition.

Terrorist attacks and other acts of violence or war may adversely affect worldwide financial markets and could potentially lead to economic recession. Such events could precipitate sudden significant changes in regional and global economic conditions and cycles, as well as pose risks to our people and to our operations centers. At the same time, an increased level of terrorism and other acts of violence could lead to increased demand for our products. If India were to become engaged in armed hostilities, however, particularly hostilities that were protracted or involved the threat or use of nuclear weapons, we might not be able to continue to operate. Our insurance policies may not insure us against losses and interruptions caused by terrorist attacks and other acts of violence or war.

An outbreak of an infectious disease or any other serious public health concerns in Asia or elsewhere could have a material adverse effect on our business and results of operations.

The outbreak of an infectious disease in Asia or elsewhere or any other serious public health concerns could have a negative impact on the economies, financial markets and business activities in the countries in which our end markets are located, which could have a material adverse effect on our business. Past outbreaks of Severe Acute Respiratory Syndrome, avian influenza, or bird flu, or H1N1 across Asia and Europe have adversely affected a number of countries and companies. Although we have not been adversely impacted by these recent outbreaks, we can give no assurance that a future outbreak of an infectious disease among humans or animals or any other serious public health concerns will not have a material adverse effect on our business.

We are vulnerable to natural disasters that could severely disrupt the normal operation of our business and adversely affect our business, results of operation and financial condition.

India is susceptible to natural disasters, including typhoons, tsunamis, floods and earthquakes. Substantially all of our operations and employees are located in India. If our operations centers are damaged by a typhoon, tsunami, flood, earthquake or other natural disaster, our operations and our ability to provide services to our clients could be interrupted or delayed significantly. Our insurance coverage may not be sufficient to cover all of our potential losses. In addition, although all of our operations have access to other power sources, disaster management facilities in India may not be adequate to protect against potential losses. In addition, clients may terminate their contracts with us if we cannot resume providing services quickly enough. As a result, a natural disaster in India could have a material adverse effect on our business, results of operation and financial condition.

RISKS RELATED TO THE MARKET FOR OUR COMMON STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

We are an information security company based in Mumbai, India. We provide advanced solutions that enable companies and public organizations, including governments and law enforcement agencies, to capture, manage and analyze structured and unstructured data to enhance business and operational performance and address security threats. Our current geographic focus is on India and surrounding countries in Asia, as well as Africa, the Middle East and South America.

In the telecom security market, we provide FMS, OSS and BSS solutions to major telecommunications service providers. Our telecom security customers include major telecom companies and organizations in India, such as BSNL, MTNL and CDOT, the telecom technology development center of the Government of India. BSNL is India’s oldest and largest communications service provider and one of its largest cellular service providers. It has footprints throughout India, except for the metropolitan cities of Mumbai and New Delhi, which are managed by MTNL. Telecom customers outside of India include Mcel, Nepal Telecom, Nepal Satellite Telecom, Telecom Italia and Hutchison 3G.

In the homeland security market, our security solutions are vital to governments and law enforcement agencies in their efforts to protect people and property and neutralize terrorism and crime. Our homeland security customers include the Government of India and local and regional law enforcement agencies and bodies in India, such as the Anti-Terrorist Squads in Mumbai, Maharashtra and Goa, the STF (Special Task Force) in Uttarakand, and the Cyber Crime Division of Thane.

Many of our contracts are with government agencies, state-owned companies and large industrial concerns. These contracts generally are awarded after published requests for proposals, or tenders, and the submission of written bids. The requests for proposals generally set out qualifications which must be satisfied by all bidders; these qualifications are determined on the basis of technical qualification submissions. If a bidder is determined to be qualified, then a subsequent bid is submitted including price and other terms of performance. Competing bids are examined and evaluated by the prospective customer and a winning bidder is chosen. The time required for this process varies but can take several months and even years on larger projects. Once work is commenced, the customer generally is invoiced according to contractual milestones, with the final payment payable after commissioning, testing and acceptance by the customer.

We currently have seven projects under way, which represent approximately $6.5 million in original value. In most cases, our contracts provide for a payment of about 25% shortly after signature or on the first delivery of the products, 25% upon installation, 40% on acceptance of the project, and the final 10% one year after acceptance.

Our only government customers are the government of India and agencies or enterprises owned by the government of India. All our contracts with these customers are fully funded. This means we have been informed by such customers that the funds necessary to make payment under the terms of our contracts have been duly appropriated by the relevant body of the Indian government and are available for remittance to us in accordance with the terms of our contracts. In the event that commissioning of the systems for which we have provided software has been delayed due to our customer’s failure to complete the installation of the necessary hardware, final payment under our contracts would not have been made. There has been no default by our government customers under any of these contracts. Our collection history with these customers varies, from 30 days to more than 18 months in some cases.

Our corporate headquarters is located in Mumbai. We also have development centers in Mumbai and Bangalore and sales offices in Mumbai and New Delhi.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Information technology spending. We are heavily dependent on our customers’ decisions with regard to spending on information technology. As a general proposition, spending in this area is considered important by our customers, including our government customers, but can be affected adversely by changes in national, regional and global economic conditions.

  Product offering and pricing. Our business depends, in large part, on our ability to successfully introduce new products, services and technologies to consumers, the frequency of such introductions, the level of consumer acceptance, and the related impact on the demand for existing products, services and technologies. We strive to offer new products to address changing consumer tastes and preferences and intend to maintain competitive pricing in order to gain additional market share and revenue growth.

  Market acceptance of our homeland security solutions. Our homeland security solutions are in an early market stage where the value of our products and services is still in the process of gaining market acceptance. We believe that our future growth depends in part on the continued and increasing acceptance of the value of our homeland security solutions.

  Global and regional security concerns. Much of our business consists of providing software solutions to government and private agencies to deal with security and law enforcement concerns, including domestic and international terrorism. To the extent our customers are located in regions around the world where crime, terrorism and other national security concerns are on the rise, we would anticipate an increased demand for our products and services.

  Political instability. In many regions of the world, political instability is accompanied by heightened concerns relating to domestic and international security. To the extent our customers are located in these regions, we would anticipate an increased demand for our products.

Recent Developments

On November 21, 2011, we entered into a Common to Preferred Stock Exchange Agreement, or the Exchange Agreement, with certain of our investors to convert their common stock into the Series A convertible preferred stock at a ratio of one share of Series A Convertible Stock for each 100 shares of common stock. The Exchange Agreement allows the investors to convert their Series A convertible preferred stock back into common stock at their option, subject to the then availability of sufficient authorized shares of common stock, at the original ratio set forth under the Agreement. The foregoing description of the terms of the Exchange Agreement is qualified in its entirety by reference to the Current Report on Form 8-K filed on November 22, 2011.

On November 30, 2011, we entered into a Stock Purchase Agreement, or the Alfa Sistemi Purchase Agreement, and consummated the transactions set forth in the Alfa Sistemi Purchase Agreement, to acquire 100% ownership of Alfa Sistemi Telemedia Srl, an Italian company, or Alfa Sistemi, from Mr. Aldo Greco and Ms. Mario Fausto Greco, the existing stockholders of Alfa Sistemi for (a) $800,000 in cash, payable on the later of (i) 6 months from the effective date of the Alfa Sistemi Purchase Agreement or (ii) the date of the Company’s equity next financing and (b) 200,000 shares of common stock to be issued as soon as possible. Alfa Sistemi provides telecommunications equipment and services to various customers in Italy. The foregoing description of the terms of the Alfa Sistemi Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement attached as Exhibit 10.14 of this report.

On December 21, 2011, we entered into a Stock Purchase Agreement, or the Adora Purchase Agreement, to acquire 100% ownership of Adora ICT Srl, or Adora, an Italian company, from E-Company Srl and Ms. Cristina Carra, the existing stockholders of Adora. The Adora Purchase Agreement was fully executed by the parties on December 21, 2011 and the acquisition completed, with agreed-upon effect as from November 1, 2011. Adora provides telecommunications equipment and services to various customers in Italy. The aggregate consideration, which we estimate to be no more than $2,500,000, is contingent on the 2011 audited revenues of Adora and comprises 50% in cash and 50% in shares of common stock, payable by installments upon the delivery of Adora’ s 2011 and 2012 audited financials, respectively. The stock consideration is calculated using the closing market price of our stock on the effective date of the Adora Purchase Agreement. The foregoing description of the terms of the Adora Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement attached as Exhibit 10.15 of this report.

Taxation

Kranem Corporation and Xalted Networks are subject to United States tax. No provision for income taxes in the United States has been made as these companies have no income taxable in the United States.

In India the corporate income tax rate for an Indian company is a flat rate of 30%. For companies with a gross revenue in excess of Rs. 10,000,000 (approximately $226,400), there is a 5% surcharge. There is also an education fee of 3%, which is applied to both the corporate tax and surcharge. The combination of these three corporate taxation items produces an effective tax rate for Indian companies with gross revenue in excess of Rs. 10,000,000 of 32.5% . Due to the various tax holidays enjoyed by Xalted Information Systems, Xalted is currently paying a corporate tax rate of approximately 12%. However, the current tax rate will begin to increase during 2011 as the first of the tax holidays begins to expire. Based on the Indian corporate tax rate and the distribution of income among our business units, we believe that our average tax rate across all our Indian business units will rise gradually from about 20% in 2011 to 30% in 2019.

Xalted Information has ongoing disputes with Indian income tax authorities relating to tax treatment of certain items. These mainly include disallowed expenses, tax treatment of certain expenses claimed by Xalted Information as deductions, and computation of, or eligibility for certain tax incentives or allowances. Xalted Information is contesting the Income Tax Officer’s order for the denial of Section 10A benefits claimed by the Company under the Indian Income Tax Act, 1961. The estimated contingency amounts to $224,949 as of December 31, 2010 and $141,592 as on December 31, 2009. We believe Xalted Information has strong merits for this petition and hence it will not have the material adverse affect on Xalted Information’s results of operations, liquidity or financial position.

During November 2011, we acquired companies in Italy. We anticipate that a portion of our consolidated pre-tax income will also be subject to Italy tax at rates different from the United States federal statutory tax rate. The maximum corporate tax rate in Italy is 31.4%, which includes local corporate taxes. The corporate tax rate in Italy is lower the U.S. Federal maximum tax rate of 41.0%; however, there are several differences in the calculations of the two taxes that generally tend to reduce the difference between the two tax rates. There are no tax holidays currently available to the Company in Italy.

Results of Operations

Three and Nine Months Ended September 30, 2011 and 2010

We recorded net income of $323,093 and $688,737 for the three and nine months ended September 30, 2011, respectively, compared to net income of $653,879 for the three months ended September 30, 2010 and $2,092,869 for the nine months ended September 30, 2010. On a basic and diluted per share basis, net income was $0.01 and $0.03 for the three and nine months ended September 30, 2011, respectively, compared to net income of $0.03 and $0.10 for the three and nine months ended September 30, 2010, respectively. We may incur net losses in future periods due to future spending and fluctuations in our business, and we may not achieve or maintain sustained profitability in the future.

We recorded net income of $1,999,371 and $808,065 for the years ended December 31, 2010 and 2009, respectively. On a basic and diluted per share basis, net income was $0.09 for the year December 31, 2010 compared to net income of $0.04 for the year ended December 31, 2009. We may incur net losses in future periods due to future spending and fluctuations in our business, and we may not achieve or maintain sustained profitability in the future.

Revenues

Comparison of the Three- and Nine-Month Periods Ending September 30, 2011 and 2010, and for the fiscal years ending December 31, 2009 and December 31, 2010

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	1,642,594	1,741,696	3,947,562	7,250,269
Cost of Revenue	434,071	623,560	1,132,185	3,718,772
Gross Profit	1,208,523	1,118,136	2,815,377	3,531,497
Operating Expenses	831,183	471,602	1,950,961	1,444,602
Operating Income/(Loss)	377,340	646,534	864,416	2,086,895
Other Income/(Expense)	75,913	77,948	96,396	286,840
Income before Income Taxes	453,253	724,482	960,812	2,373,735
Income taxes	130,160	70,603	272,075	280,866
Income after taxes	323,093	653,879	688,737	2,092,869

	For the Year Ended
	December 31,
	2010	2009
Revenue	$7,922,315	$5,309,083
Cost of Revenue	4,075,434	2,278,196
Gross Profit	3,846,881	3,030,887
Operating Expenses	1,967.079	2,601,373
Operating Income/(Loss)	1,879,802	429,514
Other Income/(Expense)	395,744	364,204
Income before Income Taxes	2,275,546	793,718
Income taxes	276,175	(14,347)
Income after taxes	1,999,371	808,065

Revenues. We generate revenues from sales of our integrated information security products and through the related after-sales services. Our revenues were $1,642,594 and $3,947,562 for the three and nine months ended September 30, 2011, respectively, compared to $1,741,696 and $7,250,269 for the three and nine months ended September 30, 2010, respectively. The decline in revenue was primarily due to the timing of attaining specific revenue/project milestones associated with our customer contracts.

In 2011, a substantial part of our actual as well as our anticipated revenue related to our contract with the government of India. In the second half of 2011, we expected to complete the installation and testing of software modules which were called for in our contract. However, the government did not complete certain steps necessary in order for us to be able to install and test those modules. Because we would not have been able to install our software, we did not deliver it to our customer, and accordingly could not invoice the customer for those products. We have been informed that the government of India will complete the steps necessary to permit us to deliver, install and test our software before the summer of 2012, but we have no ability to control our customer’s actions in this regard.

Our contract with the government of India originally provided for development of software pursuant to certain milestones over the period 2006-2009. We performed this part of the contract, invoiced the customer according to the milestones in our contract, and were paid. Our contract also called for the delivery of servers (together with resident software) in 2010. Our contract permits us to invoice our customer upon delivery of the servers, and payment upon installation, testing and acceptance. We delivered those servers and invoiced our customer in February 2010 in the amount of $2.5 million. This amount remains unpaid. Finally, our contract called for the delivery of additional servers (together with software) in 2011, with invoicing and payment terms as just described. Because our customer was not ready to receive, install, and test the servers and software in 2011, we did not deliver them and accordingly did not invoice our customer. We have been informed that our customer will complete the steps necessary to permit us to deliver, install and test these servers and software before the summer of 2012, but we have no ability to control our customer’s actions in this regard. We account for the revenue received from this customer using both a time and materials method (with regard to the development of software) and a percentage of completion method (with regard to the delivery of servers).

Our current contract with Ericsson covers the delivery of servers (together with resident software) and related hardware. Our contract permits invoicing upon delivery, with payment upon testing and acceptance. We delivered our products with regard to four “zones” contemplated by our contract. In three of those “zones,” our products were installed and tested, and we were paid. We are informed that Ericsson’s customer has not accepted and paid for the equipment installed in the fourth “zone” and Ericsson has not fully paid us. We recognize the revenue under this contract upon delivery.

Our contract with Satyam also calls for the delivery of servers and resident software. We invoiced Satyam on delivery and recognized the revenue upon delivery. We have been fully paid by Satyam.

Our revenues were $7,922,315 for the year ended December 31, 2010, compared to $5,309,083 for the year ended December 31, 2009. The increase in revenue was associated with the completion of specific revenue/project milestones associated with our customer contracts.

Cost of revenue. Our cost of revenue primarily consists of the purchase of third party software and deployment costs. Our cost of revenue was $434,071 and $1,132,185 for the three and nine months ended September 30, 2011, respectively, compared to $623,560 and $3,718,772 for the three and nine months ended September 30, 2010, respectively. Cost of revenue decreased $189,489 for the three months ended September 30, 2011, compared to the three months ended September 30, 2010. Cost of revenue decreased $2,586,587 for the nine months ended September 30, 2011, compared to the nine months ended September 30, 2010. These decreases were predominately due to the reduced revenue levels in the 3rd quarter and the first nine months of 2011 versus the corresponding periods of 2010.

Our cost of revenue was $4,075,434 for the year ended December 31, 2010, compared to $2,278,196 for the year ended December 31, 2009. Cost of revenue increased $1,797,238 for the year ended December 31, 2010, compared to the year ended December 31, 2009. The increase in cost of revenue was primarily due to the increased revenue.

Gross profit and gross margin. Our gross profit is equal to the difference between our revenues and our cost of revenue. Our gross profit was $1,208,523 and $2,815,377 for the three and nine months ended September 30, 2011, respectively, compared to $1,118,136 and $3,531,497 for the three and nine months ended September 30, 2010, respectively. Our gross profit increased $90,387 for the three months ended September 30, 2011, compared to the three months ended September 30, 2010. Our gross profit decreased $716,120 for the nine months ended September 30, 2011, compared to the nine months ended September 30, 2010. Our margins are higher with regard to sales of servers incorporating our software than for sales relating to the development of the software itself. During years in which a greater proportion of our work is software development, our gross margins will be lower than in subsequent years when we are selling servers loaded with already-developed software. Historically, we tend to have periods during which we are developing new software products, when our margins are lower, followed by periods during which our margins are higher as we are able to sell that software to multiple customers. We do not believe there are any external drivers that significantly affect these trends. For the 9 month period which reported a decrease in the gross margin was directly attributed to the lower revenue for the first nine months of 2011 versus 2010.

Our gross profit was $3,846,881 for the year ended December 31, 2010, compared to $3,030,887 for the year ended December 31, 2009. Our gross profit increased $815,994 for the year ended December 31, 2010, compared to the year ended December 31, 2009. The increase in the gross margin was directly attributable to the increase in revenue in 2010.

Selling and marketing expenses. Our selling and marketing expenses consist primarily of compensation and benefits to our sales and marketing staffs, business travels after-sale support, transportation costs and other sales related costs. Our selling and marketing expenses were $124,193 and $278,899 for the three and nine months ended September 30, 2011, respectively, compared to $91,565 and $268,658 for the three and nine months ended September 30, 2010, respectively. Our selling and marketing expenses increased by $32,628 for the three months ended September 30, 2011, compared to the three months ended September 30, 2010. Our selling and marketing expenses increased by $10,241 for the nine months ended September 30, 2011, compared to the nine months ended September 30, 2010. The increase is attributed to higher travel costs as the Company pursues potential new contracts during 2011.

Our selling and marketing expenses were $418,451 for the year ended December 31, 2010, compared to $509,287 for the year ended December 31, 2009. Our selling and marketing expenses decreased by $90,836 for the year ended December 31, 2010, compared to the year ended December 31, 2009. The decrease is attributable to better cost controls and the elimination of a sales consultant.

General and administrative expenses. General and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations. Our general and administrative expenses were $454,767 and $910,448 for the three and six months ended September 30, 2011, respectively, compared to $132,199 and $386,498 for the three and nine months ended September 30, 2010, respectively. Our general and administrative expenses increased by $322,568 for the three months ended September 30, 2011, compared to the three months ended September 30, 2010; and increased by $523,950, for the nine months ended September 30, 2011, compared to the nine months ended September 30, 2010.. The increase in the general and administrative expenses is almost entirely associated with the recapitalization that completed on May 13, 2011.

Our general and administrative expenses were $545,648 for the year ended December 31, 2010, compared to $1,093,036 for the year ended December 31, 2009. Our general and administrative expenses decreased by $547,388 for the year ended December 31, 2010, compared to the year ended December 31, 2009. The decrease in the general and administrative expenses was association with the Company not taking any reserves in 2010. In 2009, the Company booked bad debt reserves of $598,000.

Total other income (expenses). We had $75,913 in total other income in the three months ended September 30, 2011, as compared to $77,948 in total other income in the three months ended September 30, 2010; and had $96,396 in total other income in the nine months ended September 30, 2011, as compared to $286,840 in total other income in the nine months ended September 30, 2010.

We had $395,744 in total other income in the year ended December 31, 2010, as compared to $364,204 in total other income in the year ended December 31, 2009.

Income before income taxes. Our income before income taxes decreased by $271,229 to $453,253 for the three months ended September 30, 2011, compared to $724,482 for the three months ended September 30, 2010. Our income before income taxes decreased by $1,412,923 to $960,812 for the nine months ended September 30, 2011, compared to $2,373,735 for the nine months ended September 30, 2010. Our lower income before income taxes is attributed to the lower revenue levels for 2011 through September 30, 2011.

Our income before income taxes increased by $1,481,828 to $2,275,546 for the year ended December 31, 2010, from $793,718 for the year ended December 31, 2009. The increase in income before income taxes is attributable to an increase in revenue and a reduction in operating expenses.

Income tax expense. Income tax expense increased by $59,557 to $130,160 for the three months ended September 30, 2011, compared to $70,603 for the three months ended September 30, 2010. Income tax expense decreased by $8,791 to $272,075 for the nine months ended September 30, 2011, compared to $280,866 for the nine months ended September 30, 2010. The increase in the 3rd quarter income tax expense was associated with the expiration of certain tax advantages in India. The decrease in income tax expense for the first nine months of 2011 versus 2010 was associated with the decrease in revenue and operating profit during the period; however, the decrease was less than expected due to the increase in the Company’s tax rate at its Indian subsidiary, Xalted Information.

Income tax expense increased by $290,521 to $276,175 for the year ended December 31, 2010, from $(14,347) for the year ended December 31, 2009. The increase in income tax expense was due primarily to the expiration of certain tax holidays that the Company was enjoying in India.

Net income. As a result of the factors described above, net income decreased by $330,786 to $323,093 for the three months ended September 30, 2011, compared to $653,879 for the three months ended September 30, 2010. Net income decreased by $1,404,132 to $688,737 for the nine months ended September 30, 2011, compared to $2,092,869 for the nine months ended September 30, 2010.

As a result of the factors described above, net income increased by $1,191,306 to $1,999,371 for the year ended December 31, 2010, from $808,065 for the year ended December 31, 2009.

Liquidity and Capital Resources

As of September 30, 2011, we had cash and cash equivalents of $123,969, compared to $545,374 as of December 31, 2010. In addition, we had other financial assets available for sale of $0.00 at September 30, 2011, compared to $172,538 at December 31, 2010. These other financial assets were comprised of shares of publicly traded mutual funds. We sold our entire investment in those funds prior to September 30, 2011. To date, we have financed our operations primarily through cash flows from operations, augmented by equity contributions by our stockholders. As of September 30, 2011, $124,069 of cash and cash equivalents were held in India. We do not anticipate the need to repatriate any material amounts of the cash, cash equivalents and financial assets to the United States, but to the extent amounts are repatriated, we would become subject to tax in the United States on such amounts.

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow

	As of September 30,
	2011	2010
Net cash provided by (used in) operating activities	$(572,674)	(926,724)
Net cash provided by (used in) investing activities	(5,615,468)	1,103,721
Net cash provided by (used in) financing activities	5,812,658	(405,798)
Effect of exchange rate changes on cash balance	(45,921)	17,815
Net increase in cash and cash equivalents	(375,484)	(228,801)
Cash and cash equivalents at beginning of the period	545,374	397,987
Cash and cash equivalents at end of the period	123,969	187,001

Operating Activities

The Company had $3,009,058 and $2,728,869 of accounts receivable that had been outstanding for more than a year as on September 30, 2011 and December 31, 2010, respectively, out of which $216,284 and $216,284 was covered by the allowance for doubtful accounts as on September 30, 2011 and December 31, 2010, respectively. Our accounts receivable in India are entirely from customers which are government agencies or government-owned entities. The age of our receivables is not unusual in government-related commercial transactions in India, although it would be unusual in purely private situations. We do not anticipate the age of these receivables and this pattern in government contracting in India to have an adverse impact on our growth because we have taken these patterns into account in our forward planning.

Net cash provided by operating activities was ($572,674) in the nine months ended September 30, 2011, as compared to ($926,724) in the nine months ended September 30, 2010. The increase in net cash used by the operating activities was mainly due to the Company’s sale of the final portion of its hardware business in the 1st quarter of 2010.

Investing Activities

Net cash used in investing activities was ($5,615,468) in the nine months ended September 30, 2011, as compared to net cash provided by in investing activities of $1,103,721 in the nine months ended September 30, 2010. The decrease in net cash from investing activities in 2011 is attributed to the recapitalization of the Company on May 13, 2011.

Financing Activities

Net cash provided by investing activities was $5,812,658 in the nine months ended September 30, 2011, as compared to ($405,798) in the nine months ended September 30, 2010. The increase in net cash from financing activities in 2011 is attributed to an increase in capital contributions as a result of the recapitalization of the Company on May 13, 2011.

As of December 31, 2010, we had cash and cash equivalents of $545,374. In addition, we had other financial assets available for sale of $172,538. To date, we have financed our operations primarily through cash flows from operations, augmented by equity contributions by our stockholders. As of December 31, 2010, $545,374 of cash and cash equivalents were held in India. We do not anticipate the need to repatriate any material amount of these cash, cash equivalents and financial assets to the United States, but to the extent amounts are repatriated, we would become subject to tax in the United States on such amounts.

Below is an aging analysis for the periods at the end of September 30, 2011:

Reporting Period	Unbilled A/R	Current	1 to 90 Days	91 to 180 Days	Over 180 Days
September 30, 2011	$2,355,772	$115,866	$0	$750,121	$3,703,231

The following table sets forth a summary of our cash flows for the periods indicated

Cash Flow

	Year Ended December 31,
	2010	2009
Net cash provided by (used in) operating activities	$-1,006,014	$1,207,076
Net cash provided by (used in) investing activities	1,136,793	-912,887
Net cash provided by (used in) financing activities	0	0
Effect of exchange rate changes on cash balance	16,608	3,792
Net increase in cash and cash equivalents	147,387	297,981
Cash and cash equivalents at beginning of the period	397,987	100,006
Cash and cash equivalents at end of the period	545,374	397,987

Operating Activities

In March 2010, Xalted Information sold certain assets relating to its former hardware business, having a value of $10,537,722, to Xalted Technologies Pvt. Ltd. or Xalted Technologies. In exchange, Xalted Technologies assumed certain related liabilities of Xalted Information in the amount of $10,707,810. Xalted Information paid Xalted Technologies of $170,088 in cash for the difference between the value of its former hardware business and the liabilities assumed by Xalted Information.. Because our business no longer needed the assets which were transferred, and because the net cost of the disposal of the assets was not material, we do not believe this transaction had or will have a material impact on our business.

The Company had $ 2,728,869/- and $ 6,420,077/- of accounts receivable that had been outstanding for more than a year as on December 31, 2010 and December 31, 2009 respectively, out of which $ 216,284/- and $ 216,284/- was covered by the allowance for doubtful accounts as on December 31, 2010 and December 31, 2009 respectively. Our accounts receivable in India are entirely from customers which government agencies or government-owned entities. The age of our receivables is not unusual in government-related commercial transactions in India, although it would be unusual in purely private situations. We do not anticipate the age of these receivables and this pattern in government contracting in India to have an adverse impact on our growth because we have taken these patterns into account in our forward planning.

Net cash used in operating activities was ($1.0 million) in 2010, as compared to $1.2 million net cash provided by operating activities in 2009. The decrease in net cash used by the operating activities was mainly due to the Company’s conclusion in the sale of its hardware businesses and the payment of the associated accounts payable to the various suppliers. While the completion of the sale of hardware business had a negative cash effect on the Company’s operations, the long-term financial benefits will be significant with the elimination of a business unit that consistently required cash investments. The greatest benefit associated with the completion of the sale of the hardware business is the Company’s profitability in 2009 and further improved profitability in 2010. The elimination of the hardware businesses and the Company’s ability to focus on its software businesses exclusively lead to the dramatic turnaround in the Company’s overall financial performance.

Investing Activities

Net cash used provided by investing activities in 2010 was $1.1 million, as compared to ($913,000) in net cash used in investing activities in 2009. The increase in net cash from investing activities in 2010 was mainly attributable to our reduction in financial assets.

Below is an aging analysis for the periods at the end of December 31, 2010 and 2009, respectively:

Reporting Period	Unbilled A/R	Current	1 to 90 Days	91 to 180 Days	Over 180 Days
December 31, 2009	$1,542,351	$666,268	$394,662	$115,943	$6,692,009
December 31, 2010	$1,738,760	$528,130	$29,716	$567,265	$2,775,137

In 2009 and 2010, more than 90% of our revenue derived from two customers, the government of India and Ericsson. We believe our receivables from the government of India will be fully realized, but we have no control over the timing of the government’s payment and that payment is often delayed longer than might be customary in a purely commercial context. The same is true with regard to Ericsson; however, we note that in February 2012, a period not covered by the financials filed with this report, the majority of the receivable from Ericsson was paid.

Loan Commitments

The Company does not have any loan commitments, except for a one-year convertible promissory amount in the principal amount of $400,000, held by Investco, a British Virgin Islands company, having a maturity date of June 29, 2012 and two short-term promissory notes in the total amount of $160,000, held by Xalted Holding. The first promissory note in the amount of $50,000 has a maturity date of July 14, 2012 and the second promissory note in the amount of $110,000 has a maturity date of October 16, 2012.

We anticipate that our cash on hand and cash flow from operations will meet our present ongoing cash needs. The Company may require additional cash resources, including loans, to meet its working capital needs for the next 12 months. Our short term capital needs include normal operating expenses for payroll, lease costs, and the like. We also plan to pursue acquisitions of compatible assets and or companies to complement our product offerings. Our long term capital needs center principally on potential but as yet unidentified acquisition opportunities and organic growth in our marketing and sales operations. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations under Material Contracts

We have no other long term debt, capital or operating lease or fixed purchase obligations. In April 2010, a petition was filed against Xalted Information in the High Court of Karnataka at Bangalore by Arasor Corporation, a Delaware company. The petition sought an order under Sections 433 and 434 of the Companies Act of 1956 for the winding up of Xalted Information, based on allegations that Xalted Information did not pay for communications equipment sold and shipped to Arasor of an aggregate of $4.5 million. For more details, see “Legal Proceedings”.

On November 30, 2011, we entered into the Alfa Sistemi Purchase Agreement and consummated transactions to acquire Alfa Sistemi. Under the Alfa Sistemi Purchase Agreement, the Company will pay cash consideration, which is payable on the later of 6 months of the closing of the acquisition or the date of the Company’s equity next financing and issue stock as soon as possible after the effective date of this acquisition.

On December 21, 2011, we entered into the Adora Purchase Agreement. The Adora Purchase Agreement was fully executed by the parties on December 21, 2011 and the acquisition completed, with agreed-upon effect as from November 1, 2011. Under the Adora Purchase Agreement, the aggregate consideration, no more than $2,500,000 is contingent on the 2011 audited revenues of Adora and comprises cash and stock, payable by installments upon the delivery of Adora’s 2011 and 2012 audited financials, respectively.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in our industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Basis of preparation: The financial statements of Xalted are prepared in accordance with Generally Accepted Accounting Principles in the United States (“US GAAP”). The financial statements are presented in United States Dollars ($). The financial statements are prepared for the calendar year ended December 31, 2010 with comparatives for the previous calendar year (2009). The purpose of preparation of these financial statements is for submission to the parent company for consolidation purpose. It being the first time that the financial statements are prepared as per US GAAP, the balances of assets and liabilities as on January 1, 2009 have been reinstated to conform with the recognition and measurement principles of US GAAP.

Use of estimates: The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as on the date of the financial statements and the reported amount of revenues and expenses during the reported period. Examples of such estimates include: project completion dates, time and cost required to complete projects for purposes of revenue recognition and future revenue, expense and cash flow estimates for purposes of impairment analysis and loss contract evaluation, allowance for doubtful debts, obligations under employee benefit plans, valuation allowances on deferred tax assets, useful lives of premises and equipment (fixed assets) and income taxes. Actual results could differ materially from those estimates.

Foreign Currency:

Currency risk is the risk that the fair value of future cash flows will fluctuate as a result of changes in foreign exchange rates. The reporting and functional currency of the Company is United States dollars (US$). Substantially all of the Company’s operations are in foreign jurisdictions and as a result, the Company is exposed to foreign currency exchange rate risk on some of its activities primarily on exchange fluctuations between the Indian Rupee (Rs) and the US$. We have reported this risk under the Risk Factor titled “Currency fluctuations among the Indian Rupee and the U.S. dollar could have a material adverse effect on our results of operations.” In the Statement of Stockholders’ Equity and Comprehensive Income, the Company reported positive results associated with the impact of foreign exchange on the Company’s assets. In the fiscal year ending December 31, 2010 the Company had a positive currency impact of $163,933 and in the fiscal year ending December 31, 2009 the Company had a positive currency impact of $133,978.

Initial measurement: The transactions in foreign currency are recorded in functional currency at the exchange rates between foreign currency and functional currency prevailing as on the date of the transactions.

Subsequent measurement: Foreign Currency monetary Assets and liabilities are translated into functional currency at year end exchange rates. Gains or losses resulting from foreign exchange transactions are recorded in the Statements of Comprehensive Income (Loss) within other income (expense), net.

As the functional currency of the company is Indian Rupee (Rs) as of the closing of acquisition of Xalted Networks and will also include the Euro with the acquisitions of Alfa Sistemi and Adora effective in November 2011, to present the financial statement in United States Dollars ($), the results and financial position are translated as follows:

  Assets and liabilities except equity and retained earnings are translated at the closing exchange rate at the date of the Balance Sheet.

  Income and expenditure for each income statement are translated at quarterly average exchange rate during each period.

  Equities are translated at the rate of date of acquisition. The retained earnings as at December 31, 2008 are translated at closing rate of December, 31, 2008 which is not expected to have any material variance.

All resulting exchange differences are recognized as a component of equity.

Revenue Recognition: Revenue from software services consist of revenues earned from services performed either on a time-and-material basis or under fixed price contracts. Revenues earned from services performed on a “time and material” basis are recognized as services are performed on the basis of billable time spent by employees working on the project, priced at the contracted rate. Revenue from Software development on fixed-price, where there is no uncertainty as to the measurement or collectability of consideration that will be derived on completion of the contract, is recognized as per the percentage of completion method as determined based on the certification of the Technical Head of the respective project. Revenue recognition using the percentage of-completion method in conformity with ASC Topic 605, is based on the guidance in ASC Topic 985, Software Revenue Recognition, to account for revenues under fixed price arrangements for software development and related services. Losses on such contracts are recognized when probable. Revenues in excess of billings are recognized as accrued income in the balance sheet; to the extent billings are in excess of revenues recognized, the excess is reported as deferred revenues in the balance sheet.

In accordance with ASC Topic 605, “Income Statement Characterization of reimbursements received for “Out-of-Pocket” Expenses Incurred”, Xalted accounts for reimbursements for out-of-pocket expenses incurred as revenues in the Statement of Income.

All revenues are recognized only when collectability of the resulting receivable is reasonably assured, and are reported net of discounts and indirect and service taxes.

Deferred revenue includes payments that have been received and recorded prior to performance.

Cost of revenues and R&D, selling, general and administrative expenses: Cost of revenues primarily include the compensation cost of technical staff, consultancy charges, depreciation and amortization on dedicated assets and system software, application software costs, travel costs, data communication expenses and other attributable expenses incurred that are related to the generation of revenue. R&D, selling, general and administrative expenses generally include the compensation costs of software development, sales, management and administrative personnel, travel costs, advertising, professional charges, rent, repairs, electricity, office maintenance expenses and other general expenses not attributable to cost of revenues.

Cash and cash equivalents: Xalted considers investments in highly liquid instruments that are purchased with remaining maturities, of three months or less to be cash equivalents. Cash and claims to cash that are restricted as to withdrawal or use in the ordinary course of business is classified separately under other current and non-current assets.

Fair value of financial instruments: Effective April 1, 2009, Xalted adopted SFAS No. 157 (ASC No 820) limited to financial assets and liabilities, which primarily relate to Xalted’s investments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable and consists of the following three levels:

Level 1- Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2- Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3- Inputs which are unobservable reflecting internal assumptions are used in pricing assets or liabilities.

Accounts Receivable: Accounts receivable represent trade receivables, net of allowance for doubtful accounts. The allowance for doubtful accounts represents the Company’s best estimate of receivables that are doubtful of recovery based on a specific identification basis. The Company currently has $ 2,728,869/- and $ 6,420,077/- of accounts receivable that has been outstanding for more than a year as on December 31, 2010 and December 31, 2009 respectively, out of which $ 216,284/- and $ 216,284/- is covered by the allowance for doubtful accounts as on December 31, 2010 and December 31, 2009 respectively.

Inventories: Inventories are work in progress, which are valued based on the percentage of work completed / consumption. Cost includes cost of hardware/ software, related employees costs and overhead costs up to the date of financial statement.

Premises, equipment and depreciation: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives. The estimated useful lives of assets are as follows:

Estimated Useful Life
Computer & Peripherals	3 to 5 years
Communication Equipments	3 to 7 years
Lab Equipment	5 to 10 years
Office Equipment	5 years
Motor Vehicle	6 years
Air Conditioner	7 years
Furniture and Fittings	10 years
Digital Loop Carriers	3 years
Leasehold improvements	Shorter of Lease period or estimated useful life

Intangible Assets: Xalted amortizes intangible assets over their estimated useful life on a straight-line basis unless such life is deemed indefinite. The intangible asset of the Company comprises of internal use softwares. Software product development costs are expensed as incurred unless technical and commercial feasibility of the project is demonstrated, future economic benefits are probable, we have the intention and ability to complete and use or sell the software and the costs can be measured reliably. The costs which can be capitalized include the cost of material, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use. Research and development costs and software development costs incurred under contractual arrangements with customers are accounted as cost of sales. During 2010 and 2009, software amounts capitalized on account of internal use were $ 20,104 and $1,613 respectively. Amortization of internal use software begins when the software is placed in use and continues on the straight-line method generally over a life of five years.

Amortizable intangible assets are amortized over their estimated useful lives in proportion to the economic benefits consumed in each period. The estimated useful life of the Intangible assets is 5 years.

Impairment of long-lived assets: Long-lived assets and assets group, including certain identifiable intangible assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such assets are considered to be impaired if the carrying amount of the assets is higher than the future undiscounted net cash flows expected to be generated from the assets. The impairment amount to be recognized is measured by the amount by which the carrying value of the assets exceeds its fair value. Assets held-for-sale is reported at the lower of the carrying value or the fair value less costs to sell. However, based on the above exercise no adjustment on account of impairment is required.

Investments: Xalted classifies investments in mutual funds with readily determinable fair market values as available-for-sale securities and is recorded at fair value. Accordingly, such securities are carried at fair value. Realized gains and losses and decline in value considered to be other-than-temporary are included in other income. The cost of securities sold is determined on the first-in-first-out (FIFO) method. Interest and dividends on securities classified as available-for-sale are included in other income. The company does not have any securities classified as trading.

Borrowing Cost: Borrowing costs directly attributable to the acquisition of qualifying asset are capitalized, till the asset is put to use, as part of the cost of the asset. Other borrowing costs are recognized as an expense in the period in which they are incurred.

Income taxes: Income tax expense comprises current tax expense and the net change in the deferred tax asset or liability during the year.

Current income taxes: The current income tax expense includes Indian income taxes payable for Xalted after taking credit for benefits available for operations in Software Technology Parks (or STPs) and export earnings, and after offsetting benefits under tax avoidance treaties for foreign taxes payable in overseas jurisdictions. Current income tax payable is computed in accordance with the tax laws applicable in India. The amounts paid are generally available for offset as tax credits in India towards the income tax liability.

Payments of advance taxes and income taxes payable in the same tax jurisdictions are offset.

Deferred income taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of assets and liabilities and their respective tax bases, operating loss carry forwards and tax credits. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period of change.

Uncertain tax positions are recognized using the more likely-than-not threshold determined solely based on technical merits that the tax positions will sustain upon examination. Tax positions that meet the recognition threshold are measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement with relevant taxing authority that has full knowledge of all relevant information.

Earnings per share: In accordance with the provisions of ASC Topic 260, “Earnings per Share”, basic earnings per share are computed by dividing net income attributable to shareholders of Xalted by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed on the basis of the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Cash flow statement : The cash flow statement has been drawn up in accordance with the indirect method, classifying cash flows as cash flows from operating, investing and financing activities. The effect of currency translation has been given to various items of cash flow statement. The difference between the net cash flow and the change in Cash and cash equivalents in the balance sheet due to exchange rate differences are disclosed separately as part of the reconciliation of the net cash flow and the balance sheet change in Cash and cash equivalents.

Employment benefits:

Provident fund: In accordance with Indian law, all employees are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan at a predetermined rate (presently 12%) of the employees’ basic salary. Xalted has no further obligations under the plan beyond its monthly contributions. These contributions are made to fund administered and managed by the Government of India. Xalted’s monthly contributions are charged to income in the period it is incurred.

Employees state insurance fund: In addition to the above benefit, all employees in India who are drawing gross salary of less than Rs. 15,000 per month are entitled to receive benefit under employee state insurance fund scheme. The employer makes contribution to the scheme at a predetermined rate (presently 4.75%) of employee’s gross salary. Xalted has no further obligations under the scheme beyond its monthly contributions. These contributions are made to fund administered and managed by the Government of India. Xalted’s monthly contributions are charged to income in the year it is incurred.

Gratuity plan: In addition to the above benefits, Xalted provides for a gratuity obligation, a defined benefit retirement plan (the “Gratuity Plan”) covering all its employees in India. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment based on the respective employee’s salary, and the years of employment with Xalted. Xalted provides for the Gratuity Plan on the basis of actuarial valuation. Xalted makes yearly contributions under the gratuity plan administered and managed by the Life Insurance Corporation of India (‘LIC’). Gratuity payable is recognized in the Balance Sheet. Gratuity payable is measured as the difference between the fair value of plan assets with LIC and the projected benefit obligation at December 31, the measurement date. (Gains)/losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. These are recognized as and when they arise. Net periodic gratuity cost is recorded in the Statement of Income and includes service cost, interest cost, and return on plan assets. Actuarial gains/losses are recognized in Other Comprehensive Income statement.

Leave Encashment: The Company has other long term employee benefits in the nature of leave encashment (Compensated Absences). The liability in respect of leave encashment is provided for on the basis of actuarial valuation made at end of the calendar year, as the said schemes meet the requirement of relevant ASC.

Dividends: Final dividend on the common stock is recorded as a liability on the date of declaration by the stockholders. Interim dividends are recorded as a liability on the date of declaration by the board of directors.

Warranty Costs: The Company provides for the estimated costs of fulfilling their obligations for contracts under warranties at the time the related revenue is recognized. The Company regularly evaluates the estimates to assess the adequacy of the recorded warranty liabilities and adjust the amount as necessary.

Recent Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance, “The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162” (the “Codification”). The Codification does not alter current U.S. GAAP, but rather integrates existing accounting standards with other authoritative guidance. Under the Codification, there is a single source of authoritative US GAAP for non governmental entities and it supersedes all other previously issued non-SEC accounting and reporting guidance. The Codification is effective for financial statement periods ending after September 15, 2009. Our adoption of the Codification did not have a material effect on our financial condition.

In May 2009, the FASB issued ASC Topic 855-10 “Subsequent events”, which is effective for interim and Annual periods ending after June 15, 2009. The guidance is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations r cash flows. See note 29 for further details.

In December 2008, FASB issued FASB Staff Position (FSP) FAS 132©-1, Disclosures about Employers’ Plan Assets. Through this FSP, amendments were made in Statement 132 © (ASC Topic 715), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The FSP enhances the disclosures required about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. This FSP is effective on December 30, 2008. An entity must provide the FSP’s disclosures in financial statements for fiscal years ending after December 15, 2009. Because the guidance applies only to financial statement disclosures, the adoption did not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

On 30 September 2009, the FASB issued Accounting Standards Update No. 2009-12, “Investments in Certain Entities That Calculate Net Asset Value per Share.” ASU 2009-12 amends ASC 820 of the FASB Accounting Standards Codification (ASC) by providing additional guidance on measuring the fair value of certain alternative investments. Under the amended guidance, entities are permitted, as a practical expedient, to estimate the fair value of investments within its scope using the net asset value (NAV) per share of the investment as of the reporting entities measurement dates. The amended guidance applies only to investments in entities that calculate NAV consistent with the measurement principles of ASC 946 (i.e., entities that measure investment assets at fair value on a recurring basis). Our adoption of the ASU did not have a material effect on our financial condition or consolidated results of operations.

PROPERTIES

We currently lease 10 different office properties in four different locations in India with a total of 43,700 square feet of space. Each property is under a separate lease agreement comprised of a combination of administrative offices and areas that operate the Company’s servers and computers systems. The various lease agreements begin to expire in June 2011 through March 2015. For leases expiring in 2011, we have already begun the renewal negotiations. Under the current lease agreements, we pay an aggregate monthly rent of Rs. 2.8 million (approximately $64,000) per month. We believe that all leased space is in good condition and that the property is adequately insured by the owner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of May 13, 2011, the closing of the acquisition of Xalted Networks (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers who are our named executive officers and directors; and (iii) by such officers and directors as a group. Unless otherwise specified, the address of each of the directors and officers set forth below is in care of the Company at the address on the front page of this filing.

Name and Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Named Executive Officers, Directors and Nominees for Director
Stephen K. Smith(3) 5425 Petticoat Lane Austin, TX 78746	Director; President	common stock	45,000	*
Michael Grove (4) c/o 5300 Cherry Creek, Unit 1328, Denver, Colorado 80246	Secretary, Treasurer and Principal Financial Officer	common stock	45,000	*
Ajay Batheja (5)	Director; Chairman, Chief Executive Officer and President; Chief Executive Officer of Xalted Information	common stock	2,326,844	35%
V.R. Ranganath (5)	Director Nominee	common stock	2,326,844	35.0%
Luigi Caramico	Director Nominee	common stock	2,326,844	35.0%
B.N. Ramakrishnan	Chief Financial Officer of Xalted Information		0	*
All officers and directors as a group (persons named above)		-	7,070,532	106.4%
5% Security Holders
Xalted Holding Corporation(6)		common stock	2,326,844	35.0%
Imprenord ME(7)		common stock	2,094,159	31.5%
Empire Capital Partners, LP (8)		common stock	598,331	9.0%
Ajay Bethejia (9)		common stock	2,326,844	35.0%
Bob Kondamoori(9)		common stock	2,326,844	35.0%
Luigi Caramico(9)		common stock	2,326,844	35.0%
VR Ranganath(9)		common stock	2,326,844	35.0%
Peter J. Richards (8) (10)		common stock	897,497	13.5%
Scott A. Fine (11)		common stock	598,331	9.0%

* Represents less than 1% of our common stock.

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

(2)

A total of 6,648,125 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of May 16, 2011. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)	Former President prior to closing of the acquisition of Xalted Networks on May 13, 2011.

(4)	Former Secretary, Treasurer and Principal Financial Officer prior to closing of the acquisition of Xalted Networks on May 13, 2011.

(5)	See footnote 9.

(6)	According to the Schedule 13D filed on June 29, 2011 by Xalted Holding Corporation, voting and investment authority with regard to the shares held by Xalted Holding Corporation are held by its board of directors, comprised of Ajay Batheja, Bob Kondamoori, Luigi Caramico and VR Ranganath. The foregoing directors of Xalted Holding Corporation may be considered as sharing voting and dispositive powers over the shares held by Xalted Holding Corporation. The address of the principal place of business of Xalted Holding Corporation is 1080 O’Brien Drive, Menlo Park, CA 94025.

(7)

Voting and investment authority with regard to the shares held by Imprenord ME is held by Jeetendra Chauhan, the Treasurer of Imprenord ME. The address of the principal place of business of Imprenord ME is LOB 15-117, PO Box 17870, Jebel Ali Free Zone, Dubai, UAE.

(8)

According to the Schedule 13G filed on July 1, 2011 by the Empire Affiliates (defined below), voting and investment authority with regard to the shares held by Empire Capital Partners, LP may be considered to be held by (1) Empire Capital Partners, LP (“Empire Capital”) and its affiliates, including: Empire GP, LLC (“Empire GP”), a Delaware limited liability company, which serves as the General Partner to Empire Capital and Empire Capital Management, LLC (“Empire LLC”), a Delaware limited liability company, which serves as Investment Manager to Empire Capital as retained by Empire GP. Scott A. Fine (“Mr. Fine”) and Peter J. Richards (“Mr. Richards”; collectively with Empire Capital, Empire GP, Empire LLC and Mr. Fine, the “Empire Affiliates”) are the only Managing Members of Empire LLC and the only Managing Partners of Empire GP. As such, Mr. Fine and Mr. Richards may be considered as the persons having the voting and dispositive powers over the other Empire Affiliates, and thus, the shares held by Empire Capital. In addition, Mr. Richards also directly own 299,166 shares of our common stock, accounting for 4.5% of our common stock. Mr. Fine and Mr. Richards disclaim beneficial ownership of the shares of common stock reflected in this filing, except with respect to any respective pecuniary interest in such securities pursuant to Section 13 of the Act. The address of the principal place of business of Empire Capital and the Empire Affiliates is 1 Gorham Island, Suite 201, Westport, CT 06880.

(9)	Includes 2,326,844 shares of common stock owned by Xalted Holding Corporation.

(10)	Includes 299,166 shares of common stock issued to Mr. Richards. Also includes 598,331 shares of common stock owned by Empire Capital Partners, LP. See footnote 7.

(11)	Includes 598,331 shares of common stock owned by Empire Capital Partners, LP. See footnote 7.

Changes in Control

We are aware of no arrangements which if consummated may result in a change of control of our Company.

DIRECTORS AND EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Ajay Batheja	55	Chairman, Chief Executive Officer and President (1)
Edward Miller	59	Treasurer, Secretary, and Chief Financial Officer (2)
V.R. Ranganath	56	Director (3)
Luigi Caramico	45	Director; V.P., Corporate Strategy (3)
Stephen K. Smith	69	Director (4)

(1)	Became our Chief Executive Officer and a director upon our acquisition of Xalted Networks on May 13, 2011.

(2)	Became an officer upon our acquisition of Xalted Networks on May 13, 2011.

(3)	Became a director on June 4, 2011, the 10th day following our mailing of the Information Statement to our stockholders.

(4)

Former President prior to closing of the acquisition of Xalted Networks on May 13, 2011 and director until June 4, 2011, the 10th day following our mailing of the Information Statement to our stockholders.

Ajay Batheja. Mr. Batheja became our Chairman, Chief Executive Officer and President upon closing of the acquisition of Xalted Networks on May 13, 2011 and has been the Chief Executive Officer of Xalted Information since 2003. He has over three decades of extensive international experience in sales & marketing, operations management and partnership development; within the telecommunications and software sector. Mr. Batheja holds an MBA Degree from Pepperdine University and an MSEE Degree in Electrical Engineering from the Clemson University.

As one of our founders and a technologist, Mr. Batheja has comprehensive expertise and knowledge regarding our software solutions and technology, as well as insight into our anticipated future technological needs and industry needs.

Edward Miller. Mr. Miller became our Treasurer, Secretary, and Chief Financial Officer upon the completion of our acquisition of Xalted Networks on May 13, 2011. Mr. Miller has over 30 years of experience in both financial and operational management. Between June 2010 and May, 2011, he was working as a management consultant to Analect Consulting. He was the CFO for INVENX, Inc., an equipment manufacturing company, between April 2009 and June 2010. He was the Controller for SemIndia USA, Inc. , a start-up semiconductor manufacturing company, from April 2006 to March 2009. Mr. Miller holds a Bachelors Degree from Ohio University in Finance.

Mr. Miller possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets, which provides a diversity of experience.

Luigi Caramico. Mr. Caramico became our Vice President Corporate Strategy upon closing of the acquisition of Xalted Networks on May 13, 2011. Mr. Caramico became a member of our board of directors on June 4, 2011. Mr. Caramico, prior to joining Kranem, was the Chief Executive Officer and Director with the Klaustech Group, a software company focused on applications for the internet, between December 2008 and May 2011. He was the president of Intelligentias Inc., a software company, from February 2006 to November 2008. Mr. Caramico has served as a board member on four different companies, of which Intelligentias Inc., is a public company. Mr. Caramico is a graduate of the University of Rome and holds a degree in computer science.

As one of our founders and a technologist, Mr. Caramico has comprehensive expertise and knowledge regarding our software solutions and technology, as well as insight into our anticipated future technological needs and industry needs.

V.R. Ranganath.

Mr. Ranganath became a member of our board of directors on June 4, 2011. He has been a member of the board of directors of Xalted Information since 2000. Mr. Ranganath was the founder and has been the president of Alliance Venture Management., a venture capital company specializing in technology investments, since August 1997. He has extensive experience in product management and marketing in the multinational marketplace from his prior management positions with Sun Microsystems, AMD, Micro Linear , and Integrated Device Technology. Mr. Ranganath holds a BSEE from Bengaluru University in India and a MSEE from Utah State University.

Mr. Ranganath’s experience as a technology-focused investor, which gives him in-depth knowledge of, and exposure to, current technology and industry trends and developments, provides us with valuable insight into our industry and target markets.

Stephen K. Smith. Mr. Smith served as our President since January 21, 2004 and resigned as our executive on May 13, 2011, upon the completion of our acquisition of Xalted Networks. He served as our director between January 21, 2004 and June 4, 2011, the tenth day following the mailing of the Information Statement to our stockholders. Mr. Smith received a Bachelor of Arts degree from Hanover College in 1964 and his Master of Arts degree from the University of Northern Colorado in 1978.

Directors are elected until their successors are duly elected and qualified.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence—Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
B.N Ramakrishnan	50	Chief Financial Officer, Xalted Information
G. Venkateswarlu	45	Director, Engineering, Xalted Information
Deepak Nandwani	38	Director, Program Management, Xalted Information
Hrishikesh Kulkarni	35	Principle Architect, Xalted Information

B.N. Ramakrishnan. Mr. Ramakrishnan became our Vice President Controller upon closing of the acquisition of Xalted Networks on May 12, 2011 and is the Chief Financial Officer of Xalted Information since 2005. Prior to joining Xalted, Mr. Ramakrishnan was CFO & Company Secretary and as Vice President & Company Secretary in several companies including Unisys, Monsanto and the Garden Vareli Group. He holds a Masters Degree and a Bachelors Degree in Law and Accounting.

G. Venkateswarhu. Mr. Venkateswarhu has served as Director of Engineering of Xalted Information since 1999. Mr. Venkateswarhu has over 15 years in the field of Software Development Delivery & Project Management in the telecom industry. He is responsible for streamlining the development schedule and processes in Xalted while also managing the software development and QA teams. He holds a ALCCS degree, which is equivalent to M.Tech (CS) from IETE, New Delhi.

Deepak Nandwani. Mr. Nandwani has served as Director, Program Management Office for Xalted Information since February 2010. Mr. Nandwani has over 17 years of experience in managing and delivering software system, integration projects, implementation of OSS/BSS, applications and analytics in the telecom industry. At Xalted information, Mr. Nandwani is responsible for developing and leading a strategically oriented Program Management Office with the objective of prioritizing and optimizing the resulting value from the program, consistent with the strategy of the organization. Between February 2009 and February 2010, Mr. Nandwani was the Program Delivery Manager for Soma Networks, a systems integration company. His responsibilities were delivery of business requirements and leading efforts to ensure smooth delivery management operations of OSS/BSS implementation framework. Between July 2003 and February 2009, he was the Project Manager with Satyam Computer Services Ltd. His responsibilities were to manage software system development and integration projects through all phases of project life cycle, implementation, and managed post-production support. He holds a Graduate degree from Delhi University, Professional Diploma in Software Technology and Systems Management from NIIT and Certificate in Program on Leading and Managing from IIM Calcutta.

Hrisikesh Kulkarni. Mr. Kulkarni has served as Principal Architect for Xalted Information and oversees the Technology Office Activities at Xalted Information since November, 2003. Mr. Kulkarni was the Senior Systems Engineer at Incoda Corporation between January, 2003 and October, 2003 and held the same designation at Software Elements Pvt Ltd until December 2002. His responsibilities were leading multi-disciplinary and transnational teams for conception, development and implementation of ICT products and solutions across domains, while focusing on delivering exceptional value to end customers. He has also been responsible for product and process innovation initiatives. He holds a degree in Electronics Engineering from Mumbai University, Post Graduate Diplomas in Advanced Computing from CDAC, Embedded Systems from Department of Atomic Energy and certificates in Bio-Informatics from IIT Mumbai.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

  been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. None of our executive officers received total annual salary and bonus compensation in excess of $100,000.

				Stock	Option	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Ajay Batheja,	2010	39,000	-	-	-	-	39,000
Chief Executive Officer and President (1)	2009	39,000	-	-	-	-	39,000
Stephen K. Smith,	2010	-	-	-	-	-	-
former President (2)	2009	-	-	-	-	-	-

(1)

On May 13, 2011, in connection with our acquisition of Xalted Networks, Mr. Ajay Batheja became our Chairman, Chief Executive Officer and President. Mr. Batheja is also a consultant of Xalted Information. The annual, long term and other compensation shown in this table include the amounts Mr. Batheja received from both companies. Mr. Batheja did not receive a bonus because the mandatory bonus payment under the Indian law is not applicable to employees or consultants whose monthly compensation exceeds the maximum monthly cap of Rs.10,000 for such mandatory payment.

(2)	Stephen K. Smith resigned from all offices he held with us upon the closing of the acquisition of Xalted Networks on May 13, 2011.

Summary of Employment Agreements and Material Terms

Ajay Batheja, our Chairman, Chief Executive Officer and President has executed a Consulting Agreement, effective on October 1, 2005, with Xalted Information, which was amended effective August 1, 2006. Pursuant to the consulting agreement (as amended), the agreement is effective for 5 years. Mr. Batheja is entitled to Rs. 1,50,000 per month (Rupees One Lac & Fifty Thousand) for his consulting services, payable monthly. The scope of Mr. Batheja’s services is management control and operation services. Xalted Information may terminate the agreement for Mr. Batheja’s breach of the agreement upon 30-day notice, or without cause upon 60-day prior written notice. Both parties may terminate the agreement by mutual agreement with 30-day notice. The foregoing description of the terms of the consulting agreement between Mr. Batheja and Xalted Information is qualified in its entirety by reference to the provisions of such agreement (and amendment) , which is filed as Exhibit 10.3 hereto.

Other than the salary and necessary social benefits required by the government, which are defined in our standard employment agreement, we currently do not provide other benefits to our officers at this time.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of our named executive officers at December 31, 2010. No equity awards were made during the fiscal year ended December 31, 2010.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the fiscal year ended December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Transactions With Related Persons

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Form 8-K, the following is a description of each transaction since January 1, 2010 and each currently proposed transaction in which:

  we have been or are to be a participant;

  the amount involved exceeds or will exceed $120,000; and

  any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Services, Software and License Agreements

(1) Xalted Information Systems sold services, software and licenses to Xalted Holding in 2010 and for the first nine months of 2011 in the aggregate amount of $2,154,535 and $1,499,162, respectively.

(2) Xalted Information Systems sold services, software and licenses to the new Xalted Networks in the first nine months of 2011in the aggregate amount of $0.

Loans and Advances

In 2010 and the end of the first nine months of 2011, respectively, Xalted Information had or made loans and/or advances to or from the following entities:

(1) to KM Assets Management Private. Ltd. had the amount of $208,882outstanding in 2010 and $0 at the end of third quarter of 2011, respectively;
(2) from SemIndia Systems Pvt. Ltd. in the aggregate amount of $502,666 in 2010 and $281,623 at the end of third quarter of 2011, respectively;
(3) from Krishil Tech Park Private Ltd, as the transaction occurred in January 2011, there was no balance at the end of 2010, and the aggregate amount outstanding at the end on September 39, 2011 was $697,016; and
(4) from Xalted Technologies Private Ltd. in the aggregate amount of $0 at the end of September 30, 2011.

We are disclosing the foreoing transactions because the directors of Xalted Information, Messrs. Pratap Kondamoori and Raj Manikonda (resigned in February 2011), are/were also directors of SemIndia Systems Pvt. Ltd, KM Assets Management Private Ltd and Xalted Technologies Private Ltd. In addition, the directors of Xalted Information, Messrs. Pratap. S. Kondamoori and Rajendra Manikonda, are nominated directors in Krishil Tech Park Private Ltd. Notwithstanding the disclosure here, to our knowledge, other than their positions as directors or nominated directors, Messrs. Pratap Kondamoori and Raj Manikonda did not have personal interest in such transactions.

Asset Sale

On March 31, 2010, Xalted Information entered into an Asset Purchase Agreement titled Hardware Business Sale Agreement with Xalted Technologies Private Ltd, pursuant to which Xalted Information sold certain assets (including liabilities) to Xalted Technologies Private Ltd in the aggregate amount of $ 170,089.

On January 14, 2011, Xalted Information sold the allocated land located in Whitefield, Bangalore, India to Krishil Tech Park Private Ltd, Bangalore for an aggregate consideration of $782,473. The land was allotted to Xalted Information by Karnataka Industrial Area Development Board (KIADB) in 2004. The book value of the land as on December 31, 2010 was $803,412.

Procedures for Approval of Related Party Transactions

Currently, any related party transaction is submitted to our board of directors and are approved by a disinterested majority of our board of directors.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

(a)

In April 2010, a petition was filed against Xalted Information in the High Court of Karnataka at Bangalore by Arasor Corporation, or Arasor, a Delaware company. The High Court is the principal court of original jurisdiction in the Indian state of Karnataka, sitting in the city of Bangalore. The petition sought an order under Sections 433 and 434 of the Companies Act of 1956 for the winding up of Xalted Information, based on allegations that Xalted Information did not pay for communications equipment sold and shipped by Arasor. We maintain the Company never received the equipment which is alleged to have been shipped to us. This type of an aggregate amount of $4.5 million claim, and the type of relief sought, is not unusual in India.

The petition was heard by a single judge, sometimes also called a “Single Bench Judge,” in the High Court in Karnataka. Any judicial panel comprised of two judges in a given court is referred to in India as a “Division Bench.” The Single-Bench Judge found sufficient evidence to hold a hearing on Arasor’s complaint to “wind-up” Xalted Information on November 10, 2010. On December 14, 2010, Xalted Information filed an appeal of that decision before a Division Bench of the same High Court. On January 19, 2011, the two-judge Division Bench stayed the November 10, 2010 order of the Single Bench Judge and all further proceedings in the action filed by Arasor, pending the appeal.

After submission of written arguments, a hearing on the appeal was conducted in March 2011, a further hearing was set for June 9, 2011, and the earlier stay was continued during the pendency of the appeal. In June 2011, Xalted Information filed an additional application with the two-judge Division Bench to request dismissal of the claims against it on the basis that Arasor’s corporate status was “void” in Delaware and “forfeited” in California, and that Arasor therefore was without corporate power and authority to maintain or prosecute the action. On October 15, 2011, the Division Bench heard the appeal filed by Xalted Information and set aside the order of admission of the petition. The Division Bench Court determined that the order passed by the Single Judge Court did not fully take into consideration the defenses presented by Xalted Information and remanded the matter back to the Single Bench Judge to hear the evidence of both parties again, as to whether there was sufficient evidence to admit the petition for trial. The Divisional Bench Court also ruled that Xalted Information is permitted to raise all defenses, including the defense of the non-existence of Arasor Corporation.

The Company's India counsel has informed us they believe Xalted Information has a reasonably strong legal position and a good chance of success in of persuading the Single Bench Judge to refuse to admit the winding-up petition. If Xalted Information is not successful in that effort, it may appeal the admission of the petition to the Division Bench and, if necessary, to the Supreme Court. Should those appeals fail, the petition would be finally admitted and the matter would proceed to trial before the Single Bench Judge. Again, Xalted Information would have the opportunity to contest the claims made by Arasor. In the event of an adverse decision, Xalted Information would be entitled to appeal that decision to the Division Bench and, if necessary, to the Supreme Court. If all appeals were to fail, Xalted Information would be subject to judicial liquidation in India if it is unable to pay the amount of the judgment. If liquidation of the company were to be carried out, we would lose most of our operating assets, which would have a material adverse effect on our business.

(b)

In November 2011, a civil lawsuit was filed against Xalted Networks, in the Superior Court of California, Santa Clara County, by Empirix, Inc., a Delaware company, in the amount of $316,625.01. The lawsuit alleges that Xalted Networks purchased monitoring surveillance and analysis technology and products from Mutina Technology S.R.L., an Italian company, that is 100% owned by Empirix, Inc. We maintain that Xalted Networks, which was formed on March 14, 2011, could not have entered into a contractual relationship with Mutina Technology S.R.L. on August 17, 2009, as the Company did not exist.

On January 5, 2012, Xalted Networks filed a Notice of Demurrer in the Superior Court of California, Santa Clara County, to have the civil action against Xalted Networks dismissed based upon the fact that the Company did not exist at the time that the contractual arrangement allegedly occurred. The hearing to determine the Notice of Demurrer will likely occur in February 2011.

The Company's California counsel has informed us they believe Xalted Networks has a strong legal position and a good chance of success in persuading the Superior Court of California to dismiss the lawsuit. If Xalted Networks is not successful in that effort, it may appeal the lawsuit to the California Courts of Appeal and the California Supreme Court. Should those appeals fail, Xalted Networks would be subject to a court action and would have to pay the amount of $316,625.01 and it could have a material adverse effect on our business.

We are currently not aware of any other legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol “KRAN” on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority, however there is not currently, nor has there ever been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.quotemedia.com.

Holders

As of May 16, 2011, there were approximately 45 holders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

As of May 16, 2011, we did not declare or pay any dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2010, we did not have in effect any compensation plans under which our equity securities are authorized for issuance and we did not have any outstanding stock options.

RECENT SALES OF UNREGISTERED SECURITIES

Reference is made to the disclosure set forth under Item 3.02 of this report, which disclosure is incorporated by reference into this section.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue up to 50,000,000 shares of common stock, no par value. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a cash dividend and does not anticipate declaring a cash dividend in the foreseeable future. Should we decide in the future to pay cash dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

We are authorized to issue up to 10,000,000 shares of preferred stock, no par value, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of our preferred stock are currently outstanding. The issuance of additional shares preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is First American Stock Transfer, Inc. Their mailing address is 4747 North 7th Street, Suite 170, Phoenix, AZ 85014 and their phone number is (602) 485-1346.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

As of May 13, 2011, the effective date of our acquisition of Xalted Networks, our independent public accountants were DeJoya Griffith & Company, LLC, or DeJoya Griffith, and that firm has remained our independent public accountants without interruption since then. Our current report on Form 8-K disclosing this transaction, including this amendment, attaches financial statements of the operating company we acquired, Xalted Information Systems Pvt. Ltd., audited by the Indian accounting firm of T.R. Chadha & Co., Chartered Accountants, or Chadha. That firm was not then, and has never been, associated with the financial statements of the Company itself.

On October 4, 2011, our board made a decision to re-characterize our acquisition of Xalted Networks as a reverse recapitalization. In reverse recapitalization transactions, the accounting firm which is not associated with the financial statements of the reporting company after the closing of the transaction (in our case, Chadha) is referred to as the “predecessor accountant.” The accounting firm which is associated with the reporting company’s financial statements following the reverse recapitalization (in our case, DeJoya Griffith) is referred to as the “successor ac-countant.” Despite these commonly accepted references, in our case DeJoya Griffith was not dismissed when we acquired Xalted Networks nor was it re-engaged following that acquisition.

De Joya Griffith’s reports on our financial statements as of and for the fiscal years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its reports for the fiscal years ended December 31, 2010 and 2009 contained a qualification as to our ability to continue as a going concern.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

Acquisition of Xalted Networks

On May 13, 2011, we acquired the wholly-owned subsidiary of Xalted Holding, Xalted Networks, in exchange for (i) the issuance to Xalted Holding of 2,326,844 newly issued shares of our common stock, and (ii) the cancellation of three convertible promissory notes previously issued by Xalted Holding to Imprenord ME, Empire Capital Partners, L.P. and Peter Richards, respetively, in the aggregate principal amount of $2,500,000, in exchange for the issuance of shares of the Company’s common stock to the holders of such notes, respectively in the amount of 2,094,159 shares, 598,331 shares, and 299,166 shares.

The foregoing securities were offered and sold to accredited investors pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder.

Reference is made to the disclosure set forth under Item 1.01 of this report, which disclosure is incorporated by reference into this section.

Acquisition of Investco

On June 30, 2011, we entered into an Asset Purchase Agreement with Investco, a British Virgin Islands corporation, to acquire certain software, source code, intellectual property rights and other materials relating to the “Data Retention,” “Man in the Middle,” “Man in the Middle Detector” and “nCrypto” products and product families. As consideration for the sale of such assets, we issued to Investco 1,329,625 shares of our common stock and a one-year convertible promissory note in the principal amount of $400,000. The note is convertible at the option of the note holder, in whole but not in part, into shares of our common stock, at the per share price paid by, and on the same terms and conditions extended to, the investors in our next round of financing.

The foregoing securities were offered and sold to Investco pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the Current Report on Form 8-K filed on July 7, 2011.

Exchange of Common Stock for Preferred Stock

On November 21, 2011, we entered into a Common to Preferred Stock Exchange Agreement, or the Exchange Agreement with Fecund Investments S.A, Extant Investments Ltd., Empire Capital Partners, L.P., Peter Richards and Xalted Holding, or the Exchanging Investors, under which the Exchanging Investors agreed to exchange their common stock for the Company’s Series A convertible preferred stock at a ratio of one share of Series A Convertible Stock for each 100 shares of common stock. The Exchange Agreement allows the Exchanging Investors to convert their Series A convertible preferred stock back into common stock at their option, subject to the then availability of sufficient authorized shares of common stock, at the original ratio, as adjusted, per the Agreement. The Exchange Agreement gives the holders of the Series A Convertible Stock the same dividend and liquidation rights as holders of the common stock and allows them to vote, not a separate class, but as a combined class with the holders of the common stock on an “as converted basis.”

The foregoing securities were offered pursuant to the exemptions from the registration requirements under Section 3(a)(9) of the Securities Act for the exchange of securities, Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the terms of the Exchange Agreement is qualified in its entirety by reference to the Current Report on Form 8-K filed on November 22, 2011.

Acquisition of Alfa Sistemi

Effective November 30, 2011, we issued 199,000 shares of our common stock to Ms. Mario Fausto Greco and one share to Mr. Aldo Greco and as partial consideration for our acquisition of 100% of the equity of Alfa Sistemi Telemedia Srl, an Italian company.

The foregoing securities were offered and sold to Ms. Greco and Mr. Greco pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the terms of our acquisition of Alfa Sistemi is qualified in its entirety by reference to the Stock Purchase Agreement attached as Exhibit 10.14 of this report.

Acquisition of Adora

On December 21, 2011, we entered into an agreement to acquire 100% ownership of Adora, from E-Company Srl and Ms. Cristina Carra. Pursuant to the Adora Purchase Agreement, we are obligated to issue shares of our common stock in aggregate value of $1,250,000 to E-Company Srl and Ms. Cristina Carra, the sole shareholders of Adora, part of which is to be issued on the day after Adora’s 2011 audit is completed and the remaining part of which is to be issued on the day after Adora’s 2012 audit is completed.

The foregoing securities were offered and sold to E-Company Srl and Ms. Cristina Carra pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the terms of our acquisition of Adora is qualified in its entirety by reference to the Stock Purchase Agreement attached as Exhibit 10.15 of this report.

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

As of May 13, 2011, the date of our acquisition of Xalted Networks, our independent public accountants were DeJoya Griffith & Company, LLC, or DeJoya Griffith, and that firm has remained our independent public ac-countants without interruption since then. Our current report on Form 8-K disclosing this transaction, including this amendment, attaches financial statements of the operating company we acquired, Xalted Information Ssytems, au-dited by the Indian accounting firm of T.R. Chadha & Co., Chartered Accountants, or Chadha. That firm was not then, and has never been, associated with the financial statements of the Company.

During our most recent fiscal years 2009, 2010 and 2011, and during the interim period since December 31, 2011, our principal accountant, DeJoya Griffith, neither resigned nor was dismissed. During the same period, no independent accountant previously engaged as our principal accountant to audit our financial statements, nor any independent accountant who was previously engaged to audit a significant subsidiary and on whom our principal accountant expressed reliance in its report, resigned or was dismissed. As noted below Chadha, the accountants for our Indian subsidiary, were dismissed effective May 13, 2011, but our principal accountant has never expressed reliance on Chadha.

By reason of our board’s decision to reclassify our acquisition of Xalted Networks as a reverse recapitalization, DeJoya Griffith is considered to be our “successor accountant,” and Chadha is considered to be our “predecessor accountant.” Nevertheless, Chadha was never engaged as our independent public accounting firm and therefore was not dismissed, and did not resign, from that position at the time of our acquisition of Xalted Networks. We did dismiss Chadha as the independent accounting firm associated with the financial statements of our operating subsidiary, Xalted Information Systems Pvt. Ltd., for all periods after May 13, 2011. The decision to dismiss Chadha as the independent accounting firm associated with the financial statements of Xalted Information Systems Pvt. Ltd. was made by the CEO of that subsidiary and subsequently approved by our board; we did not have, and do not have, an audit committee. By resolution on June 6, 2011, our board also made the decision to continue with DeJoya Griffith as the independent public accountants for Kranem Corporation without interruption following our acquisition of Xalted Networks on May 13, 2010.

Chadha’s report on the financial statements of Xalted Information Systems for the prior two fiscal years, which is attached to this report on Form 8-K, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During our fiscal years 2009 and 2010, and during the interim period from January 1, 2011 to May 13, 2011, there were no disagreements with Chadha on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or pro-cedure, which, if not resolved to its satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. During the same period, Chadha did not advise us or Xalted Information Systems that Xalted Information Systems’ internal controls necessary for it to develop reliable financial statements did not exist; did not advise us or Xalted Information Systems that information had come to its attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management; did not advise us or Xalted Information Systems of any need to expand significantly the scope of its audit, or that information had come to its attention that might have materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or cause it to be unwilling to rely on management's representations or be associated with our financial statements, and due to its dismissal as the accountants for our operating subsidiary, or for any other reason, it did not so expand the scope of its audit or conduct such further investigation; did not advise us or Xalted Information Systems that any information had come to its attention that it concluded materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to its satisfaction, would prevent it from rendering an unqualified audit report on those financial statements, and due to its dismissal as the accountants for our operating subsidiary, or for any other reason, the issue has not been resolved to its satisfaction prior to its dismissal.

During our two most recent fiscal years, and during the interim period since the end of our last fiscal year, DeJoya Griffith has been and continues to be our principal independent public accountant. Effective as of our acquisition of Xalted Networks on May 13, 2011, the scope of DeJoya Griffith’s engagement was expanded to include our operating subsidiaries, including Xalted Technologies. During our two most recent fiscal years, and during the interim period since the end of our last fiscal year, we consulted with DeJoya Griffith as to the accounting treatment of our acquisition of Xalted Networks and oral advice was provided that was taken into account by our board both with regard to our original classification of the transaction as an acquisition, and with regard to our October 4, 2011, reclassification of that transaction as a reverse recapitalization. We did not consult DeJoya Griffith on any other matter that was the subject of a disagreement or reportable event of the type just referred to with regard to Chadha.

Both Chadha and DeJoya Griffith have been provided with a copy of the disclosures made under this Item 4.01 and each has furnished the SEC with a letter stating its agreement with these disclosures. These letters are filed as Exhibits 16.1 and 16.2 to this report on Form 8-K.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

Reference is made to the disclosure set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference.

As a result of the closing of the acquisition of Xalted Networks on May 13, 2011, Xalted Holding, the former shareholder of Xalted Networks, owned 35% , Imprenord ME owned 31.5%, Empire Capital Partners, L.P. owned 9%, and Peter Richards owned 4.5%, of our total outstanding common stock total voting power of all our outstanding voting securities. This constituted a change of control of Kranem Corporation.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the closing of our acquisition of Xalted Networks on May 13, 2011, Michael Grove, our Secretary, Treasurer and Principal Financial Officer, resigned from all offices that he held; and Stephen K. Smith, our President and director, resigned from all offices that he held, and resigned as a director effective as of June 4, 2011, the tenth day following our mailing of an Information Statement to our stockholders. Such resignations were not in connection with any known disagreement with us on any matter.

On the same date, our board of directors increased its size from one to three members and appointed Ajay Batheja, Luigi Caramico and V.R. Ranganath, to fill the vacancies created by such increase and Mr. Smith’s resignation. Mr. Batheja’s appointment became effective upon the closing of the acquisition of Xalted Networks on May 13, 2011, and the remaining appointments became as of June 4, 2011, the tenth day following our mailing of an Information Statement to our stockholders.

In addition, our board of directors appointed Ajay Batheja as our Chairman, Chief Executive Officer and President, and Edward Miller as our Treasurer, Secretary, and Chief Financial Officer, effective immediately at the closing of the acquisition of Xalted Networks.

For certain biographical and other information regarding the newly appointed officers and directors, see the disclosure under Item 2.01 of this report, which disclosure is incorporated herein by reference.

ITEM 5.06	CHANGE IN SHELL COMPANY STATUS

Reference is made to the disclosure set forth under Item 2.01 and 5.01 of this report, which disclosure is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired

Filed herewith are:

  Unaudited consolidated financial statements of Kranem Corporation as of September 30, 2011

  Audited consolidated financial statements of Xalted Information for the years ended December 31, 2010 and 2009

(b) Pro Forma Financial Information

Filed herewith is unaudited pro forma combined financial information of Kranem Corporation and its subsidiaries.

(d) Exhibits

Exhibit No.	Description
2.1

Share Exchange Agreement, dated May 12, 2011, among the Company, Xalted Networks, Inc. and Xalted Holding Corporation [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 16, 2011]

3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on December 8, 2004]

3.2	Bylaws of the Company [incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed on December 8, 2004]

10.1

Assignment of Note Agreement, dated May 13, 2011, among the Company, Xalted Holding Corporation, Imprenord, ME, Empire Capital Partners, L.P., and Peter Richards [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 16, 2011]

10.2

Extension of Assignment of Note Agreement between Xalted Holding Corporation, Imprenord ME, Empire Capital Partners, LP, and Peter J. Richards, effective May 6, 2011 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.3

Consulting Agreement, effective on October 1, 2005, between Xalted Information Systems Pvt. Ltd. and Ajay Batheja [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.4

Share Exchange and Restricted Stock Purchase Agreement between Xalted Networks, Inc., Xalted Information Systems, Pvt., Ltd., Rajendra Manikonda and Pratap (Bob) Kondamoori, dated as of October 1, 2004 [incorporated by reference to Exhibit 10.48 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.5

Amendment to Exchange Agreement and Option to Purchase and Right to Distributions Agreement between Xalted Networks, Inc., Rajendra Manikonda and Pratap (Bob) Kondamoori, effective on February 15, 2006 [incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.6

Stock Purchase Agreement between Xalted Information Systems, Pvt., Ltd., Pratap Kondamoori and Raj Manikonda, dated February 15, 2006 [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.7

Transfer Agreement between Xalted Holding Corporation, Xalted Networks, Inc., and Xalted Information Systems, Pvt., Ltd., dated as of March 16, 2011 [incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.8	Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004

10.9	Assignment Agreement between Xalted Networks, Inc. and Xalted Information Systems, Ltd. Pvt in respect of the Satyam Agreement dated March 1, 2005

10.10	Renewal Amendment No.1 to the Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004, effective on July 25, 2008

10.11	Renewal Amendment No.2 to the Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004, effective on July 25, 2008

10.12	Renewal Amendment No.3 to the Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004, effective on May 1, 2010

10.13*	Agreement for Supply of Products between Xalted Networks Inc. and Ericsson India Private Limited dated May 10, 2009

10.14*	Stock Purchase Agreement, dated November 30, 2011, between Kranem Corporation, a Colorado corporation, Alfa Sistemi, an Italian corporation, Mr. D’Alesio, the CEO of Alfa Sistemi, and the Sellers of Alfa Sistemi

10.15*	Stock Purchase Agreement effective on November 1, 2011 between Kranem Corporation, a Colorado corporation, Adora, an Italian corporation, Mr. Santangelo, the CEO of Adora, and the equity holders of Adora

10.16	The Series BB and CC Stock Purchase Agreement, the Schedule of Exceptions, and the Related Agreements referenced in the Exhibit 10.4 above

16.1	Letter from De Joya Griffith & Company, LLC

16.2	Letter from T R Chadha & Co

21.1	Subsidiaries of the Company [incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on May 16, 2011]

*Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the omitted information has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 16, 2012

KRANEM CORPORATION

By: /s/ Edward Miller
Edward Miller
Chief Financial Officer

We have presented financial statements for the years ended December 31, 2009 and December 31, 2010. During those periods, Xalted Networks, Inc., did not exist as it was incorporated on March 14, 2011. That entity therefore is not included in our 2009 and 2010 financial statements. Our pro forma consolidated financial information includes a column for Xalted Networks but no data since it was not formed until after the periods reported on. Xalted Networks is also included in our reviewed financial statements for the period ending March 31, 2011.

KRANEM CORPORATION CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2011
		Consolidated	Consolidated
	Note	30-Sep-11	31-Dec-10
		US $	US $
ASSETS		(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents		123,969	545,374
Available for sale financial assets		-	172,538
Financial assets	6A	940,260	455,856
Accounts receivable, net of allowance for doubtful debts	6B	5,718,860	5,422,724
Accounts receivable - related parties	6B	1,389,865	-
Inventories		-	145,023
Deferred tax assets, net	6	88,166	123,838
Current tax assets net of provision for income tax		32,858	463,021
Prepaid expenses and other current assets		92,537	176,712
Total Current Assets		8,386,515	7,505,086
Non-Current Assets:
Property, plant and equipment, net	6C	139,866	1,001,511
Intangible assets, net	6D	1,488,448	47,730
Financial assets	6A	264,916	81,925
Deferred tax assets, net		18,828	3,202
Other non-current assets		164,477	173,071
Total Non-Current Assets		2,076,535	1,307,439
TOTAL ASSETS		10,463,050	8,812,525

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable		1,240,104	1,473,734
Accounts payable - related parties		1,018,822	1,078,831
Deferred revenues		350,344	88,215
Accrued Payroll		150,493	-
Short-term note		400,000	-
Short-term loan - related parties		441,623	-
Current tax liability, net of tax assets		-	156,451
Other current liabilities		408,485	904,661
Total Current Liabilities		4,009,871	3,701,892

Non-Current Liabilities:
Long-term debt
Long- term provisions	6E	109,660	92,862
Total non-current liabilities		109,660	92,862
STOCKHOLDERS' EQUITY
Preferred Stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding	7	-	-
Common Stock, no par value, 50,000,000 shares authorized, 39,888,750 shares issued and outstanding	7	1,583,113	472,004
Retained earnings		4,938,474	4,249,737
Currency translation reserve		(200,371)	281,015
Accumulated other comprehensive income		22,303	15,015
Total Stockholders' Equity		6,343,519	5,017,771
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY		10,463,050	8,812,525

The accompanying Notes are an integral part of the Financial Statements

KRANEM CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AS OF SEPTEMBER 30, 2011 (Unaudited)

		Three Months Ended		Nine Months Ended
	Note	30-Sep-11	30-Sep-10	30-Sep-11	30-Sep-10
		US $	US $	US $	US $
REVENUES
Income from operations		1,642,594	1,741,696	3,947,562	7,250,269
COST OF REVENUES		434,071	623,560	1,132,185	3,718,772
GROSS PROFIT		1,208,523	1,118,136	2,815,377	3,531,497
OPERATING EXPENSES
Research & development		252,223	247,838	761,614	789,446
Selling and marketing		124,193	91,565	278,899	268,658
General and administrative expenses		454,767	132,199	910,448	386,498
Total Operating Expenses		831,183	471,602	1,950,961	1,444,602
OPERATING INCOME		377,340	646,534	864,416	2,086,895
Finance costs		(31,761)	(373)	(77,498)	(572)
Non operating income		107,674	78,321	173,894	287,412
Income before Income Taxes		453,253	724,482	960,812	2,373,735
Tax expenses	6F	130,160	70,603	272,075	280,866
Net Income		323,093	653,879	688,737	2,092,869
Earnings per Equity share	6G
Basic		0.01	0.03	0.03	0.10
Weighted average number of equity shares used in computing earnings per equity share
Basic		39,888,750	21,335,625	29,749,107	21,335,625

The accompanying Notes are an integral part of the Financial Statements

KRANEM CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS AS OF SEPTEMBER 30, 2011 (Unaudited)

	NINE MONTHS ENDED
	30-Sep-11	30-Sep-10
	US $	US $
Cash Flows from Operating Activities:
Net Income	688,737	2,092,869
Adjustments:
Depreciation and amortization	152,525	126,396
Loss/(Profit) on sale of property, plant and equipment	10,741	(1,960)
Provision for taxation	262,092	297,459
Dividend income	-	(2,904)
Deferred taxes	9,983	(16,593)
Fair value adjustments	(62,204)	(29,898)
Interest (Accrual) / Reversal on fixed deposits	(4,620)	(2,235)
Provision for gratuity and leave encashment	35,613	18,235
Amortization of prepaid rent	23,986	4,508
Gain on liabilities w/o in acquisition	(52,792)	56,499

Changes in Asset / Liabilities
(Increase)/Decrease in other non current Assets	(2,009)	304,946
(Increase)/Decrease in inventories	115,281	2,177,935
(Increase)/Decrease in trade receivables	(2,142,608)	3,491,427
Increase/(Decrease) in tax assets	(14,827)	(189,200)
(Increase)/Decrease in financial assets	23,208	(8,974)
(Increase)/Decrease in prepaid and other current Assets	(4,380)	3,922,814
Increase/(Decrease) in long term provisions	4,570	(2,383)
Increase/(Decrease) in trade payable	(68,082)	(12,225,389)
Increase/(Decrease) in deferred revenues	269,557	(808,050)
Increase/(Decrease) in other current liabilities	182,555	(132,226)
Net Cash from Operating Activities	(572,674)	(926,724)

Cash flows from Investing Activities:
Dividend income	-	2,966
Investments in fixed deposits placed with banks	-	(230,510)
Withdrawal of fixed deposits placed with banks	-	1,599,892
Investment in mutual fund units	(1,097,324)	(223,814)
Redemption of mutual fund units	1,234,392	-
Proceeds from sale of fixed assets	100,784	1,960
Expenditure on property, plant and equipment	(21,945)	(46,773)
Acquisition of assets	(5,831,375)	-
Net Cash from Investing Activities	(5,615,468)	1,103,721

Cash flows from Financing Activities:
Increase/(Decrease) in short term loans	381,283	(405,798)
Increase/(Decrease) in common shares	5,431,375	-
Net Cash from Financing Activities	5,812,658	(405,798)

Net Increase / (decrease) in cash and cash equivalents during the period	(375,484)	(228,801)

Cash and cash equivalents at the beginning of the period	545,374	397,987

Effect of exchange rate changes on cash and cash equivalents	(45,921)	17,815
Cash and Cash Equivalents at the end of the period	123,969	187,001

The accompanying Notes are an integral part of the Financial Statements

KRANEM CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 – Basis of presentation

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by Kranem Corporation (the “Company”), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the period ended December 31, 2010 and notes thereto included in the Company’s current report on Form 8-K (Amendment No. 1) filed on July 29, 2011. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim periods are not indicative of annual results.

Note 2 – History and organization of the Company

The Company was incorporated in the State of Colorado on April 18, 2002 under the name Kranem Corporation. The Company previously offered high-quality office and office supply products to businesses, educational institutions, government agencies and individuals through the Company’s website, www.learningwire.com. The Company operated its business under the “Learningwire” trade name, which is registered with the Colorado Secretary of State. However, the Company ceased its online operations in January 2006 and from that time until the consummation of the Share Exchange Agreement with Xalted Networks, Inc. described below, the Company did not engage in any active operations, other than its search for a privately owned corporation to merge with or acquire.

On May 13, 2011, the Company executed and closed transactions under a Share Exchange Agreement with Xalted Networks, Inc., or Xalted Networks, a Delaware holding company with an operating subsidiary in India. The transactions under the Share Exchange Agreement with Xalted Networks are accounted for as a reverse recapitalization whereby a private company exchanges shares with a non-operational public company resulting in a change in control and management. Accordingly, the historical financial data accompanying these financial statements are that of Xalted Networks, primarily its operating subsidiary in India. Since the closing of the Share Exchange Agreement, the Company has been engaged in the provision of advanced software solutions that enable companies and public organizations, including governments and law enforcement agencies, to capture, manage and analyze structured and unstructured data to enhance business and operational performance and address security threats. The two principal markets that our software solutions address are the telecom security market and the homeland security market. The Company includes law enforcement as part of the homeland security market. The Company’s current and past geographic focus is on India and the surrounding countries in Asia, Africa, and the Middle East.

The Company’s recapitalization with Xalted Networks and its operating subsidiary, Xalted Information Systems (Pvt.) Ltd., or Xalted Information, was accomplished by the forgiveness of $2,500,000 of debt issued by Xalted Network’s parent, Xalted Holding Corporation, or Xalted Holding, which we acquired from three note holders in exchange for the issuance to them of an aggregate of 14,958,280 shares of our common stock; the issuance to Xalted Holding of 11,634,220 shares of our common stock; and the cancellation of an aggregate of 14,687,500 outstanding shares of our common stock held by three individuals. As a result and immediately after the closing of, these transactions, the former Xalted Holding note holders held directly 45% of our issued and outstanding stock. Xalted Holding held directly 35% of our issued and outstanding common stock. The remaining 20% was held by the shareholders of Kranem Corporation of record immediately before the closing of the transactions. The share amounts in these financials reflect the amounts of shares held by the shareholders following the stock dividends issued on July 28, 2011.

Asset Purchase Agreement. On June 30, 2011, we entered into and consummated an Asset Purchase Agreement with Investco, a British Virgin Islands corporation, pursuant to which we acquired certain software, source code, intellectual property rights and other materials relating to the “Data Retention,” “Man in the Middle,” “Man in the Middle Detector” and “nCrypto” products and product families. We refer to these items as the Transferred Assets. We assumed no liabilities of Investco in connection with this transaction.

As consideration for the Transferred Assets, we issued to Investco 6,648,125 shares of our common stock, representing 20% of our then-issued and outstanding capital stock, and a one-year convertible promissory note, or the Note, in the principal amount of $400,000. The Note bears simple interest at the annual rate of five percent and is due and payable, together with accrued interest, on June 29, 2012 or earlier in the event of our insolvency or bankruptcy. The Note may be prepaid at any time without penalty. The Note is convertible at the option of the Note holder, in whole but not in part, into shares of our common stock, at the per share price paid by, and on the same terms and conditions extended to, the investors our next round of financing. The shares and the Note were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. We relied on these exemptions from registration based in part on representations made by Investco. The securities issuable upon conversion of the Note have not been registered under the Securities Act. The shares of common stock, the Note and the securities issuable upon any conversion of the Note, may not be offered or sold absent registration or an applicable exemption from registration requirements.

For more information on this transaction, please see our current report on Form 8-K filed with the SEC on July 7, 2011, which is incorporated herein by reference.

Note 3 - Significant Accounting Policies:

There have been no changes to the Company’s significant accounting policies from those described in Notes to the Financial Statements of the Company for the year ended December 31, 2010. These unaudited financial statements should be read in conjunction with such financial statements for the year ended December 31, 2010 filed in our current report on Form 8-K (Amendment No. 17) filed on July 29, 2011.

Note 4 - Recent Accounting Pronouncements:

The Company evaluated all recent accounting pronouncements issued and determined that the adoption of these pronouncements would not have a material effect on the financial position, results of operations or cash flows of the Company.

Note 5 - Use of estimates:

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as on the date of the financial statements and the reported amount of revenues and expenses during the reported period. Examples of such estimates include: project completion dates, time and cost required to complete projects for purposes of revenue recognition and future revenue, expense and cash flow estimates for purposes of impairment analysis and loss contract evaluation, allowance for doubtful debts, obligations under employee benefit plans, valuation allowances on deferred tax assets, useful lives of premises and equipment (fixed assets) and income taxes. Actual results could differ materially from those estimates.

Note 6 - Other disclosures:

A. Financial Assets:

The components of financial assets are given hereunder:

	As at	As at
	September 30, 2011	December 31, 2010
	$	$
1. Financial Assets-Current
Interest free loan given to director (Note a)	426,773	430,298

Fixed deposits placed with banks with residual maturity less than one year (Note b)	20,844	25,558

Krishil TechPark Private Limited (Note c)	492,643	-
	940,260	455,856

2. Financial Assets-Non-Current
Fixed deposits placed with banks with residual maturity more than one year(Note d)	60,542	81,925
Krishil TechPark Private Limited (Note e)	204,374	-
	264,916	81,925
Total Financial Assets	1,205,176	537,781

Note a: The Company has given interest free loan to a director of Xalted Information and Xalted Networks, which is repayable in 2011. The Board of Directors of Xalted Information has decided that no further loan will be granted to any of the directors in the future.

Note b: Current Fixed Deposits amounting to $ 20,844 and $ 25,558 as on September 30, 2011 and December 31, 2010 respectively are placed with bank as margin for performance /financial guarantees given by the company, as such not considered as cash equivalents.

Note c: The amount due from Krishil Tech Park Private Limited is on account of sale of land which is recoverable by December 2011.

Note d: Entire amounts of non-current fixed deposits as on September 30, 2011 and December 31, 2010 are placed with Bank as margin for performance/ financial guarantees given by the company.

Note e: The amount due from Krishil Tech Park Private Limited is on account of sale of land which is recoverable after September 2012.

B.	Accounts receivable, net of allowance for doubtful debts

Accounts receivables consists of:

	As at	As at
	September 30, 2011	December 31, 2010
	$	$
Accounts receivables
-From customer	3,579,373	3,900,247
-From Related Parties (Refer Note a)	1,389,866	-
Accrued Income (Refer Note b)	2,355,772	1,738,760
Total Accounts Receivables (Gross)	7,325,011	5,639,007
Less: Allowance for Doubtful Debts (Refer Note c)	(216,284)	(216,284)
Accounts Receivable, Net	7,108,727	5,,422,723

Note a:. The related party receivable of $1,389,866 is owed from Xalted Holding Corporation (formerly known as Xalted Networks Inc). Xalted Holding Corporation is a Holding Company ( upto March 15, 2011) and from March 16, 2011, it is considered as entities over which Directors are able to exercise significant influence.

Note b: Accrued income consists of amounts representing the recognized sales value of performance and such amounts that had not been billed and were not billable to customers as the respective milestones were not achieved at the date of the balance sheet.

Note c: The Company had billed a customer in Africa amounting to $ 216,284. In view of the uncertainty in realization of this amount from the customer, the Company as a prudent and conservative measure had made a provision in the books for the entire amount in the year ended December 31, 2009.

The Company through its subsidiary, Xalted Information, is exposed to foreign currency risk on its account receivables. Foreign currency risk is market risk due to effect of changes in foreign currency exchange rates. The contracts with some clients are typically priced in U.S. dollars which represents foreign exchange exposure. Net foreign currency receivable aggregated to $ 1,403,943 and $ 8,750 as at September 30, 2011 and December 31, 2010 respectively.

The allowance for doubtful debts are established at amounts considered to be appropriate based primarily upon Company’s past credit loss experience with the customers and an evaluation of potential losses on the outstanding receivable balances.

The activity in the allowance for doubtful accounts receivable is given below:

For the period
	ended	For the period
	September 30,	ended December
	2011	31, 2010
	$	$
As on beginning of the period	216,284	216,284
Additions	-	-
Deductions	-	-
As on the end of the period	216,284	216,284

C. Property, plant and equipment, net

Property, plant and equipment consist of:

	As at September 30,	As at December 31,
	2011	2010
	$	$

Computer & Peripherals	1,038,503	1,113,637
Communication Equipments	29,079	31,102
Electrical Equipments	127,968	137,752
Lab Equipment	71,788	78,388
Office Equipment	8,350	9,901
Motor Vehicle	16,841	63,730
Air Conditioner	70,253	76,712
Furniture and Fittings	87,597	95,652
Digital Loop Carriers	67,630	73,849
Leasehold improvements	31,054	33,909
Land (Refer Note a)	-	803,412
Total	1,549,063	2,518,044
Less: Accumulated Depreciation	(1,409,197)	(1,516,533)
Property, plant and equipment, net	139,866	1,001,511

Note a: The Sale of Land was accounted under GAAP by reducing the Book Value from the Property, Plant and Equipment and also accounting for the loss on the sale in the Statement of Income. The Buyer had to pay US$510,934 on or before December 31, 2011, out of which the Company had received US$ 91,968 as an advance, and the balance cash consideration of US$ 418,966 is a receivable. The balance amount of US$ 204,374 is due to the Company and will be adjusted against the future monthly rent of the premises which will be occupied by the Company after completion of the building by the buyer at their cost.

D. Intangible Assets, net

The following table presents details of our total Intangible assets:

	Gross Cost	Accumulated	Net carrying
As at September 30, 2011		amortization	value
	$	$	$
Software	278,963	247,655	31,308
Software, IP – Acquired June 30, 2011
(Note a)	1,511,109	53,969	1,457,140

	Gross Cost	Accumulated	Net carrying
As at December 31, 2010		amortization	value
	$	$	$
Software	304,612	256,882	47,730

Note a, On June 30, 2011, we entered into and consummated an Asset Purchase Agreement, with Investco, a British Virgin Islands corporation, pursuant to which we acquired certain software, source code, intellectual property rights and other materials relating to the “Data Retention,” “Man in the Middle,” “Man in the Middle Detector” and “nCrypto” products and product families. We refer to these items as the Transferred Assets. We assumed no liabilities of Investco in connection with this transaction.

As consideration for the Transferred Assets, we issued to Investco 6,648,125 shares of our common stock, representing 20% of our then-issued and outstanding capital stock, and a one-year convertible promissory note, or the Note, in the principal amount of $400,000. The Note bears simple interest at the annual rate of five percent and is due and payable, together with accrued interest, on June 29, 2012 or earlier in the event of our insolvency or bankruptcy. The Note may be prepaid at any time without penalty. The Note is convertible at the option of the Note holder, in whole but not in part, into shares of our common stock, at the per share price paid by, and on the same terms and conditions extended to, the investors our next round of financing. For more information on this transaction, please see our Note 2.

E. Long Term Provisions

Long Term Provisions consists of:

	As at	As at
	September 30, 2011	December 31, 2010
	$	$
Liability Accrual for Gratuity	46,002	51,110
Liability Accrual for Leave	Encashment
(Compensated Absences)	55,381	32,714
Provision for Warranty Expenses	8,277	9,038
Total	109,660	92,862

F. Income taxes

Income taxes consist of:

	For the period	For the period
	ended	ended
	September 30,	December 31 ,
	2011	2010
	$	$
Domestic Income Taxes
Current taxes	236,671	262,334
Earlier Years Taxes	25,420	37,111
Deferred taxes	9,984	(23,270)
Aggregate Income taxes	272,075	276,175

Under Section 80-IC on the Indian Income Tax Act, 1961, Xalted Information is entitled to tax holidays for its Software units located at Himachal Pradesh. 100% tax holidays of profits are available for a period of first five consecutive fiscal years from the date of commencement of operations and 30% exemption of profits for the next five consecutive fiscal years respectively. These holidays expire in fiscal 2015 for the first unit and fiscal 2019 for the second unit.

The components of net deferred tax asset are as follows:

	As at	As at
	September 30, 2011	December 31, 2010
	$	$
Deferred tax assets:
Employee benefits	-	-
Gratuity	14,926	10,867
Leave Encashment	17,968	16,977
Salaries Payable	-	-
Rent Payable	-	-
Provision for Doubtful Accounts	71,224	71,844
MAT credit available as per Income Tax Act, 1961	16,942	18,500
Accrued liabilities	-	22,058
Others	-	9,589
Fair Value of Director’s Loan	-	11,863
Fair Value of Receivables towards sale of land	-	-
Fair Value of Rental Deposits	-	-
Gross deferred tax assets	121,060	161,698
Less: Valuation allowance	-	-
Total deferred tax assets	121,060	161,698

Deferred tax liabilities:
Property, plant and equipment	14,066	26,688
Prepaid Rent	-	7,970
Total deferred tax liabilities	14,066	34,658
Net deferred income tax assets/(liabilities)	106,994	127,040

G. Earnings per share

Basic earnings per share and diluted earnings per share are computed on the basis of the weighted average number of shares outstanding.

The components of basic and diluted earnings per share were as follows:

	Nine months Period	Nine months Period
	January 1, 2011 to	January 1, 2010 to
	September 30, 2011	September 30, 2010
	$	$
Net income attributable to Kranem Corporation’s shareholders ($)	688,737	2,092,869
Average outstanding shares
Basic	29,749,107	21,335,625

Earnings per share
Basic ($)	0.03	0.10

H. Segmental reporting

SFAS 131, "Disclosure about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about business segments and related disclosures about products and services, geographical areas and major customers.

The Chief Executive Officer (CEO) of the Company has been identified as the Chief Operating Decision Maker (CODM) as defined by ASC Topic 280. The CEO of the Company evaluates the segments based on their revenue growth, operating income and return on capital employed. Management of the Company is of the view that it has only one business segment, i.e. Telecom Industry Solutions and hence the disclosure requirements as per SFAS 131 are not applicable to the Company.

Geographic segment

The revenues that are attributable to countries based on location of customers are as follows:

				Nine months
	Three months			Period January
	Period July 1, 2011	Three months Period	Nine months Period	1, 2010 to
	to	July 1, 2010 to	January 1, 2011 to	September 30,
	September 30, 2011	September 30, 2010	September 30, 2011	2010
	$	$	$	$

India	1,077,736	925,995	1,771,488	5,281,485
USA	26,181	756,979	1,578,166	1,707,193
Europe	400,000	0	400,000	0
Nepal	120,623	35,395	123,121	175,083
South Africa	18,054	23,327	74,787	86,508
Total	1,642,594	1,741,696	3,947,562	7,250,269

I. Related Party Transactions

List of related parties where control exists and related parties with whom transactions have taken place and relationships:

Sr
No.	Name of the Related Party	Relationship
1	Xalted Networks Inc	Wholly-owned subsidiary
2	Xalted Holding Corporation (formerly known as Xalted Networks Inc)	Entities over which directors of are able to exercise significant influence are Kranem Corp.
3	Sandalwood Partners	Entities over which directors are able to exercise significant influence
4	SEM India Systems Private Limited	Entities over which directors are able to exercise significant influence
5	Xalted Technologies Private Limited	Entities over which directors are able to exercise significant influence
6	Krishil TechPark Private Limited	Entities over which directors are able to exercise significant influence
7	Prabhas Consulting	Entities over which directors are able to exercise significant influence
8	Shri Pratap Kondamoori	Key managerial personnel
9	Shri Ajay Batheja	Key managerial personnel
10	B V Naidu	Key managerial personnel

Transactions with related parties during the three months period ended September 30, 2011.

As on 30-Sep-11 – Amount in USD
Sr. No.	Nature of Balance Sheet Transaction	Type of Relationship	Entity Name	Nature of Income Statement transaction for CY 09 & CY 10	Opening Balance	Additions	Deletions	Closing Balance	Income Statement Transactio n amount
1	Financial Assets	Key Managerial Personnel	Pratap Kondamoori	Fair value on interest free loan to Director	394,066	32,707	-	426,773	34,969
		Entities over which Directors are able to exercise significant influence	Krishil Tech Park	Sale of Fixed Assets (land)	-	697,016	-	697,016	-
2	Trade Accounts Receivable	Holding Company	Xalted Networks Inc	Revenue	(9,158)	1,498,800	99,775	1,389,866	1,499,162
3	Other Current Assets	Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	-	-	-	-	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Consulting	Not Applicable	-	-	-	-	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Partners	Not Applicable	3,365	-	-	3,365	-
		Entities over which Directors are able to exercise significant influence	KM Asset Management Pvt. Ltd.	Not Applicable	-	-	-	-	-
		Key Managerial Personnel	Pratap Kondamoori	Not Applicable	14,306	-	-	14,306	-
4	Other Current Liabilities	Entities over which Directors are able to exercise significant influence	SEM India Systems Pvt. Ltd.	Not Applicable	460,340	-	178,717	281,623	-
5	Trade Payable	Holding Company	Xalted Networks Inc	Not Applicable	844,824	80,475	41,787	883,512	-
		Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	143,168	-	10,617	132,551	-
		Key Managerial Personnel	Ajay M. Batheja	Consultancy Charges	-	27,590	24,831	2,759	29,739-
		Entities over which Directors are able to exercise significant influence	Prabhas Consultancy	Consultancy Charges	-	5,109	3,066	2,044	5,441

Transactions with related parties during the three months period ended September 30, 2010.

As on 30-Sep-10 – Amount in USD
Sr. No.	Nature of Balance Sheet Transaction	Type of Relationship	Entity Name	Nature of Income Statement transaction for CY 09 & CY 10	Opening Balance	Additions	Deletions	Closing Balance	Income Statement Transactio n amount
1	Financial Assets	Key Managerial Personnel	Pratap Kondamoori	Fair value on interest free loan to Director	398,476	28,585	-	427,061	23,953
		Entities over which Directors are able to exercise significant influence	Krishil Tech Park	Sale of Fixed Assets (land)	-	-	-	-	-
2	Trade Accounts	Holding Company	Xalted Networks Inc	Revenue	548,500	1,708,487	2,191,987	65,000	1,628,164
	Receivable
3	Other Current Assets	Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	11,191	-	11,191	-	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Consulting	Not Applicable	230,457	-	230,457	-	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Partners	Not Applicable	3,365	-	-	3,365	-
		Entities over which Directors are able to exercise significant influence	KM Asset Management Pvt. Ltd.	Not Applicable	1,799,463	209,490	2,008,953	-	-
		Key Managerial Personnel	Pratap Kondamoori	Not Applicable	11,638	-	-	11,638	-
4	Other Current Liabilities	Entities over which Directors are able to exercise significant influence	SEM India Systems Pvt. Ltd.	Not Applicable	982,074	1,555	407,353	576,276	-
5	Trade Payable	Holding Company	Xalted Networks Inc	Not Applicable	968,827	-	44,538	922,289	-
		Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	-	1,888,007	1,702,428	185,579	-
		Key Managerial Personnel	Ajay M. Batheja	Consultancy Charges	-	30,215	30,215	-	29,472
		Entities over which Directors are able to exercise significant influence	Prabhas Consultancy	Consultancy Charges	-	-	-	-	-

J. Contingencies and commitments

Contingencies

i.

The Indian Income Tax Assessing Officer has raised a demand for additional Tax liability for A.Y. 06-07, AY 07-08 and AY 08-09. Xalted Information is contesting the order of denial of bad debts for A.Y. 06-07 and section 10A benefits claimed by Xalted Information in 07-08 and 08-09 under the Income Tax Act, 1961. The estimated contingency amounts to $ 272,075 as of September 30, 2011. The management believes that Xalted Information has strong merits for this petition and hence it will not have material adverse affect on the Company's results of operations, liquidity or financial position and has filed an Appeal to the Commissioner of Income Tax.

Legal Proceedings

(a)

Xalted Information has an ongoing dispute with one of their customers in Africa in view of the SOW (Statement of Work) changing at regular intervals and new requirements being added regularly against what has been agreed as per contract. The Company had received a notice from the customer about the cancellation of the contract almost more than 9 months back and has not heard from them thereafter. In view of the uncertainty in realization of the amount of $ 216,284 due from this customer, the Company as a prudent and conservative measure had made a provision in the books for the entire amount of $ 216,284.

(b)

Arasor Corporation. In April 2010, a petition was filed against Xalted Information in the High Court of Karnataka at Bangalore by Arasor Corporation or Arasor, a Delaware company. The High Court is the principal court of original jurisdiction in the Indian state of Karnataka, sitting in the city of Bangalore. The petition sought an order under Sections 433 and 434 of the Companies Act of 1956 for the winding up of Xalted Information, based on allegations that Xalted Information did not pay for communications equipment sold and shipped by Arasor. We maintain the Company never received the equipment which is alleged to have been shipped to us. This type of claim, and the type of relief sought, is not unusual in India.

The petition was heard by a single judge, sometimes also called a “Single Bench Judge,” in the High Court in Karnataka. Any judicial panel comprised of two judges in a given court is referred to in India as a “Division Bench.” The Single-Bench Judge found sufficient evidence to hold a hearing on Arasor’s complaint to “wind-up” Xalted Information on November 10, 2010. On December 14, 2010, Xalted Information filed an appeal of that decision before a Division Bench of the same High Court. On January 19, 2011, the two-judge Division Bench stayed the November 10, 2010 order of the Single Bench Judge and all further proceedings in the action filed by Arasor, pending the appeal.

After submission of written arguments, a hearing on the appeal was conducted in March 2011, a further hearing was set for June 9, 2011, and the earlier stay was continued during the pendency of the appeal. In June 2011, Xalted Information filed an additional application with the two-judge Division Bench to request dismissal of the claims against it on the basis that Arasor’s corporate status was “void” in Delaware and “forfeited” in California, and that Arasor therefore was without corporate power and authority to maintain or prosecute the action. On October 15, 2011, the Division Bench heard the appeal filed by Xalted Information and set aside the order of admission of the petition. The Division Bench Court determined that the order passed by the Single Judge Court did not fully take into consideration the defenses presented by Xalted Information and remanded the matter back to the Single Bench Judge to hear the evidence of both parties again, as to whether there was sufficient evidence to admit the petition for trial. The Divisional Bench Court also ruled that Xalted Information is permitted to raise all defenses, including the defense of the non-existence of Arasor Corporation.

The Company's India counsel has informed us they believe Xalted Information has a reasonably strong legal position and a good chance of success in persuading the Single Bench Judge to refuse to admit the winding-up petition. If Xalted Information is not successful in that effort, it may appeal the admission of the petition to the Division Bench and, if necessary, to the Supreme Court. Should those appeals fail, the petition would be finally admitted and the matter would proceed to trial before the Single Bench Judge. Again, Xalted Information would have the opportunity to contest the claims made by Arasor. In the event of an adverse decision, Xalted Information would be entitled to appeal that decision to the Division Bench and, if necessary, to the Supreme Court. If all appeals were to fail, Xalted Information would be subject to judicial liquidation in India if it is unable to pay the amount of the judgment.

Note 7 – Stockholders’ Equity:

The Company is authorized to issue 50,000,000 shares of its common stock, with no par value, and up to 10,000,000 shares of its preferred stock, with no par value.

On May 13, 2011, the Company consummated a Share Exchange Agreement with Xalted Networks and its operating subsidiary, Xalted Information, through the issuance of common shares in the Company which has been accounted for as a reverse recapitalization. As part of the recapitalization, $2,500,000 of debt issued by Xalted Network’s parent, Xalted Holding was forgiven. The Company acquired the debt from three note holders in exchange for the issuance to them of an aggregate of 14,958,280 shares of our common stock. The other part of the recapitalization was the issuance to Xalted Holding of 11,634,220 shares of our common stock; and the cancellation of an aggregate of 14,687,500 outstanding shares of our common stock held by three individuals. As a result of, and immediately after the closing of the recapitalization, the former Xalted Holding note holders held directly 45% of our issued and outstanding stock. Xalted Holding held directly 35% of our issued and outstanding common stock. The remaining 20% was held by the shareholders of Kranem Corporation of record immediately before the closing of the transactions.

On June 30, 2011, we entered into and consummated an Asset Purchase Agreement with Investco, a British Virgin Islands corporation, pursuant to which we acquired certain software, source code, intellectual property rights and other materials relating to the “Data Retention,” “Man in the Middle,” “Man in the Middle Detector” and “nCrypto” products and product families. We refer to these items as the Transferred Assets. We assumed no liabilities of Investco in connection with this transaction. As consideration for the Transferred Assets, we issued to Investco 6,648,125 shares of our common stock, representing 20% of our then-issued and outstanding capital stock, and a one-year convertible promissory note, or the Note, in the principal amount of $400,000. For more information on this transaction, please see our current report on Form 8-K filed with the SEC on July 7, 2011, which is incorporated herein by reference.

As of the close of business of September 30, 2011, the Company had a total of 39,888,750 common shares outstanding. There were no preferred shares of the Company outstanding. The Company has not paid any cash dividends on common stock. There is no current anticipation of paying cash dividends in the future.

Note 8 – Subsequent Events:

Reclassification of the Transactions. On October 4, 2011, after consultation with our independent auditor, De Joya Griffith & Co. LLC, and other financial and legal advisors, our Board of Directors adopted resolutions to reclassify the Transactions as a recapitalization, also commonly referred to as a reverse merger, rather than a stock acquisition transaction. Concurrent with this quarterly report on Form 10-Q, we are filing a current report on Form 8-K to report the reclassification of the Transactions.

On October 14, 2011, the Company filed an amended report on Form 10-Q for the period ending June 30, 2011, to reflect the Board of Directors’ decision to reclassify the Company’s Transaction with Xalted Networks as a recapitalization rather than a stock acquisition transaction.

T. R. CHADHA & CO.
CHARTERED ACCOUNTANTS
1, Smruti, Ground Floor
M. V. Panlosakar Road
Nr. Hanuman Cross Road No. 2
Vile Parle (E), Mumbai – 400 057
Tel.: 022-26121428
Fax.: 022-26100092
Email: mumbai@trchadha.com

To the Board of Directors and Shareholders of Xalted Information Systems Private Limited.

We have audited the accompanying balance sheets of Xalted Information Systems Private Limited (the "Company") as of December 31, 2010 and December 31, 2009 and the related statements of income, stockholders' equity and comprehensive income, and cash flows for the period from January 1, 2010 to December 31, 2010 and January 1, 2009 to December 31, 2009. These financial statements are the responsibility of the Company's management.. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and December 31, 2009 and the results of its operations and its cash flows for the period from January 1, 2010 to December 31, 2010 and January 1, 2009 to December 31, 2009, in conformity with U.S. generally accepted accounting principles.

For and on behalf of
T R Chadha & Co
Chartered Accountants
(FRN 006711N)

Vikas Kumar
Vikas Kumar
Partner
M. No.75363

T.R. CHADHA & CO. MUMBAI CHARTERED ACCOUNTANTS

Place: Mumbai
Date: 05.03.2012

Head Office : B-30 Connaught Place, Kuthiala Building, New Delhi – 110 001
Tele: 43259900 Fax: 43259930, Email: delhi@trchadha.com

Other Branches at : ❖ AHMEDABAD ❖ HYDERABAD ❖ PUNE ❖ CHENNAI ❖ BENGALURU ❖ GURGAON

Xalted Information Systems Private Limited

Statement of Financial Position as at 31 December 2010 and 31 December 2009

	Note	31-Dec-10 US $	31-Dec-09 US $
ASSETS			
Current Assets:			
Cash and cash equivalents	1	545,374	397,987
Available for Sale Financial Assets	2	172,538	-
Financial Assets	3	455,856	1,353,199
Accounts receivable, net of allowance for doubtful debts	4	5,422,724	8,669,951
Accounts receivable - related parties	26	-	525,000
Inventories	5	145,023	2,231,823
Deferred tax assets, net	20	123,838	100,240
Current tax asssets net of provision for income tax	6	463,021	437,541
Prepaid Expenses and Other current assets	7	176,712	3,856,301
Total Current Assets		**7,505,086**	**17,572,042**
Non-Current Assets:			
Property, plant and equipment, net	8	1,001,511	1,047,041
Intangible assets, net	9	47,730	53,379
Financial assets	3	81,925	478,460
Deferred tax assets, net	20	3,202	-
Other non-current assets	10	173,071	421,819
Total Non-Current Assets		**1,307,439**	**2,000,699**
TOTAL ASSETS		**8,812,525**	**19,572,741**
LIABILITIES AND STOCKHOLDER'S EQUITY			
Currrent Liabilities:			
Accounts payable	11	1,473,734	13,474,567
Accounts payable - related parties	26	1,078,831	925,403
Deferred Revenues		88,215	883,869
Current tax Liability, net of tax assets	12	156,451	47,172
Other Current liabilities	13	904,661	1,324,579
Total Current Liabilities		**3,701,892**	**16,655,590**
Non-Currrent Liabilities:			
Long- term Provisions	14	92,862	64,981
Total non-current liabilities		**92,862**	**64,981**
STOCKHOLDERS' EQUITY			
Common Stock- par value Rs 10/- ($ 0.22) per share (5,000,000 and 5,000,000 equity shares authorised and 2,205,000 and 2,205,000 equity shares issued as of December 31, 2010 and 2009 respectively)	28	472,004	472,004
Retained Earnings		4,249,737	2,250,366
Currency Translation Reserve		281,015	117,082
Accumulated Other Comprehensive Income		15,015	12,718
Total Stockholders' Equity		**5,017,771**	**2,852,170**
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY		**8,812,525**	**19,572,741**

The accompanying Accounting Policies and Notes are an integral part of the Financial Statements

For T.R. Chadha & Co.
Chartered Accountants

Vikas Kumar
Nikas Kumar
Partner

Place : Mumbai
Date : 05-03-12

T.R. CHADHA & CO. MUMBAI CHARTERED ACCOUNTANTS

For and on behalf of Board of Directors

Ajay Batheja
Director & CEO

Ajay M Batheja

B V Naidu
Director

Xalted Information Systems Private Limited Page | 1

Xalted Information Systems Private Limited Statement of Income for the year ended on 31 December 2010 and 31 December 2009	Note	31-Dec-10 US $	31-Dec-09 US $
REVENUES		7,922,315	5,309,083
COST OF REVENUES	15	4,075,434	2,278,196
GROSS PROFIT		3,846,881	3,030,887
OPERATING EXPENSES			
R&D Expenses	16	1,002,980	999,050
Selling and Marketing	17	418,451	509,287
General and Administrative Expenses	18	545,648	1,093,036
Total Operating Expenses		1,967,079	2,601,373
OPERATING INCOME		1,879,802	429,514
Finance Costs		(20,634)	(75,255)
Non Operating Income	19	416,378	439,459
Income before Income Taxes		**2,275,546**	**793,718**
Tax Expenses	20	276,175	(14,347)
Net Income		**1,999,371**	**808,065**
Earnings per Equity share	21		
Basic		0.91	0.37
Diluted		0.91	0.37
Weighted average number of equity shares used in computing earnings per equity share			
Basic		2,205,000	2,205,000
Diluted		2,205,000	2,205,000

Xalted Information Systems Pvt. Ltd. Statement of Other Comprehensive Income for the year ended on 31 December 2010 and 31 December 2009	31-Dec-10 US $	31-Dec-09 US $
Net Income	1,999,371	808,065
Actuarial Gains /(Losses) on Employee benefits, net of income tax effects	2,297	12,718
Foreign Currency Translation Reserve	163,933	133,978
Total Comprehensive Income	**2,165,600**	**954,761**

The accompanying Accounting Policies and Notes are an integral part of the Financial Statements

For T.R. Chadha & Co.
Chartered Accountants

Vikas Kumar
Partner

Place : Mumbai
Date : 05.03.12

T.R. CHADHA & CO. MUMBAI CHARTERED ACCOUNTANTS

For and on behalf of Board of Directors

Ajay Batheja
Director & CEO

B V Naidu
Director

Xalted Information Systems Private Limited Page | 2

Xalted Information Systems Private Limited

Statement of Cash Flows for the year ended on 31 December 2010 and 31 December 2009

	31-Dec-10 US $	31-Dec-09 US $
Cash flows from Operating Activites:		
Net Income	1,999,371	808,065
Adjustments:		
Depreciation and amortization	153,818	197,422
Deferred Taxes	(22,648)	(108,180)
Fair value of interest free Director's Loan	(48,894)	(42,096)
Changes in Asset / Liabilities		
(Increase)/Decrease in Accounts Recievables	3,949,390	2,413,634
(Increase)/Decrease in Inventories	2,081,035	(2,002,551)
(Increase)/Decrease in Current Tax Assets	(10,353)	(416,988)
(Increase)/Decrease in Prepaid and other current Assets	3,685,362	(1,180,555)
(Increase)/Decrease in Other non-current assets	254,402	(157,738)
Increase/(Decrease) in Accounts Payable	(11,930,799)	882,786
Increase/(Decrease) in Deferred Revenues	(798,535)	796,706
Increase/(Decrease) in Current Tax Liabilities	104,167	9,286
Increase/(Decrease) in Other Current Liabilities	(449,474)	16,878
Increase/(Decrease) in Long term Provisions	27,144	(9,593)
Net Cash from Operating Activities	**(1,006,014)**	**1,207,076**
Cash flows from Investing Activites:		
Fixed Deposits placed with Banks	(229,308)	(3,870,371)
Withdrawal of Fixed Deposits placed with Banks	1,589,650	2,990,425
Investment in liquid Mutual Fund Units	(1,279,575)	-
Redemption of liquid Mutual Fund Units	1,112,674	
Proceeds from Sale of Fixed Assets	2,008	53,760
Expenditure on property, plant and equipment	(58,656)	(86,700)
Net Cash from Investing Activities	**1,136,793**	**(912,887)**
Cash flows from Financing Activites:		
Net Cash from Financing Activities	-	-
Net Increase / (decrease) in cash and cash equivalents during the period	130,779	294,189
Cash and cash equivalents at the beginning of the period	397,987	100,006
Effect of exchange rate changes on cash and cash equivalents	16,608	3,792
Cash and Cash Equivalents at the end of the period	545,374	397,987

The accompanying Accounting Policies and Notes are an integral part of the Financial Statements

For T.R. Chadha & Co.
Chartered Accountants

Vikas Kumar
Vikas Kumar
Partner

Place : Mumbai
Date : 05.03.11

T.R. CHADHA & CO. MUMBAI CHARTERED ACCOUNTANTS

For and on behalf of Board of Directors

Ajay Batheja
Director & CEO

Ajay Batheja

B V Naidu
Director

Xalted Information Systems Private Limited Page | 3

Amounts in $

	Common Stock Shares	Accumulated Other Comprehensive Income	Currency Translation Reserve	Retained Earnings	Total Stockholders' Equity
Balance as at 1 January 2009	472,004	-	(16,896)	1,442,301	1,897,409
Net Income	-	-	-	808,065	808,065
Other Comprehensive Income					
Actuarial Gains and Losses on Employee benefits	-	12,718	-	-	12,718
Translation Effect of exchange rate changes	-	-	133,978	-	133,978
Balance as at 31 December 2009	**472,004**	**12,718**	**117,082**	**2,250,366**	**2,852,170**
Net Income	-	-		1,999,371	1,999,371
Other Comprehensive Income					
Actuarial Gains and Losses on Employee benefits	-	2,297		-	2,297
Translation Effect of exchange rate changes	-	-	163,933	-	163,933
Balance as at 31 December 2010	**472,004**	**15,015**	**281,015**	**4,249,737**	**5,017,771**

The accompanying Accounting Policies and Notes are an integral part of the Financial Statements

For T.R. Chadha & Co.
Chartered Accountants

Vikas Kumar
Partner

Place : Mumbai
Date : 05·03·11

T.R. CHADHA & CO. MUMBAI CHARTERED ACCOUNTANTS

For and on behalf of Board of Directors

Ajay Batheja
Director & CEO

B V Naidu
Director

Xalted Information Systems Private Limited Page | 4

Xalted Information Systems Private Limited

Accounting Policies and Notes to Financial Statements

A. Description of business

Xalted Information Systems Private Limited (hereinafter refer to as “Xalted” or “the company”) was incorporated on September 12, 2001 in Bengaluru, Karnataka, India. Xalted is the wholly owned subsidiary company of Xalted Networks Inc., a company based in United States of America (USA). Xalted is engaged in providing Operation Support Systems (OSS) /Business Support Systems (BSS), Telecom Security and managed services to Telecom Industry.

The Corporate office of Xalted is situated at 2nd Floor, MGM Building, Charni Road, Mumbai, India. The Company has got development facilities situated at Bengaluru, Baddi (Himachal Pradesh) and Mumbai in India.

Xalted brings several National Security offerings to the Law Enforcement / Intelligence Agencies to empower them with proactive intelligence. The National Security product portfolio of Xalted consists of Interception and Monitoring, Knowledge Curation, Tactical Analysis and Strategic Modeling systems. These solutions assist Law Enforcement/ Intelligence Agencies in their investigation as well as decision making process while equipping them with Information Superiority.

The Company provides solutions for managing increasing network complexities and reducing costs for leading telcos and communication service providers worldwide. With scalable and integrated solutions provided by the Company, communication service providers can maximize revenues despite a competitive business environment. With Xalted’s solution offerings, legacy systems can co-exist with new generation systems and benefit from markedly reduced CAPEX without compromise on service quality standards

The Company is authorized to issue up to 5,000,000 shares having par value of Rs. 10 each ($ 0.22/ -).

B. Summary of significant accounting policies

a)

Basis of preparation: The financial statements of Xalted are prepared in accordance with Generally Accepted Accounting Principles in the United States ("US GAAP"). The financial statements are presented in United States Dollars ($). The financial statements are prepared for the calendar year ended December 31, 2010 with comparatives for the previous calendar year (2009). The purpose of preparation of these financial statements is for submission to the parent company for consolidation purpose. It being the first time that the financial statements are prepared as per US GAAP, the balances of assets and liabilities as on January 1, 2009 have been reinstated to conform with the recognition and measurement principles of US GAAP.

b)

Use of estimates: The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities as on the date of the financial statements and the reported amount of revenues and expenses during the reported period. Examples of such estimates include: project completion dates, time and cost required to complete projects for purposes of revenue recognition and future revenue, expense and cash flow estimates for purposes of impairment analysis and loss contract evaluation, allowance for doubtful debts, obligations under employee benefit plans, valuation allowances on deferred tax assets, useful lives of premises and equipment (fixed assets) and income taxes. Actual results could differ materially from those estimates.

c)	Foreign Currency:

Initial measurement: The transactions in foreign currency are recorded in functional currency at the exchange rates between foreign currency and functional currency prevailing as on the date of the transactions.

Subsequent measurement: Foreign Currency monetary Assets and liabilities are translated into functional currency at year end exchange rates. Gains or losses resulting from foreign exchange transactions are recorded in the Statements of Comprehensive Income (Loss) within other income (expense), net.

As the functional currency of the company is Indian Rupee (Rs), to present the financial statement in United States Dollars ($), the results and financial position are translated as follows:

  Assets and liabilities except equity and retained earnings are translated at the closing exchange rate at the date of the Balance Sheet.

  Income and expenditure for each income statement are translated at quarterly average exchange rate during each period.

  Equities are translated at the rate of date of acquisition. The retained earnings as at December 31, 2008 are translated at closing rate of December, 31, 2008 which is not expected to have any material variance.

All resulting exchange differences are recognized as a component of equity.

d)	Revenue Recognition:

Revenue from software services consist of revenues earned from services performed either on a time- and-material basis or under fixed price contracts. Revenues earned from services performed on a "time and material" basis are recognized as services are performed on the basis of billable time spent by employees working on the project, priced at the contracted rate. Revenue from Software development on fixed-price, where there is no uncertainty as to the measurement or collectability of consideration that will be derived on completion of the contract, is recognized as per the percentage of completion method as determined based on the certification of the Technical Head of the respective project. Revenue recognition using the percentage of-completion method in conformity with ASC Topic 605, is based on the guidance in ASC Topic 985, Software Revenue Recognition, to account for revenues under fixed price arrangements for software development and related services. Losses on such contracts are recognized when probable. Revenues in excess of billings are recognized as accrued income in the balance sheet; to the extent billings are in excess of revenues recognized, the excess is reported as deferred revenues in the balance sheet. The invoicing is based upon either the milestone(s) defined in the contract with customers or upon completion as determined by either the contract or purchase order. However, for accounting purposes the revenue is recorded based upon the attainment and approval of a specific percentage of software development, which may or may not relate to a billing milestone. Accordingly, such revenue is booked on the basis of percentage completion. Similarly in such cases where Billing has been done as per the term of contract but the specific stage of software not ascertained and approved, such excess of billing over revenue is recognized as deferred revenue to the extent the money has been received from the customer.

In accordance with ASC Topic 605, "Income Statement Characterization of reimbursements received for "Out-of-Pocket" Expenses Incurred", Xalted accounts for reimbursements for out-of-pocket expenses incurred as revenues in the Statement of Income.

All revenues are recognized only when collectability of the resulting receivable is reasonably assured, and are reported net of discounts and indirect and service taxes.

e)

Cost of revenues and selling, general and administrative expenses: Cost of revenues primarily include the compensation cost of technical staff, consultancy charges, depreciation and amortization on dedicated assets and system software, application software costs, travel costs, data communication expenses and other attributable expenses incurred that are related to the generation of revenue. Selling, general and administrative expenses generally include the compensation costs of sales, management and administrative personnel, travel costs, advertising, professional charges, rent, repairs, electricity, office maintenance expenses and other general expenses not attributable to cost of revenues.

f)

Cash and cash equivalents: Xalted considers investments in highly liquid instruments that are purchased with remaining maturities, of three months or less to be cash equivalents. Cash and claims to cash that are restricted as to withdrawal or use in the ordinary course of business is classified separately under other current and non-current assets.

g)

Fair value of financial instruments: Effective April 1, 2009, Xalted adopted SFAS No. 157 (ASC No 820) limited to financial assets and liabilities, which primarily relate to Xalted's investments. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable and consists of the following three levels: Level 1- Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2- Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3- Inputs which are unobservable reflecting internal assumptions are used in pricing assets or liabilities.

h)

Accounts Receivable: The prerequisites for billing the customer are determined by the terms of sale that are negotiated with the customer and stated in the customer's contract. The terms of sale or billing will vary dependant upon the type of customer. Government Contracts tend to be more complex and detailed due to requirements such as acceptance testing etc. Contracts with private companies tend to be more standardized.

The standard terms of sale are net 60 or net 90 days. For larger projects, the process dictates that the Company bid on the project, which will include pricing and terms of sale. The perspective customer will outline the payment terms they require as part of the bidding proposal.

Accounts Receivable represent trade receivables, net of allowance for doubtful accounts. The allowance for doubtful accounts represents the Company's best estimate of receivables that are doubtful of recovery based on a specific identification basis. The Company currently has $ 2,728,869 and $ 6,420,077 of accounts receivable that has been outstanding for more than a year as on December 31, 2010 and December 31, 2009 respectively, out of which $ 216,284 and $ 216,284 is covered by the allowance for doubtful accounts as on December 31, 2010 and December 31, 2009 respectively.

Of the $2,728,869 receivable outstanding as of December 31, 2010, approximately $2.4 million is a receivable from the government of India party. The Company anticipates collecting most or all of this amount before the end of 2011. Another $216,000 is fully reserved. The remainder is composed of a number of receivables, no one of which exceeds $100,000.

i)

Inventories: Inventories are work in progress, which are valued based on the percentage of work completed / consumption. Cost includes cost of hardware/ software, related employees costs and overhead costs upto the date of financial statement.

j)

Premises, equipment and depreciation: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives. The estimated useful lives of assets are as follows:

Estimated Useful Life
Computer & Peripherals	3 to 5 years
Communication Equipments	3 to 7 years
Lab Equipment	5 to 10 years
Office Equipment	5 years
Motor Vehicle	6 years
Air Conditioner	7 years
Furniture and Fittings	10 years
Digital Loop Carriers	3 years
Leasehold improvements	Shorter of Lease period or estimated useful life

k)

Intangible Assets: Xalted amortizes intangible assets over their estimated useful life on a straight-line basis unless such life is deemed indefinite. The intangible asset of the Company comprises of internal use softwares. Software product development costs are expensed as incurred unless technical and commercial feasibility of the project is demonstrated, future economic benefits are probable, we have the intention and ability to complete and use or sell the software and the costs can be measured reliably. The costs which can be capitalized include the cost of material, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use. Research and development costs and software development costs incurred under contractual arrangements with customers are accounted as cost of sales. During 2010 and 2009, software amounts capitalized on account of internal use were $ 20,104 and

$1,613 respectively. Amortization of internal use software begins when the software is placed in use and continues on the straight-line method generally over a life of five years.

Amortizable intangible assets are amortized over their estimated useful lives in proportion to the economic benefits consumed in each period. The estimated useful life of the Intangible assets is 5 years.

l)

Impairment of long-lived assets: Long-lived assets and assets group, including certain identifiable intangible assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such assets are considered to be impaired if the carrying amount of the assets is higher than the future undiscounted net cash flows expected to be generated from the assets. The impairment amount to be recognized is measured by the amount by which the carrying value of the assets exceeds its fair value. Assets held-for- sale is reported at the lower of the carrying value or the fair value less costs to sell. However, based on the above exercise no adjustment on account of impairment is required.

m)

Investments: Xalted classifies investments in mutual funds with readily determinable fair market values as available-for-sale securities and is recorded at fair value. Accordingly, such securities are carried at fair value. Realized gains and losses and decline in value considered to be other-than-temporary are included in other income. The cost of securities sold is determined on the first-in-first-out (FIFO) method. Interest and dividends on securities classified as available-for-sale are included in other income. The company does not have any securities classified as trading.

n)

Borrowing Cost: Borrowing costs directly attributable to the acquisition of qualifying asset are capitalized, till the asset is put to use, as part of the cost of the asset. Other borrowing costs are recognized as an expense in the period in which they are incurred.

o)	Income taxes: Income tax expense comprises current tax expense and the net change in the deferred tax asset or liability during the year.

(i) Current income taxes: The current income tax expense includes Indian income taxes payable for Xalted after taking credit for benefits available for operations in Software Technology Parks (or STPs) and export earnings, and after offsetting benefits under tax avoidance treaties for foreign taxes payable in overseas jurisdictions. Current income tax payable is computed in accordance with the tax laws applicable in India. The amounts paid are generally available for offset as tax credits in India towards the income tax liability.

Payments of advance taxes and income taxes payable in the same tax jurisdictions are offset.

(ii) Deferred income taxes: Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of assets and liabilities and their respective tax bases, operating loss carry forwards and tax credits. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period of change.

Uncertain tax positions are recognized using the more likely-than-not threshold determined solely based on technical merits that the tax positions will sustain upon examination. Tax positions that meet the recognition threshold are measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon settlement with relevant taxing authority that has full knowledge of all relevant information.

p)

Earnings per share: In accordance with the provisions of ASC Topic 260, "Earnings per Share", basic earnings per share are computed by dividing net income attributable to shareholders of Xalted by the weighted average number of shares outstanding during the period. Diluted earnings per share are computed on the basis of the weighted average number of common and dilutive common equivalent shares outstanding during the period.

q)

Cash flow statement : The cash flow statement has been drawn up in accordance with the indirect method, classifying cash flows as cash flows from operating, investing and financing activities. The effect of currency translation has been given to various items of cash flow statement. The difference between the net cash flow and the change in Cash and cash equivalents in the balance sheet due to exchange rate differences are disclosed separately as part of the reconciliation of the net cash flow and the balance sheet change in Cash and cash equivalents.

r)	Employment benefits:

(i) Provident fund: In accordance with Indian law, all employees are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan at a predetermined rate (presently 12%) of the employees' basic salary. Xalted has no further obligations under the plan beyond its monthly contributions. These contributions are made to fund administered and managed by the Government of India. Xalted's monthly contributions are charged to income in the period it is incurred.

(ii) Employees state insurance fund: In addition to the above benefit, all employees in India who are drawing gross salary of less than Rs. 15,000 per month are entitled to receive benefit under employee state insurance fund scheme. The employer makes contribution to the scheme at a predetermined rate (presently 4.75%) of employee's gross salary. Xalted has no further obligations under the scheme beyond its monthly contributions. These contributions are made to fund administered and managed by the Government of India. Xalted’s monthly contributions are charged to income in the year it is incurred.

(iii) Gratuity plan: In addition to the above benefits, Xalted provides for a gratuity obligation, a defined benefit retirement plan (the "Gratuity Plan") covering all its employees in India. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment based on the respective employee's salary, and the years of employment with Xalted. Xalted provides for the Gratuity Plan on the basis of actuarial valuation. Xalted makes yearly contributions under the gratuity plan administered and managed by the Life Insurance Corporation of India ('LIC'). Gratuity payable is recognized in the Balance Sheet. Gratuity payable is measured as the difference between the fair value of plan assets with LIC and the projected benefit obligation at December 31, the measurement date. (Gains)/losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. These are recognized as and when they arise. Net periodic gratuity cost is recorded in the Statement of Income and includes service cost, interest cost, and return on plan assets. Actuarial gains/losses are recognized in Other Comprehensive Income statement.

(iv) Leave Encashment: The Company has other long term employee benefits in the nature of leave encashment (Compensated Absences). The liability in respect of leave encashment is provided for on the basis of actuarial valuation made at end of the calendar year, as the said schemes meet the requirement of relevant ASC.

s)	Dividends:

Final dividend on the common stock is recorded as a liability on the date of declaration by the stockholders. Interim dividends are recorded as a liability on the date of declaration by the board of directors.

Warranty Costs: The Company provides for the estimated costs of fulfilling their obligations for contracts under warranties at the time the related revenue is recognized. The Company regularly evaluates the estimates to assess the adequacy of the recorded warranty liabilities and adjust the amount as necessary.

t)	Recently announced accounting pronouncements:

In April 2010, the Emerging Issues Task Force (EITF) reached a final consensus on milestone method of revenue recognition and published ASU 2010-17, Revenue Recognition - Milestone Method (ASC Topic 605). The scope of this ASU is limited to arrangements that include milestones relating to research or development deliverables. The consensus specifies guidance that must be met for a vendor to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. The guidance applies to milestones in arrangements within the scope of this consensus regardless of whether the arrangement is determined to have single or multiple deliverables or units of accounting. The final consensus will be effective for fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early application is permitted. Companies can apply this guidance prospectively to milestones achieved after adoption. However, retrospective application to all prior periods is also permitted. The Company will adopt ASU 2010-17 in fiscal year 2011 and its effect on future periods is presently being evaluated by the Company.

In October 2009, the FASB published FASB ASU 2009-14, Software (ASC Topic 985) - Certain Revenue Arrangements that Include Software Elements. ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible Products containing software components and non software components that function together to deliver the tangible product's essential functionality are excluded from the software revenue guidance in ASC Subtopic 985-605, Software-Revenue Recognition. In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance. The amendments also provide additional guidance on how to determine which software, if any, relating to the tangible products would be excluded from the scope of the software revenue guidance. These amendments significantly expand the disclosure requirements of multiple deliverable revenue arrangements. The provisions of ASU 2009-14 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. If a company elects early adoption and the period of adoption is not the beginning of the company's fiscal year, the company is required to apply the amendments in this Update retrospectively from the beginning of that fiscal year. Additionally, a company is required to adopt the amendments in this Update in the same period and using the same transition methods used to adopt ASU 2009-13, Revenue Recognition (Topic 605) - Multiple- Deliverable Revenue Arrangements. The Company will adopt ASU 2009-14 in fiscal year 2011 and its effect on future periods is presently being evaluated by the Company.

In October 2009, the FASB published FASB ASU 2009-13, Revenue Recognition (ASC Topic 605) -Multiple-Deliverable Revenue Arrangements. ASU 2009-13 addresses the accounting for multiple deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in ASC Subtopic 605-25, Revenue Recognition-Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence if available; (b) third-party evidence if vendor-specific objective is not available; or (c) estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor's multiple-deliverable revenue arrangements. The provisions of ASU 2009- 13 are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

The adoptions of following ASUs are not expected to have any impact on the financial position or results of operations of the Company.

Update No. 2011-01—Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20. This update delays the effective date of the disclosures about troubled debt restructurings in ASU 2010-20. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will be coordinated. That guidance is anticipated to be effective for interim and annual periods ending after 15 June 2011 which would otherwise been applicable from 15 December 2010.

Update No. 2010-29—Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (a consensus of the FASB Emerging Issues Task Force). The Update specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this update also expand the supplemental proforma disclosures under Topic 805 to include a description of the nature and amount of material, non-recurring proforma adjustments directly attributable to the business combination included in the reported proforma revenue and earnings. The amendments in the Update are effective prospectively for business combinations for which the acquisition date is on or after 15 December 2010. Early adoption is permitted. As there is no business combination transaction, the update is not applicable to the company.

Update No. 2010-28—Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force). The amendments in this Update modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The amendments in this Update affect entities that have recognized goodwill and have one or more reporting units whose carrying amount for purposes of performing Step 1 of the goodwill impairment test is zero or negative. As the company has no such recognized goodwill, this Update is not applicable.

Update No. 2010-27—Other Expenses (Topic 720): Fees Paid to the Federal Government by Pharmaceutical Manufacturers (a consensus of the FASB Emerging Issues Task Force). The objective of this update is to address questions concerning how pharmaceutical manufacturers should recognize and classify in their income statement fees mandated by the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act. The amendments in this Update affect reporting entities that are subject to the pharmaceutical fee mandated by the Acts. As the company is not in pharmaceutical industry, this update has no effect on the company’s financial position.

Update No. 2010-26—Financial Services—Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (a consensus of the FASB Emerging Issues Task Force). The amendments in this update affect insurance entities that are within the scope of Topic 944 – Financial Services – Insurance that incur costs in the acquisition of new and renewal insurance contracts. As the company is not in insurance sector, this update has no effect on its financial position.

Update No. 2010-25—Plan Accounting—Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans (a consensus of the FASB Emerging Issues Task Force). The objective of the amendments in this update is to clarify how loans to participants should be classified and measured by defined contribution plans. As the company does not administer any defined contribution pension plans, the amendments in this update do not have any effect on its financial position.

Update No. 2010-24—Health Care Entities (Topic 954): Presentation of Insurance Claims and Related Insurance Recoveries (a consensus of the FASB Emerging Issues Task Force). The amendments in this update affect health care entities within the scope of FASB Accounting Standards CodificationTM Topic 954, Health Care Entities. As the company does not fall within the scope of Topic 954, The amendments in this update do not have any effect on its financial position.

Update No. 2010-23—Health Care Entities (Topic 954): Measuring Charity Care for Disclosure—a consensus of the FASB Emerging Issues Task Force. The amendments in this update affect any health care entity that provides charity care. As the company does not fall within the scope of Topic 954, the amendments in this update do not have any effect on its financial position.

Update No. 2010-22—Accounting for Various Topics—Technical Corrections to SEC Paragraphs (SEC Update). This ASU amends various SEC paragraphs. As all applicable SEC guidances have been taken care of, this update has no effect on the company’s financial position.

Update No. 2010-21—Accounting for Technical Amendments to Various SEC Rules and Schedules Amendments to SEC Paragraphs Pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies (SEC Update). This ASU amends various SEC paragraphs. As all applicable SEC guidances have been taken care of, this update has no effect on the company’s financial position.

Update No. 2010-20—Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The amendments in this update require an entity to provide following additional disclosures about its financing receivables:

1.	Credit quality indicators of financing receivables at the end of the reporting period by class of financing receivables
2.	The aging of past due financing receivables at the end of the reporting period by class of financing receivables
3.	The nature and extent of troubled debt restructuring that occurred during the period by class of financing receivables and their effect on the allowance for credit losses
4.

The nature and extent of financing receivables modified as trouble debt restructurings within the previous 12 months that defaulted during the reporting period by class of financing receivables and their effect on the allowance for credit losses.

5.	Significant purchases and sales of financing receivables during the reporting period disaggregated by portfolio segment.

The update defines a financing receivable as a financing arrangement that has both the following characteristics:

1.	It represents a contractual right to receive money in either of the following ways:
a.	On demand
b.	On fixed or determinable dates
2.	It is recognized as an asset in the entity’s statement of financial position.

As the company is a commercial entity into software sector, this update does not have any material effect on its financial position.

Update No. 2010-19—Foreign Currency (Topic 830): Foreign Currency Issues: Multiple Foreign Currency Exchange Rates (SEC Update). The purpose of this update is to codify the SEC Staff Announcement on certain foreign currency issues related to investments in Venezuela. As the company does not have any investments in Venezuela, the amendments in this update do not have any significant effect on the entity’s financial position.

Update No. 2010-18—Receivables (Topic 310): Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset—a consensus of the FASB Emerging Issues Task Force. The update addresses the diversity in practice regarding modifications of acquired loans that fall under the scope of the FASB Accounting Standards CodificationTM Subtopic 310-30, Receivables – Loans and Debt securities acquired with Deteriorated Credit Quality. As the subtopic does not apply to the company, the amendments in this update do not have any effect on its financial position.

Update No. 2010-16, Entertainment – Casinos (Topic 924) Accruals for Casino Jackpot Liabilities – a consensus of the FASB Emerging Issues Task Force. The amendments in this update affect entities that generate revenues from gaming activities that involve base jackpots and hence does not have any effect on the company’s financial position.

Update 2010-15, Financial Services – Insurance (Topic 944) – How Investments Held through Separate Accounts Affect an Insurer’s Consolidation Analysis of Those Investments – a consensus of the FASB Emerging Issues Task Force. The amendment in the update affect insurance entities and hence does not have any effect on the company’s financial position.

Update 2010-14, Accounting for Extractive Activities – Oil and Gas – Amendments to Paragraph 932-10-S99-1 – an amendment of the FASB Accounting Standards CodificationTM. The amendments in this update relate to entities in Oil and Gas Sector and hence does not have any effect on the company’s financial position

Update No. 2010-13, Compensation - Stock Compensation (ASC Topic 718); Effect of Denominating the Exercise Price of a Share- Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. The amendments in this update affect entities that issue employee share-based payment awards with an exercise price denominated in a currency of a market in which substantial portion of the entity’s equity securities trades that differs from the functional currency of the employer entity or payroll currency of the employee. As the company has not issue any such share-based payment awards, the amendments in this update do not have any effect on its financial position.

Update 2010-12, Income Taxes (Topic 740) – Accounting for certain tax effects of the 2010 Health Reform Acts – an amendment of the FASB Accounting Standards CodificationTM. This update adds paragraph 740-10-S99-4 being the SEC staff announcement on Accounting for the Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act. Since the company is not in health care sector, this update has no relevance to the financial position of the company.

Update No. 2010-11, Derivatives and Hedging (ASC Topic 815) – Scope Exception related to Embedded Credit Derivatives to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. The amendments in this update affect entities that enter into contracts containing an embedded credit derivative feature related to the transfer of credit risk that is not only in the form of subordination of one financial instrument to another. As the company has not entered into any such contract nor does it have any plans to enter into such contracts in the foreseeable future, the amendments in this update do not have any effect on the financial position of the company.

u)	Recently adopted accounting pronouncements:

In June 2009, the FASB issued authoritative guidance, "The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162" (the "Codification"). The Codification does not alter current U.S. GAAP, but rather integrates existing accounting standards with other authoritative guidance. Under the Codification, there is a single source of authoritative US GAAP for non governmental entities and it supersedes all other previously issued non-SEC accounting and reporting guidance. The Codification is effective for financial statement periods ending after September 15, 2009. Our adoption of the Codification did not have a material effect on our financial condition.

In May 2009, the FASB issued ASC Topic 855-10 "Subsequent events", which is effective for interim and Annual periods ending after June 15, 2009. The guidance is intended to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. The adoption of this guidance did not have a material impact on the Company's financial position, results of operations r cash flows. See note 29 for further details.

In December 2008, FASB issued FASB Staff Position (FSP) FAS 132(R)-1, Disclosures about Employers' Plan Assets. Through this FSP, amendments were made in Statement 132 (R) (ASC Topic 715), “Employers' Disclosures about Pensions and Other Postretirement Benefits.” The FSP enhances the disclosures required about employers' plan assets, including employers' investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. This FSP is effective on December 30, 2008. An entity must provide the FSP's disclosures in financial statements for fiscal years ending after December 15, 2009. Because the guidance applies only to financial statement disclosures, the adoption did not have a material effect on the Company's consolidated financial position, results of operations or cash flows.

On 30 September 2009, the FASB issued Accounting Standards Update No. 2009-12, “Investments in Certain Entities That Calculate Net Asset Value per Share.” ASU 2009-12 amends ASC 820 of the FASB Accounting Standards Codification (ASC) by providing additional guidance on measuring the fair value of certain alternative investments. Under the amended guidance, entities are permitted, as a practical expedient, to estimate the fair value of investments within its scope using the net asset value (NAV) per share of the investment as of the reporting entities measurement dates. The amended guidance applies only to investments in entities that calculate NAV consistent with the measurement principles of ASC 946 (i.e., entities that measure investment assets at fair value on a recurring basis). Our adoption of the ASU did not have a material effect on our financial condition or consolidated results of operations.

C.	Notes to Financial Statements

1.	Cash and Cash Equivalent

Cash and Cash Equivalent consists of:

	2010	2009
	$	$
Cash in Hand	4,775	12,791
Cash at Bank	540,599	385,196
Cash and Cash Equivalents	545,374	397,987

2.	Available for Sale Financial Assets:

Investment in Mutual Fund units is classified as available for sale financial assets for which details are as follows:

	2010	2009
	$	$
Cost	167,373	-
Cost of Dividend Reinvested	5,165	-
Total Cost	172,538	-
Fair Value	172,538	-

3.	Financial Assets:

The components of financial assets are given hereunder:

	2010	2009
	$	$
1. Financial Assets-Current
Interest free Loan given to Director (Note a)	430,298	-
Fixed Deposits placed with Banks with residual maturity less than one year (Note b)	25,558	1,353,199
	455,856	1,353,199
2. Financial Assets-Non-Current
Interest free Loan given to Director (Note a)	-	381,404
Fixed Deposits placed with Banks with residual maturity more than one year(Note c)	81,925	97,056
	81,925	478,460
Total Financial Assets	537,781	1,831,659

Note a: The Company has given Interest free loan to a Director, which is repayable in 2011. The Board of Directors of the Company has decided that no further loan will be granted to any of the Directors of the Company in the future.

Note b: Current Fixed Deposits amounting to $ 25,558/- as on December 31, 2010 and $78,530 as on December 31, 2009 are placed with Bank as margin for performance /financial guarantees given by the company, as such not considered as cash equivalents.

Note c: Entire amounts of Non-current Fixed Deposits as on December 31, 2010 and as on December 31, 2009 are placed with Bank as margin for performance/ financial guarantees given by the company

4.	Accounts receivable, net of allowance for doubtful debts

Accounts Receivables consists of:

	2010	2009
	$	$
Accounts Receivables
-From customer	3,900,248	7,343,884
-From Related Parties	-	525,000
Accrued Income (Refer Note a)	1,738,760	1,542,351
Total Accounts Receivables (Gross)	5,639,008	9,411,235
Less: Allowance for Doubtful Debts (Refer Note b)	(216,284)	(216,284)
Accounts Receivable, Net	5,422,724	9,194,951

Note a: Accrued Income consists of amounts representing the recognized sales value of performance and such amounts that had not been billed and were not billable to customers at the date of the balance sheet.

Note b: The Company had billed a customer in Africa amounting to $ 216,284. In view of the uncertainty in realization of this amount from the Customer, the Company as a prudent and conservative measure, had made a Provision in the books for the entire amount

Xalted is exposed to foreign currency risk on its Account Receivables. Foreign currency risk is market risk due to effect of changes in foreign currency exchange rates. The contracts with some clients are typically priced in U.S. dollars which represents foreign exchange exposure. Net Foreign currency receivable aggregated to $ 8,750/- and $ 551,576/- as on December 31, 2010 and December 31, 2009 respectively.

Bad debts written off aggregated to $ Nil and $ 375,594/- for the year ended December 31, 2010 and 2009 respectively.

The allowance for doubtful debts are established at amounts considered to be appropriate based primarily upon Xalted's past credit loss experience with the customers and an evaluation of potential losses on the outstanding receivable balances.

The activity in the allowance for doubtful accounts receivable is given below:

	2010	2009
	$	$
At the beginning of the year	216,284	-
Additions	-	216,284
Deductions	-	-
At the end of the year	216,284	216,284

5.	Inventories

Inventories consists Work in Progress of:

	2010	2009
	$	$
Major classes of Inventories:
-Inventories cost relating to long term contracts in progress	145,023	2,231,823

6.	Current Tax Assets (net of provision for income tax)

Current Tax Assets (net of provision for income tax) consists of:

	2010	2009
	$	$
Tax Deducted at Source Receivable	838,845	664,090
Less: Provision for Income Tax	(375,824)	(226,549)
Current Tax Assets net of provision for income tax	463,021	437,541

7.	Prepaid Expenses and Other current Assets

Prepaid Expenses and Other current Assets consist of:

	2010	2009
	$	$
Prepaid Expenses	8,020	60
Advances
- to related parties	19,296	1,861,825
- to employees	55,001	33,410
Advance paid to Vendors	80,911	1,947,614
Statutory Taxes Receivable	13,484	13,392
Prepaid Expenses and Other Current Assets	176,712	3,856,301

8.	Property, plant and equipment, net

Property, plant and equipment consist of:

	2010	2009
	$	$
Computer & Peripherals	1,113,637	1,049,173
Communication Equipments	31,102	29,856
Electrical Equipments	137,752	132,235
Lab Equipment	78,388	75,248
Office Equipment	9,901	8,948
Motor Vehicle	63,730	73,313
Air Conditioner	76,712	73,639
Furniture and Fittings	95,652	91,820
Digital Loop Carriers	73,849	70,890
Land (Refer Note 27 below)	803,412	771,227
Leasehold improvements	33,909	25,698
Total	2,518,044	2,402,047
Less: Accumulated Depreciation	(1,516,533)	(1,355,006)
Property, plant and equipment, net.	1,001,511	1,047,041

Net Depreciation expense aggregated to $107,678/- and $ 152,583/- for the year ended December 31, 2010 and 2009 respectively.

9.	Intangible Assets, net

The following table presents details of Xalted's total other intangible assets:

		As of December 31, 2010
		Accumulated	Net carrying
	Gross Cost	amortization	value
	$	$	$
Software	304,612	256,882	47,730
Total	304,612	256,882	47,730

		As of December 31, 2009
		Accumulated	Net carrying
	Gross Cost	amortization	value
	$	$	$
Software	273,111	219,732	53,379
Total	273,111	219,732	53,379

Amortization of intangible assets aggregated to $ 46,140/- and $ 44,839/- for the year ended December 31, 2010 and 2009 respectively.

The weighted average amortization period for intangibles in total is 5 years.

The estimated amortization for each of the 5 fiscal years subsequent to December 31, 2010 is as follows:

Year ending December 31,	Amortization
Expense ($)

2011	17,986
2012	15,163
2013	10,199
2014	4,084
2015	298

10.	Other Non-Current Assets

Other (non-Current Assets) consists of:

	2010	2009
	$	$
Security Deposits with service providers	38,307	35,333
Rental Deposits	112,056	354,702
Prepaid Rent	22,708	31,784
Other Non-Current Assets	173,071	421,819

Security deposits relate principally to leased telephone lines and electricity supplies and other deposits with Tax Authorities in respect of appeal filed to Tax authorities against the demand of additional tax. Rental deposits are mainly pertaining to deposits towards Rental Agreements entered with various owners for premises taken on rent basis; the risk element is relatively low, since there is a separate clause for repayment/adjustment of these deposits

11.	Accounts Payable

Trade Accounts payable consists of:

	2010	2009
	$	$
Trade Accounts payable
-To Vendors	1,473,734	13,474,567
-To Related Parties	1,078,831	925,403
Total	2,552,565	14,399,970

12.	Current tax Liability, net of tax assets

Current tax Liability consists of:

	2010	2009
	$	$
Provision for Taxation	342,783	171,231
Less : Tax deducted at source	186,332	124,059
Net Current Tax Liability	156,451	47,172

13.	Other Current Liabilities

Other Current Liabilities consists of:

	2010	2009
	$	$
Amount payable to employees	79,175	127,731
Accrued Expenses	183,362	121,750
Statutory Payments(Net)	139,458	135,101
Advance received from Related Parties	502,666	939,997
Other Current Liabilities	904,661	1,324,579

14.	Long Term Provisions

Long Term Provisions consists of:

	2010	2009
	$	$
Liability Accrual for Gratuity	51,110	39,680
Liability Accrual for Leave Encashment (Compensated Absences)	32,714	25,301
Provision for Warranty Expenses	9,038	-
Total	92,862	64,981

15.	Major expenses included in Cost of Revenues head for the year ended December 31, 2010 and December 31, 2009 respectively are as follows:

Year ended December 31, 2010	Cost of Revenues
	$	%
Cost of Hardware/software	2,562,456	63%
Staff Cost	8,38,301	21%
Travelling Expenses	270,506	7%
Rent Expenses	119,687	3%

Year ended December 31, 2009	Cost of Revenues
	$	%
Cost of Hardware/software	1,164,193	51%
Staff Cost	553,306	24%
Travelling Expenses	206,345	9%
Rent Expenses	122,167	5%

16.	Major expenses included in R&D head for the year ended December 31, 2010 and December 31, 2009 respectively are as follows:

Year ended December 31, 2010	R&D
	$	%
Staff Cost	721,790	72%
Rent Expenses	94,401	9%
Depreciation	38,582	4%
Amortization of Intangible Assets	35,941	4%

Year ended December 31, 2009	R&D
	$	%
Staff Cost	670,385	67%
Rent Expenses	124,273	12%
Depreciation	59,684	6%
Amortization of Intangible Assets	33,923	3%

17.	Major expenses included in Selling & Marketing expenses head for the year ended December 31, 2010 and December 31, 2009 respectively are as follows:

	Selling and Marketing
Year ended December 31, 2010	Expenses
	$	%
Staff Cost	232,331	56%
Consultancy	80,650	19%
Travelling Expenses	33,183	8%
Sales Commission	7,903	2%

Year ended December 31, 2009	Selling and Marketing Expenses
	$	%
Staff Cost	263,710	52%
Consultancy	82,983	17%
Travelling Expenses	66,895	13%
Sales Commission	17,810	4%

18.	Major Expenses included in General and Administration expenses head for the year ended December 31, 2010 and December 31, 2009 respectively are as follows

	General and Administrative
Year ended December 31, 2010	Expenses
	$	%
Staff Cost	214,780	39%
Professional Charges	96,814	18%
Consultancy	74,698	14%
Travelling Expenses	27,320	5%

	General and Administrative
Year ended December 31, 2009	Expenses
	$	%
Provision for Bad & Doubtful Debts and Bad debts written off	589,179	53%
Staff Cost	192,014	18%
Professional Charges	79,773	7%
Consultancy	74,610	7%

19.	Non Operating income

Other income consists of:

	2010	2009
	$	$
Profit on sale of Fixed Assets	2,110	50,107
Dividend income on Mutual Fund Investments	8,366	-
Foreign Currency Gains (net)	236,187	251,108
Interest Received on Fixed Deposits	11,674	33,923
Interest Income	40,656	95,893
Miscellaneous Balances Written back	117,267	7,777
Others	118	651
Total	416,378	439,459

20.	Income taxes

Income taxes consist of:

	2010	2009
	$	$
Domestic Income Taxes
Current	262,334	100,198
Earlier Years	37,111	-
Deferred	(23,270)	(114,545)

Aggregate Income taxes	276,175	(14,347)

Under Section 10A of the Indian Income Tax Act, 1961, Xalted is entitled to tax holidays for its Software Technology Park unit located at Bengaluru. 100% tax holidays of profits are available for a period of first five consecutive fiscal years from the date of commencement of operations and 50% exemption of profits for the next five consecutive fiscal years respectively. These holidays expire in fiscal 2011.

Also, under Section 80-IC on the Income Tax Act, 1961, Xalted is entitled to tax holidays for its Software units located at Himachal Pradesh. 100% tax holidays of profits are available for a period of first five consecutive fiscal years from the date of commencement of operations and 30% exemption of profits for the next five consecutive fiscal years respectively. These holidays expire in fiscal 2015 for the first unit and fiscal 2019 for the second unit.

The reconciliation of estimated income tax expense at Indian statutory income tax rate to income tax expense reported in statement of income is as follows:

	2010	2009
	$	$
Income before income taxes	2,275,546	793,718
Indian statutory income tax rate	33.2175%	33.99%
Expected income tax expense	755,879	269,785
Adjustments to reconcile expected income tax expense to reported income tax expense:
Tax effect of temporary differences:
Deferred Taxes-
on Fair value on assets and liabilities	14,289	23,413
on Property, Plant and Equipment	(22,128)	(39,999)
on Salaries Payable	10,592	(23,854)
on Provision for Bad and Doubtful Debts	4,664	(70,658)
on Others (net)	(30,687)	(3,447)
Tax effect of permanent differences:
Tax holidays and income exempt from tax	(41,685)	-
Income taxed at different rates on account of MAT provisions	(460,506)	(151,186)
Others (net)	9,233	(18,401)
Earlier Year Taxes	36,524	-
Total taxes recognized in the statement of income	276,175	(14,347)

Under the Indian Income Tax Act, 1961, Xalted is liable to pay Minimum Alternate Tax (MAT). The excess tax paid as per MAT over and above the regular tax liability can be carried forward for a period of 10 years and can be set off against the future tax liabilities computed under regular tax provisions. Consequently, Xalted has recognized a deferred tax asset of $18,500/- on the same as of December 31, 2010.

The aggregate dollar and per share (basic) effects of tax exemptions are $ 42,355/- and $ 0.02 for the year ended December 31, 2010 and $ Nil and $ Nil, since Xalted was liable to pay MAT under the Income tax laws for the year ended December 31, 2009.

In assessing the realizibility of deferred tax assets, Xalted considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilizable. Xalted considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, Xalted believes it is more likely than not that it will realize the benefits of these deductible differences as on December 31, 2010. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry-forward period are reduced.

The components of net deferred tax asset are as follows:

	2010	2009
	$	$
Deferred tax assets:
Employee benefits
Gratuity	10,867	8,600
Leave Encashment	16,977	13,487
Fair Value of Director Loan	11,863	22,413
Provision for Doubtful Accounts	71,844	73,515
MAT credit available as per Income Tax Act, 1961	18,500	-
Accrued Liabilities	22,058	28,113
Others	9,589	12,117
Gross deferred tax assets	161,698	158,245
Less: Valuation allowance	-	-
Total deferred tax assets	161,698	158,245
Deferred tax liabilities:
Property, plant and equipment	26,688	47,202
Prepaid Rent	7,970	10,803
Total deferred tax liabilities	34,658	58,005
Net deferred income tax assets/(liabilities)	127,040	100,240

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" an interpretation of FASB Statement No. 109 ("FIN 48") (ASC Topic 740). The Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 (ASC Topic 740) is effective from fiscal year beginning on April 1, 2007. As a result of the adoption of FIN 48, (ASC Topic 740) Xalted did not have to recognize any increase/decrease in the liability for unrecognized tax benefits related to tax positions taken in prior periods.

Xalted has ongoing disputes with Indian Income tax authorities relating to tax treatment of certain items. These mainly include disallowed expenses, tax treatment of certain expenses claimed by Xalted as deductions, and computation of, or eligibility of certain tax incentives or allowances. Xalted is contesting the Income Tax Officer's order for the denial of section 10A benefits claimed by the Company under the Income Tax Act, 1961. The estimated contingency amounts to $ 224,949 as of December 31, 2010 and $ 141,592 as on December 31, 2009. The management believes that it has strong merits for this petition and hence it will not have the material adverse affect on Xalted's results of operations, liquidity or financial position.

The Company’s tax assessment is open for financial year 2008-2009 and 2009-10 for which the income tax authorities can review / audit Company's income tax filings.

21.	Earnings per share

Basic earnings per share and Diluted earnings per share are computed on the basis of the weighted average number of shares outstanding.

The components of basic and diluted earnings per share were as follows:

	2010	2009
	$	$
Net income attributable to Xalted Information Systems Private Limited’s shareholders	1,999,371	808,065
Average outstanding shares
Basic	2,205,000	2,205,000
Diluted	2,205,000	2,205,000
Earnings per share
Basic	0.91	0.37
Diluted	0.91	0.37

22.	Financial instruments

Fair value of financial instruments:

The carrying amounts reported in the balance sheet for cash and cash equivalents, investments in bank deposits, investments in mutual funds, accounts receivables, loans to others and other non-current assets, deposits, accounts payable and other liabilities approximate their respective fair values due to their short maturity.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis in accordance with SFAS No. 157 as of December 31, 2010:

	Level-1	Level-2	Level-3
	$	$	$
Assets and liabilities measured at fair values
Investment in Mutual Funds	172,538	-	-
Rent Deposits (Refer Note a)	-	-	112,057
Interest Free Loan to Director (Refer Note a)	-	-	430,298

Note a: Discounting rate used is based on fixed deposit interest rate offered by Bankers of the Company.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis in accordance with SFAS No. 157 as of December 31, 2009:

	Level-1	Level-2	Level-3
	$	$	$
Assets and liabilities measured at fair values
Rent Deposits (Refer Note a)	-	-	354,703
Interest Free Loan to Director (Refer Note a)	-	-	381,404

Note a: Discounting rate used is based on fixed deposit interest rate offered by Bankers of the Company.

Disclosure for fair value measurement of Investment in Mutual Funds as required by ASU 2009-12.

	2010	2009
	$	$
Liquid Mutual funds –Debt Based	172,538	-

The above category includes investments in debt funds that invest mainly into Debt instruments and Money Market Instruments and other form of liquid investments and dividend is being received and reinvested on daily basis. The fair values of the investments in this category have been estimated using the net asset value per share of the investments.

The Company has not entered into any type of derivative contracts as at December 31, 2010 and December 31, 2009.

23.	Employee Benefits

The Gratuity Plan

The following table sets forth the funded status of the gratuity plan of Xalted Information Systems Private Limited, and the amounts recognized in the balance sheet.

	2010	2009
	$	$
Accumulated benefit obligation	39,578	32,701
Change in projected benefit obligation
Projected benefit obligation at the beginning of the year	82,502	72,731
Service Cost	26,107	24,263
Interest Cost	6,358	5,576
Actuarial loss/(gain)	(7,331)	(10,684)
Benefits paid	(13,630)	(12,689)
Projected benefit obligation at the end of the year	94,006	79,197
Plan asset at fair value
Plan assets at the beginning of the year	56,145	33,139
Actual return on plan assets	3,572	(61)
Employer contribution	15,203	33,507
Benefits paid	(13,630)	(12689)
Plan asset at fair value at the end of the year	61,292	53,896
Funded status of the plan	(32,714)	(25,301)
Accrued benefit cost	(32,714)	(25,301)
The components of net gratuity cost are reflected below:
Service cost	26,107	24,263
Interest cost	6,358	5,576
Expected return on plan assets	(5,124)	(3,920)
Amortization of transition obligation	-	-
Gratuity Cost recognized in Statement of Income	27,341	25,919
Actuarial loss/(gain) recognized in Other Comprehensive
Income	(5,781)	(6,703)
Net gratuity cost	21,560	19,216

Weighted average assumptions used to determine net gratuity cost and benefit obligations:
Discount rate	8.40% p.a.	8.40% p.a.
Long-term rate of compensation increase	7.00% p.a.	7.00% p.a.
Rate of return on plan assets	9.00% p.a.	9.00% p.a.

The company assesses these assumptions with its projected long term plans of growth and prevalent industry standards. The company estimates the long-term return on plan assets based on the average rate of return expected to prevail over the next 15 to 20 years in the types of investments held. As of December 31, 2010 and 2009, the entire plan assets were invested with Gratuity plan funds managed by LIC.

Accumulated benefit obligation was $ 39,578/- and $32,701/- as at December 31, 2010 and 2009 respectively.

Leave Encashment

The following table sets forth the funded status of the leave liability of Xalted, and the amounts recognized in the balance sheet.

	2010	2009
	$	$
Accumulated benefit obligation	22,336	17,145
Change in projected benefit obligation
Projected benefit obligation at the beginning of the year	41,336	47,843
Service Cost	14,819	14,172
Interest Cost	3,030	3,438
Actuarial loss/(gain)	2,461	(11,935)
Benefits paid	(10,536)	(13,838)
Projected benefit obligation at the end of the year	51,109	39,680
Plan asset at fair value
Plan assets at the beginning of the year	-	-
Actual return on plan assets	-	-
Employer contribution	10,536	13,838
Benefits paid	(10,536)	(13,838)
Plan asset at fair value at the end of the year	-	-
Funded status of the plan	(51,109)	(39,680)
Accrued benefit cost	(51,109)	(39,680)
The components of leave encashment cost are reflected below:
Service cost	14,819	14,172
Interest cost	3,030	3,438
Expected return on plan assets	-	-
Amortization of transition obligation	-	-
Leave Encashment cost recognized in Statement of Income	17,849	17,610
Actuarial loss/(gain) recognized in Other Comprehensive Income	2,461	(11,935)
Net leave encashment cost	20,309	5,675
Weighted average assumptions used to determine net gratuity cost and benefit obligations:
Discount rate	8.40% p.a.	8.40% p.a.
Long-term rate of compensation increase	7.00% p.a.	7.00% p.a.

The contributions made to various employee benefit contribution funds are as follows:

	2010	2009
	$	$
Provident fund	100,621	88,270
Employee State Insurance (ESI) scheme	2,414	584
Total	103,035	88,854

24.	Segmental reporting

SFAS 131, "Disclosure about Segments of an Enterprise and Related Information" establishes standards for the way that public business enterprises report information about business segments and related disclosures about products and services, geographical areas and major customers.

The Chief Executive Officer (CEO) of the Company has been identified as the Chief Operating Decision Maker (CODM) as defined by ASC Topic 280. The CEO of the Company evaluates the segments based on their revenue growth, operating income and return on capital employed. Management of the Company is of the view that Xalted has only one business vertical, i.e. Telecom Industry and hence the disclosure requirements as per SFAS 131 are not applicable to the Company.

Geographic segment

The revenues that are attributable to countries based on location of customers are as follows:

	2010	2009
	$	$
India	5,361,525	3,992,740
USA	2,260,010	696,470
Nepal	176,405	249,459
South Africa	124,375	343,678
Singapore	-	26,736
Total	7,922,315	5,309,083

25.	Concentration of Credit Risk

Financial instruments that potentially subject Xalted to concentrations of credit risk principally consist of cash and cash equivalents, accounts receivable and unbilled revenues. Accounts receivable balances are typically unsecured and are derived from revenues earned from customers primarily located in India, United States of America and Nepal. The company monitors the creditworthiness of its customers to which it grants credit terms in the normal course of business.

The following table gives details in respect of percentage of revenues generated from top five and top ten customers:

Year ended December 31, 2010
Percentage
Revenues generated from top Five customers
Customer I- India	32%
Customer II- India	30%
Customer III- United States of America	27%
Customer IV- India	4%
Customer V- South Africa	2%
Total revenues from top ten customers	99%

Year ended December 31, 2009
Percentage
Revenues generated from top five customers
Customer I- India	47%
Customer II- India	16%
Customer III- United States of America	11%
Customer IV- India	7%
Customer V- South Africa	4%
Total revenues from top ten customers	97%

Xalted has a customer concentration of risk, as illustrated in the table below showing the aggregated accounts receivable and unbilled revenues for five largest customers as of December 31, 2010 and 2009, respectively.

	Year ended December 31, 2010
	Total accounts
	receivable and	Percentage
	Accrued Income
Customer A	2,388,976	44%
Customer B	1,592,132	29%
Customer C	1,052,790	19%
Customer D	202,183	4%
Customer E	83,980	2%
Others	102,663	2%
Total	5,422,724	100%

	Year ended December 31, 2009
	Total accounts
	receivable and Accrued	Percentage
	Income
Customer F	4,225,606	46%
Customer G	2,017,293	22%
Customer B	1,528,351	17%
Customer H	525,000	6%
Customer D	307,455	3%
Others	591,246	6%
Total	9,194,951	100%

Xalted also has a geographical concentration of credit risk relating to cash and equivalent held with banks in India comprising 100% of the balances as on December 31, 2010 and December 31, 2009.

26.

During the year 2010 the company has transferred the residual assets and liabilities of it’s hardware business which was discontinued in December 2007, to Xalted Technologies Pvt. Ltd., or Xalted Technologies, in exchange for the future payment to Xalted Technologies of $170,088 being the excess of liabilities of hardware business over it’s assets. As the financial statements were prepared under Indian GAAP in 2007 and there is no requirement to create reserve for discontinued operations and as such no reserve was created.

$
Details of Residual Assets of Hardware business was as per under:
Trade Accounts Receivable	6,498,842
Other Current Assets	4,025,113
Cash and Cash Equivalents	13,767
Total of Assets Transferred	10,537,722

Details of Residual Liabilities of Hardware business was as per under:
Trade Payable	10,707,810
Total of Liabilities Transferred	10,707,810

Net Amount Payable to Xalted Technologies	170,088

27.	Related Party Transactions

List of related parties where control exists and related parties with whom transactions have taken place and relationships:

Sr.
No.	Name of the Related Party	Relationship
1	Xalted Networks Inc	Holding Company
2	KM Assets Management Private Limited	Entities over which Directors are able to exercise significant influence
3	Sandalwood Consulting Private Limited	Entities over which Directors are able to exercise significant influence
4	Sandalwood Partners	Entities over which Directors are able to exercise significant influence
5	SEM India Systems Private Limited	Entities over which Directors are able to exercise significant influence
6	Xalted Technologies Private Limited	Entities over which Directors are able to exercise significant influence
7	Shri Pratap Kondamoori	Key Managerial Personnel
8	Shri Ajay Batheja	Key Managerial Personnel

Transactions and closing balances with the related parties:

As on 31-Dec-10 – Amount in USD
Sr. No.	Nature of Balance Sheet Transaction	Type of Relationship	Entity Name	Nature of Income Statement transaction for CY 09 & CY 10	Opening Balance	Additions	Deletions	Closing Balance	Income Statement Transaction amount
1	Financial Assets	Key Managerial Personnel	Pratap Kondamoori	Fair value on interest free loan to Director	397,320	32,977	-	430,298	32,459
2	Trade Accounts Receivable	Holding Company	Xalted Networks Inc	Revenue	546,909	2,229,522	2,786,432	-10,000	2,154,535
3	Other Current Assets	Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	11,158	-	11,158	-	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Consulting	Not Applicable	219,817	-	219,817	-	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Partners	Not Applicable	3,674	-	-	3,674	-
		Entities over which Directors are able to exercise significant influence	KM Asset Management Pvt. Ltd.	Not Applicable	1,794,242	208,882	2,003,124	-	-
		Key Managerial Personnel	Pratap Kondamoori	Not Applicable	11,605	4,017	-	15,622	-
4	Other Current Liabilities	Entities over which Directors are able to exercise significant influence	SEM India Systems Pvt. Ltd.	Not Applicable	979,224	149,520	626,079	502,666	-
5	Trade Payable	Holding Company	Xalted Networks Inc	Not Applicable	964,022	-	41,522	922,500	-
		Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	-	2,007,100	1,850,769	156,331	-
		Key Managerial Personnel	Ajay M. Batheja	Consultancy Charges	-	40,170	40,170	-	39,539

As on 31-Dec-09 - Amount in USD
Sr. No.	Nature of Balance Sheet Transaction	Type of Relationship	Entity Name	Nature of Income Statement transaction for CY 09 & CY 10	Opening Balance	Additions	Deletions	Closing Balance	Income Statement Transaction amount
1	Financial Assets	Key Managerial Personnel	Pratap Kondamoori	Fair value on interest free loan to Director	352,173	29,230	-	81,404	28,105
2	Trade Accounts Receivable	Holding Company	Xalted Networks Inc	Revenue	31,138	525,000	31,138	525,000	591,773
3	Other Current Assets	Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	-	10,711	-	10,711	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Consulting	Not Applicable	211,011	12,853	12,853	211,011	-
		Entities over which Directors are able to exercise significant influence	Sandalwood Partners	Not Applicable	3,527	-	-	3,527	-
		Entities over which Directors are able to exercise significant influence	KM Asset Management Pvt. Ltd.	Not Applicable	726,221	1,028,278	32,134	1,722,365	-
		Key Managerial Personnel	Pratap Kondamoori	Not Applicable	-	11,140	-	11,140	-
4	Other Current Liabilities	Entities over which Directors are able to exercise significant influence	SEM India Systems Pvt. Ltd.	Not Applicable	385,822	613,764	59,589	939,997	-
5	Trade Payable	Holding Company	Xalted Networks Inc	Not Applicable	1,638,779	-	713,375	925,403	-
		Entities over which Directors are able to exercise significant influence	Xalted Technologies Pvt. Ltd.	Not Applicable	-	-	-	-	-
		Key Managerial Personnel	Ajay M. Batheja	Consultancy Charges	2,849	38,560	41,410	-	37,076

28. Contingencies and commitments

Contingencies

i.

The Income Tax Assessing Officer has raised a demand for additional Tax liability for A.Y. 06-07, AY 07-08 and AY 08-09. The Company has made additional provision for Income Tax Demand Liability in respect of AY 2008-09 of $ 95,998/-. The Company is contesting the order of denial of section 10A benefits claimed by the Company in AY 2006-07, 07-08 and 08-09 under the Income Tax Act, 1961. The estimated contingency amounts to $ 224,949/- as of December 31, 2010 and $ 141,592/- as on December 31, 2009. The management believes that it has strong merits for this petition and hence it will not have the material adverse affect on Xalted's results of operations, liquidity or financial position and has filed an Appeal to the Commissioner of Income Tax.

Legal Proceedings

(a)

The Company has an ongoing dispute with one of their Customers in Africa in view of the SOW (Statement of Work) changing at regular intervals and new requirements being added regularly against what has been agreed as per Contract. The Company had received a Notice from the Customer about the cancellation of the Contract almost more than 8 months back and has not heard from them thereafter. In view of the uncertainty in realization of the amount of $ 216,284 due from this Customer, the Company as a prudent and conservative measure had made a Provision in the books for the entire amount of $ 216,284.

(b)

In April 2010, a petition was filed against Xalted Information in the High Court of Karnataka at Bangalore by Arasor Corporation (“Arasor”), a Delaware company. The High Court is the principal court of original jurisdiction in the Indian state of Karnataka, sitting in the city of Bangalore. The petition sought an order under Sections 433 and 434 of the Companies Act of 1956 for the winding up of Xalted Information, based on allegations that Xalted Information did not pay for communications equipment sold and shipped by Arasor an aggregate of $4.5 million. The Company maintains that it never received the equipment which is alleged to have been shipped to them. This type of claim, and the type of relief sought, is not unusual in India.

The petition was heard by a single judge, sometimes also called a “Single Bench Judge,” in the High Court in Karnataka. Any judicial panel comprised of two judges in a given court is referred to in India as a “Division Bench.” The Single-Bench Judge found sufficient evidence to hold a hearing on Arasor’s complaint to “wind-up” Xalted Information Systems on November 10, 2010. On December 14, 2010, Xalted Information filed an appeal of that decision before a Division Bench of the same High Court. On January 19, 2011, the two-judge panel stayed the November 10, 2010 order of the Single Bench Judge and all further proceedings in the action filed by Arasor, pending the appeal.

After submission of written arguments, a hearing on the appeal was conducted in March 2011, a further hearing was set for June 9, 2011, and the earlier stay was continued during the pendency of the appeal. In June 2011, Xalted Information filed an additional application with the two-judge panel to request dismissal of the claims against it on the basis that Arasor’s corporate status was “void” in Delaware and “forfeited” in California, and that Arasor therefore was without corporate power and authority to maintain or prosecute the action. On October 15, 2011, the Division Bench heard the appeal filed by Xalted Information and set aside the order of admission of the petition. The Division Bench Court determined that the order passed by the Single Judge Court did not fully take into consideration the defenses presented by Xalted Information and remanded the matter back to the Single Bench Judge to hear the evidence of both parties again, as to whether there was sufficient evidence to admit the petition for trial. The Divisional Bench Court also ruled that Xalted Information is permitted to raise all defenses, including the defense of the non-existence of Arasor Corporation. The Company’s India Lawyers had argued before the Single Judge and filed an application for dismissal of the petition on the above grounds and the matter is likely to be heard during the last week of March, 2012.

The Company's India lawyers have informed the Management that they believe the Company has a strong legal position and a good chance of success in the proceedings which will take place before the Single Bench Judge. However, if Xalted Information is unsuccessful in the proceedings before the Single Bench Judge, the Single Bench Judge decision can be appealed to the Divisional Bench and, if necessary, to the Supreme Court. Should the appeals fail, there will be a trial before the Single Bench Judge on the Arasor “winding up” petition. Should Xalted Information lose the trial, Xalted Information would appeal the decision to the Divisional Bench and, if required, appeal the trial decision before the Supreme Court. Should Xalted Information fail in the hearing, the trail and its appeals, Xalted Information would be subject to judicial liquidation in India, if Xalted Information is unable to pay the amount of the judgment. The Company’s India Lawyers have also informed the management that there is no loss contingency required, as the legal claim is not for payment of money but for the “winding-up of the Company”. The management team of the Company has determined based upon the merits of its legal case that the likelihood of a loss is remote and no financial reserve is required.

Operating leases

Rental expense for operating leases amounted to $237,754 and $294,262 for the year ended December 31, 2010 and 2009 respectively. The future minimum lease commitments of Xalted under operating lease period are as follows:

2010
Year ended December 31,	$
2011	79,002
2012	-
Total obligation	79,002

2009
Year ended December 31,	$
2010	128,351
2011	75,837
Total obligation	204,188

29.	Stockholder’s Equity

Common Stock

As at December 31, 2010 and December 31, 2009, company has issued 2,205,000 equity shares of par value of Rs 10/- ($ 0.22) each to Xalted Networks Inc. (Parent company) and its nominees. The Company has not paid any cash dividends on common stock. There is no current anticipation of paying cash dividends in future.

30.	Subsequent events

On July 21, 2011, the Board of Directors have authorized the financial statements as per US GAAP. Hence, events between January 1, 2011 to July 21, 2011 have been considered as subsequent events for ascertaining the adjustment to be made to the financial statements.

The Company owned a leasehold land in Whitefield, Bangalore which was allotted to the Company by Karnataka Industrial Areas Development Board (KIADB) in 2004. The Company being unable to fulfill the conditions laid down by KIADB, sold the leasehold land on 14th January, 2011 to Krishil Tech Park Private Ltd., Bengaluru, (a related party) with Mr. Pratap. S. Kondamoori and Mr. Rajendra Manikonda, Directors of the Company being also nominated Directors in Krishil Tech Park Pvt. Ltd., in order to fulfill the conditions laid down by KIADB with no vested interest, for a total consideration of $ 781,076/-.The Book Value of Land as on 31st December, 2010 is $ 803,412/-.

Xalted Networks Inc. was formed on March 14, 2011 by Xalted Holding Corporation, which was formerly known as Xalted Networks Inc. Xalted Networks Inc is a holding company and does not have any operations. On March 16, 2011, Xalted Holding Corporation transferred to its 100% subsidiary, Xalted Networks Inc, its 45.87% record ownership of Xalted Information Systems Pvt. Ltd., the beneficial ownership of the remaining 54.13%, and all of Xalted Holding Corporation’s rights under a Share Exchange and Restricted Stock Purchase Agreement dated October 1, 2004, as amended, in exchange for the issuance to Xalted Holding Corporation of 99 shares of the common stock of Xalted Networks Inc. The transfer of the equity and other interests in Xalted Information Systems Pvt. Ltd. to Xalted Networks Inc will be presented in the consolidated financial statements as a recapitialization.

On May 13, 2011, Kranem Corporation ("Kranem") executed agreements to acquire three convertible promissory notes issued by Xalted Holding Corporation, or the Notes, in exchange for the issuance of 2,094,159 newly issued shares of common stock of Kranem, to Imprenord ME, the holder of a Note in the principal amount of $1,750,000; 598,331 newly issued shares of common stock of Kranem, to Empire Capital Partners, L.P., the holder of a Note in the principal amount of $500,000; and 299,166 newly issued shares of common stock of Kranem, to Peter Richards, the holder of a Note in the principal amount of $250,000. On May 13, 2011, Kranem acquired the wholly-owned subsidiary of Xalted Holding Corporation, Xalted Networks Inc., in exchange for the issuance to Xalted Holding Corporation of 2,326,844 newly issued shares of common stock of Kranem, and the cancellation of the Notes. The shares issued by Kranem to Xalted Holding Corporation and to the holders of the Notes constituted 35% (Xalted Holding), 31.5% (Imprenord ME), 9% (Empire Capital Partners, L.P.) and 4.5% (Peter Richards), of Kranem's issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. As a result of Kranem's acquisition of Xalted Networks, Kranem now own all of the issued and outstanding capital stock of Xalted Networks Inc., the holding company of Xalted Information Systems Private Ltd., India

For T.R. Chadha & Co.	For and on behalf of Board of Directors
Chartered Accountants

/s/ Vikas Kumar
Vikas Kumar	/s/ Ajay Batheja
Partner	Ajay Batheja
Director & CEO

______________
Place : Mumbai	B V Naidu
Date : 05-03-12	Director

Kranem Corporation

Unaudited Pro Forma Consolidated Financial Statements
December 31, 2010
(Stated in US Dollars)

On May 13, 2011, Kranem Corporation (“Kranem”) consummated a share exchange transaction with Xalted Holding Corporation (“Xalted Holding”), a Delaware corporation, pursuant to which Kranem acquired the wholly-owned subsidiary of Xalted Holding, Xalted Networks, Inc. (“Xalted Networks”), a Delaware corporation, in exchange for the issuance to Xalted Holding of 2,326,844 newly issued shares of Kranem’s common stock, and the cancellation of three convertible promissory notes issued by Xalted Holding in exchange for the issuance of shares of the Company’s common stock, to Imprenord ME, Empire Capital Partners, L.P. and Peter Richards, the holders of such notes.

The unaudited pro forma information is based upon the historical financial statements of Kranem and the consolidated historical financial statements of Xalted Information Systems (Pvt.) Ltd (“Xalted Information”), the operating company of Xalted Networks.

The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. We originally accounted for these transactions using the purchase method of accounting. On October 4, 2011, after consultation with our independent auditor, De Joya Griffith & Co. LLC, or De Joya, and other financial and legal advisors, our board adopted resolutions to reclassify these transactions as a reverse recapitalization.

The pro forma consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

		December 31, 2010
			Xalted	Xalted		Pro Forma
		Kranem	Networks	Information	Adjustments	Combined
		Amount	Amount	Amount	Amount	Amount
Revenues	$			$7,922,315	$0	7,922,315
Cost of revenues				5,078,414	0	5,078,414
Gross profit				2,843,901	0	2,843,901
Operating expenses
Selling and marketing expenses				418,451	0	418,451

General and administrative expenses		9,557		545,648	0	555,205
Total operating expenses		9,557		964,099	0	973,656
Income from operations		(9,557)		1,879,802	0	1870,245
Other income (expenses)
Interest income

Interest expense				20,634	0	20,634

Other income, net				416,378	0	416,378
Total other income (expenses)				395,744	0	395,744
Income before income taxes		(9,557)		2,275,546	0	2,265,989
Provision for income taxes				276,175	0	276,175
Net income		$(9,557)		$1,999,371	$0	1,989,814

Kranem Corporation
Unaudited Pro Forma Consolidated Balance Sheet
December 31, 2010
(Stated in US Dollars)

		December 31, 2010
				Xalted	Xalted		Proforma
		Kranem		Networks	Information	Adjustments	Consolidated
		Amount		Amount	Amount	Amount	Amount
ASSETS
Current Assets
Cash and cash equivalents	$		$		$545,374	$0	$545, 374
Available for sale financial assets					172,538,	0	172,538,
Financial assets					455,856	0	455,856
Accounts receivables, net of allowances					5,422,724	0	5,422,724
Accounts receivables, related parties
Inventories					145,023	0	145,023
Deferred tax assets, net					123,838	0	123,838
Current tax assets net of provisions for income tax					463,021	0	463,021
Prepaid expenses and other current assets					176,712	0	176,712
Total Current Assets					7,505,086	0	7,505, 086
Non-Current Assets
Property, plant and equipment, net					1,001,511	0	1,001,511
Intangible assets, net					47,730	0	47,730
Financial assets					81,925	0	81,925
Deferred tax assets, net					3,202	0	3,202
Other Non-Current Assets					173,071	0	173,071
Total Non-Current Assets					1,307,439	0	1,307,439
TOTAL ASSETS	$			$1	$8,812,525	$0	$8,812, 525
LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$		$		$1,473,734	$0	$1,473,734
Accounts payable – related parties					1,078,831	0	1,078,831
Deferred revenues					88,215	0	88,215
Current tax liability, net of tax assets					156,451	0	156,451
Other Current Liabilities					904661	0	904661
Total Current Liabilities					3,701,892	0	3,701,892
Non-Current Liabilities
Long-term provisions					92,862	0	92,862
Total Non-Current Liabilities					92,862	0	92,862
STOCKHOLDERS’ EQUITY
Preferred Stock, no par value, 10,000,000 shares authorized, no shares issued and outstanding
Common Stock , no par value, 50,000,000 shares authorized, 4,267,125 shares issued and outstanding
Common Stock – par value Rs. 10- ($0.22) per share (5,000,000 and 5,000,000 equity shares authorized and 2,205,000 and 2,205,000 equity shares issued as of December 31, 2010and 2009 respectively)					472,004,	0	472,004,
Additional paid-in capital
Retained earnings					4,249,737	0	4,249,737
Currency Translation Reserve					281,015	0	281,015
Accumulated other comprehensive income					15,015	0	15,015
Total Shareholders’ Equity					5,017,771	0	5,017,771
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY					8,812,525	0	8,812,525

EXHIBIT INDEX

Exhibit No.	Description
2.1

Share Exchange Agreement, dated May 12, 2011, among the Company, Xalted Networks, Inc. and Xalted Holding Corporation [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 16, 2011]

3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed on December 8, 2004]

3.2	Bylaws of the Company [incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed on December 8, 2004]

10.1

Assignment of Note Agreement, dated May 13, 2011, among the Company, Xalted Holding Corporation, Imprenord, ME, Empire Capital Partners, L.P., and Peter Richards [incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 16, 2011]

10.2

Extension of Assignment of Note Agreement between Xalted Holding Corporation, Imprenord ME, Empire Capital Partners, LP, and Peter J. Richards, effective May 6, 2011 [incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.3

Consulting Agreement, effective on October 1, 2005, between Xalted Information Systems Pvt. Ltd. and Ajay Batheja [incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.4

Share Exchange and Restricted Stock Purchase Agreement between Xalted Networks, Inc., Xalted Information Systems, Pvt., Ltd., Rajendra Manikonda and Pratap (Bob) Kondamoori, dated as of October 1, 2004 [incorporated by reference to Exhibit 10.48 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.5

Amendment to Exchange Agreement and Option to Purchase and Right to Distributions Agreement between Xalted Networks, Inc., Rajendra Manikonda and Pratap (Bob) Kondamoori, effective on February 15, 2006 [incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.6

Stock Purchase Agreement between Xalted Information Systems, Pvt., Ltd., Pratap Kondamoori and Raj Manikonda, dated February 15, 2006 [incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.7

Transfer Agreement between Xalted Holding Corporation, Xalted Networks, Inc., and Xalted Information Systems, Pvt., Ltd., dated as of March 16, 2011 [incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on January 12, 2012]

10.8	Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004

10.9	Assignment Agreement between Xalted Networks, Inc. and Xalted Information Systems, Ltd. Pvt in respect of the Satyam Agreement dated March 1, 2005

10.10	Renewal Amendment No.1 to the Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004, effective on July 25, 2008

10.11	Renewal Amendment No.2 to the Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004, effective on July 25, 2008

10.12	Renewal Amendment No.3 to the Agreement between Xalted Networks, Inc. and Satyam Computer Services Ltd. dated September 15, 2004, effective on May 1, 2010

10.13*	Agreement for Supply of Products between Xalted Networks Inc. and Ericsson India Private Limited dated May 10, 2009

10.14*	Stock Purchase Agreement, dated November 30, 2011, between Kranem Corporation, a Colorado corporation, Alfa Sistemi, an Italian corporation, Mr. D’Alesio, the CEO of Alfa Sistemi, and the Sellers of Alfa Sistemi

10.15*	Stock Purchase Agreement effective on November 1, 2011 between Kranem Corporation, a Colorado corporation, Adora, an Italian corporation, Mr. Santangelo, the CEO of Adora, and the equity holders of Adora

10.16	The Series BB and CC Stock Purchase Agreement, the Schedule of Exceptions, and the Related Agreements referenced in the Exhibit 10.4 above

16.1	Letter from De Joya Griffith & Company, LLC

16.2	Letter from T R Chadha & Co

21.1	Subsidiaries of the Company [incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on May 16, 2011]

*Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the omitted information has been filed separately with the Securities and Exchange Commission.